UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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CORNING INCORPORATED
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CORNING

2024 Notice of Annual Meeting of Shareholders & Proxy Statement

“We continue to make solid progress advancing our market leadership, strengthening our profitability, and improving our cash flow generation, even in a lower-demand environment. In 2024, we will build on our actions and initiatives while continuing to create life-changing innovations that make the world just a little bit better.”

Dear Fellow Shareholder,

Corning Incorporated will host its 2024 virtual Annual Meeting on May 2 at noon Eastern Time.

This meeting is your opportunity to hear about Corning’s 2023 accomplishments, performance, and innovations as well as our expectations for the future. During the meeting, shareholders will vote on the annual election of directors, the advisory approval of our executive compensation, and the ratification of Corning’s independent registered public accounting firm for 2024.

Longstanding shareholders know that life-changing innovation is our purpose and drives everything that we do. And the essence of what we do at Corning is invent, make, and sell innovations that make the world just a little bit better. We drive durable, multiyear growth by inventing category-defining products, developing scalable manufacturing platforms, and building strong, trust-based relationships with customers who are leaders in their industries.

At the start of 2023, we introduced plans to improve profitability and cash flow. Throughout the year, we took action to restore our productivity ratios to historical levels and raised prices to more appropriately share inflation with our customers. Our results demonstrate that we continue to make solid progress advancing market leadership, strengthening our profitability, and improving our cash flow generation even in the lower-demand environment that we are experiencing.

We entered 2024 operationally strong, and we remain confident that key industry growth drivers are intact. These include wireless, broadband, 5G, cloud computing, and artificial intelligence in Optical Communications, increased screen sizes in Display Technologies, tighter emission regulations that drive more and better filtration in Environmental Technologies, and the need for more advanced cover materials in Mobile Consumer Electronics. Therefore, we expect our markets to normalize in the midterm and return to growth. We are well-positioned to capture that growth with our strong market positions, established production capacity, and the necessary technical capabilities. This gives us the opportunity to deliver powerful incremental profit and cash to our shareholders.

Across our markets, we continue to move the world forward. I am proud that we continue to set the standard for durable, high-performance smartphone cover materials, such as Corning® Gorilla® Armor, which is featured on Samsung’s Galaxy S24 Ultra. I am proud that we continue to advance optical innovations in broadband, 5G, cloud computing, and artificial intelligence. And I am proud that we are advancing the driving experience by creating the next generation of automotive-interior displays; in fact, CES® named our LivingHinge™ Technology a 2024 “Best of Innovation Honoree” for enabling displays to dynamically bend.

We are committed to making the world a better place, not only with our innovations, but also with our actions. Corning strengthens the economy and enhances the quality of life in the communities where we live and work with investments that include support for libraries, daycare centers, schools, arts and cultural organizations, economic development initiatives, and infrastructure improvements. And for the second year in a row, Corning received a score of 100 on the Human Rights Campaign Foundation’s Corporate Equality Index.

In 2024, we will build on our progress while continuing our mission to create life-changing innovations. I am grateful to our shareholders for being on this journey with us, and I look forward to sharing more details at the Annual Meeting.

You’ll find the formal meeting notice and the proxy statement in the following pages. I encourage you to vote your proxy card by phone or online by May 1 so your shares will be represented at the meeting.

Thank you for your investment in Corning and your participation in our governance process.

Sincerely,

Wendell P. Weeks

Chairman of the Board and Chief Executive Officer

Thursday, May 2, 2024
12 noon Eastern Time
To be held virtually at: virtualshareholdermeeting.com/ GLW2024

How to Attend Our
Annual Meeting:

Our 2024 Annual Meeting will be held in a virtual-only format. You will not be able to attend the Annual Meeting physically.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 5, 2024. The live audio webcast of the meeting will begin promptly at 12 noon Eastern Time. Online access to the meeting will open 30 minutes prior to its start. We encourage you to access the meeting in advance of the designated start time.

To attend and vote your shares during the Annual Meeting, you will need to log in to virtualshareholdermeeting. com/GLW2024 using, (i) for record holders, the control number found on your proxy card or the notice you previously received, or (ii) for holders who own shares in street name through brokers, the control number issued to you by your brokerage firm. You may vote during the Annual Meeting by following the instructions available on the website during the meeting. If you do not have a control number, you may log in as a guest, although you will not be able to vote during the meeting.

We urge you to vote and submit your proxy in advance of the meeting using one of the methods described in the proxy materials whether or not you plan to attend the Annual Meeting. You may vote your shares in advance at ProxyVote.com.

ITEMS OF BUSINESS

1.	Election of 14 directors to our Board of Directors for the coming year;
2.	Advisory approval of our executive compensation (Say on Pay);
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024; and
4.	Any other business or action that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

WHO CAN VOTE

You may vote at our 2024 Annual Meeting if you were a shareholder of record at the close of business on March 5, 2024.

Your vote is important to us. Please exercise your right to vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 2, 2024: our proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2023 and other materials are available on our website at corning.com/2024-proxy.

Sincerely,

Linda E. Jolly
Vice President and Corporate Secretary
March 22, 2024

VOTE RIGHT AWAY

Your vote is very important. Please promptly submit your proxy or voting instructions by Internet, telephone or mail to ensure the presence of a quorum. You may also vote during our Annual Meeting (subject to the circumstances described in the box at left). If you are a shareholder of record, you may vote during the meeting using the control number on the proxy card or the notice previously provided to you. If your shares are held in the name of a broker, nominee or other intermediary, such party can provide the control number to you. Shareholders without a control number may still attend the meeting as guests.

By telephone	By mail	By Internet
Dial toll-free 24/7 1-800-690-6903	Cast your ballot, sign the proxy card and send by mail	Visit 24/7 ProxyVote.com
2	CORNING 2024 PROXY STATEMENT

CORNING 2024 PROXY STATEMENT	3

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm	94
Fees Paid to Independent Registered Public Accounting Firm	95
Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services of Independent Registered Public Accounting Firm	96
Report of the Audit Committee	96

Frequently Asked Questions About the Meeting and Voting	98
Code of Ethics	103
Incorporation by Reference	104
Additional Information	104
Appendix A	105
Corning Incorporated and Subsidiary Companies Reconciliation of Non-GAAP Measures	105

Forward-Looking Statements and Materiality Disclaimer

The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements that are intended to take advantage of the “safe harbor” provisions of the federal securities law. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “seek,” “believe,” “hope,” “want,” “strive,” “aim,” “goal,” “target,” “estimate,” “predict,” “potential,” “continue,” “contemplate,” “possible,” and similar words are intended to identify forward-looking statements. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. Our actual future results, including the achievement of our targets, goals or commitments, could differ materially from our projected results as a result of changes in circumstances, assumptions not being realized, or other risks, uncertainties and factors. Such risks, uncertainties and factors include but are not limited to unexpected delays, difficulties, and expenses in executing against our environmental, climate, diversity and inclusion or other “ESG” targets, goals and commitments outlined in this document, or our ability execute our strategies in the time frame expected or at all, changes in laws or regulations affecting us, such as changes in data privacy, environmental, safety and health laws and the risk factors discussed in our filings with the U.S. Securities and Exchange Commission, including our annual reports on Form 10-K and quarterly reports on Form 10-Q.

Historical, current, and forward-looking environmental and social-related statements may be based on standards for measuring progress that are still developing, and internal controls and processes that continue to evolve. Forward-looking and other statements in this document may also address our corporate responsibility and sustainability progress, plans, and goals, and the inclusion of such statements is not an indication that these contents are necessarily material for the purposes of complying with or reporting pursuant to the U.S. federal securities laws and regulations, even if we use the word “material” or “materiality” in this document.

Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

4	CORNING 2024 PROXY STATEMENT

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting. As used in this proxy statement, “Corning,” the “Company” and “we” may refer to Corning Incorporated itself, one or more of its subsidiaries, or Corning Incorporated and its consolidated subsidiaries.

Proposals That Require Your Vote

Proposal	Board Vote Recommendation	More Information
1 Election of 14 directors	For Each Nominee	page 35
2 Advisory approval of our executive compensation (Say on Pay)	For	page 56
3 Ratification of appointment of independent registered public accounting firm	For	page 94
Annual Meeting of Shareholders
Date and Time: May 2, 2024, 12 noon Eastern Time
To be held virtually at: virtualshareholdermeeting. com/GLW2024
Record Date: March 5, 2024
Admission: See the instructions contained in “Frequently Asked Questions about the Meeting and Voting” on page 98. On March 22, 2024, we posted this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2023 on our website at corning.com/2024-proxy and began mailing them to shareholders who requested paper copies.
CORNING 2024 PROXY STATEMENT	5

Proxy Statement Summary

Business Information – Who We Are

Corning is vital to progress – in the industries we help advance and in the world we share. For more than 170 years, Corning has combined its unparalleled expertise in glass science, ceramic science and optical physics with deep manufacturing and engineering capabilities to develop category-defining products that transform industries and enhance people’s lives.

Our materials science and manufacturing expertise, boundless curiosity and commitment to purposeful invention place us at the center of the way the world works, learns and lives. In addition, our sustained investment in research, development and engineering capabilities means we are always ready to solve the toughest challenges alongside our customers. Our innovation approach delivers long-term value for Corning and its shareholders.

We are best-in-the-world in three core technologies, four manufacturing and engineering platforms, and five market-access platforms. Corning directs 80 percent or more of our resources to opportunities that draw from at least two of these capabilities sets. We believe this approach increases our likelihood of success, reduces the cost of innovation, creates higher barriers to entry for our competitors, and ultimately delights our customers.

The core of what we do is invent, make, and sell. We create value by inventing category-defining products, developing scalable manufacturing platforms, and building strong, trust-based relationships with customers who are leaders in their industries.

—Wendell P. Weeks, Chairman and Chief Executive Officer

Our reportable segments are as follows:

Reportable Segments*	2023 Core Net Sales %	Segment Description
Optical Communications		manufactures carrier and enterprise network components and solutions for the telecommunications industry
Display Technologies		manufactures high quality glass substrates for flat panel displays including liquid crystal displays and organic light-emitting diodes
Specialty Materials		manufactures glass, glass ceramics and other advanced optic materials to meet a wide range of advanced needs in diverse industries
Environmental Technologies		manufactures ceramic substrates and filters for emissions control systems in mobile applications
Life Sciences		develops, manufactures and supplies labware, equipment, media, serum and reagents to enable workflow solutions for drug discovery and bioproduction

* All other businesses that do not meet the quantitative threshold for separate reporting have been grouped as “Hemlock and Emerging Growth Businesses.” Net sales for this group are mainly attributable to Hemlock Semiconductor Group (HSG), an operating segment producing solar and semiconductor products. The Emerging Growth Businesses consists primarily of our pharmaceutical technologies business, automotive glass solutions business and the emerging innovations group. Hemlock and Emerging Growth Businesses represented 10% of our 2023 Core Net Sales.

6	CORNING 2024 PROXY STATEMENT

Proxy Statement Summary

Our 2023 Results

2023 GAAP Results	$12,588 million Net Sales	$0.68 (diluted Earnings Per Share)
2023 Core Results*	$13,580 million Core Net Sales	$1.70 (diluted Earnings Per Share)
2023 Cash Flow Results	$2,005 million Cash Flows from Operating Activities	$880 million Adjusted Free Cash Flow*

*Refer to Appendix A for more information.

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, we adjust certain measures included in our consolidated financial statements to arrive at measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and exclude specific items that are non-recurring, related to foreign exchange volatility, or unrelated to continuing operations. These measures are our Core Performance Measures. Our management uses Core Performance Measures, along with financial measures in accordance with GAAP, to make financial and operational decisions. We believe that sharing our Core Performance Measures with investors provides greater visibility into how we make business decisions. Accordingly, these measures also form the basis for our compensation program metrics.

Items that are excluded from certain Core Performance calculations include: the impact of translating Japanese yen-denominated debt, the impact of translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment and other charges and credits, certain litigation, regulatory and other legal matters, pension mark-to-market adjustments and other items which do not reflect on going operating results of the Company. More information on these items can be found in Appendix A.

Corning utilizes constant-currency reporting for our Display Technologies, Environmental Technologies, Specialty Materials and Life Sciences segments for the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar, and the euro, as applicable to the segment. The Company believes that the use of constant-currency reporting allows investors to understand our results without the volatility of currency fluctuations.

These non-GAAP measures are not an alternative to, or a replacement for, financial results determined in accordance with GAAP. Please see Appendix A to this proxy statement for a reconciliation of the non-GAAP measures we use in this proxy statement to the most directly comparable GAAP financial measures.

CORNING 2024 PROXY STATEMENT	7

Proxy Statement Summary

2023 Performance Highlights: Delivering Operational Objectives

At the start of 2023, we introduced plans to improve profitability and cash flow. Throughout the year, we took action to restore our productivity ratios to historical levels and to raise price to more appropriately share inflation with our customers. Our results demonstrated that we continue to make solid progress advancing market leadership, strengthening our profitability, and improving our cash flow generation even in the lower-demand environment that we are experiencing.

Although demand in most of our markets is temporarily depressed due to supply chain corrections and macroeconomic factors, we are entering 2024 operationally strong and we remain confident that key industry growth drivers are intact: specifically, wireless, broadband, 5G, cloud computing and advanced artificial intelligence in Optical communications, increased screen sizes in Display Technologies, tighter emission regulations that drive more and better filtration in Environmental Technologies and the need for more and more advanced cover materials in Mobile Consumer Electronics. Additionally, we have built competitively-advantaged positions in the markets in which we participate and we believe we are the technology leader, as well as the lowest-cost producer, in those markets.

Therefore, as we expect our markets to normalize in the midterm, we believe we are well-positioned with the production capacity and technical capabilities necessary to capture this growth opportunity and deliver powerful incremental profit and cash to our shareholders.

2023 HIGHLIGHTS

•	Helping industry leaders advance the form and function of smartphones through step changes in engineered glass and glass-ceramics.
•	Color-infused glass: Corning built on its deep relationship with Apple to deliver durable color-infused glass – a first for any smartphone – for the iPhone 15 and iPhone 15 Plus. Apple’s new devices also feature Ceramic Shield, a highly transparent, color-free glass-ceramic, which offers unparalleled durability and toughness for smartphones.
•	Ultra-thin bendable glass: For half a century, Corning has helped propel display and cover glass technologies in Korea – a global consumer-electronics innovation hotspot – with industry leaders like Samsung. Building on these relationships, Corning announced plans to expand capabilities in the region and create a hub for ultra-thin bendable-glass manufacturing.
•	Advancing precision automotive glass to facilitate technology-rich interiors and enhance user interfaces for a more connected and safer driving experience. Corning announced a new collaboration with longtime customer AUO Corporation to expand and accelerate the production of AUO’s industry-leading, large-format curved display modules. In the announcement, AUO highlighted how Corning’s innovative ColdForm™ Technology advances sustainable practices while enabling differentiated designs.
•	Contributing to global climate initiatives through innovative practices and products.
•	The Science Based Targets Initiative validated Corning’s near-term science-based reduction targets for Scope 1 and Scope 2 emissions, determining them to be in line with the Paris Agreement’s goal to limit the global average temperature increase to 1.5° Celsius.
•	The Company launched a Scope 3 emission reduction program with key strategic suppliers.
•	The Company also built on its announcement of Corning® Viridian™ Vials – which reduce waste and carbon emissions in the pharmaceutical supply chain – with a suite of life sciences products that provides benefits ranging from renewable materials and sustainable packaging, to supply chain diversity, to energy efficiency and water conservation.
•	Corning also provided a hyperspectral imaging sensor that enables Orbital Sidekick’s recently launched satellites to detect pipeline leaks and other environmental issues.
8	CORNING 2024 PROXY STATEMENT

Proxy Statement Summary

Over the past five years, including 2023, Corning has returned $7 billion to common shareholders through share repurchases and dividends. We have grown our dividend 40 percent since 2019, and our dividend yield is in the top quartile of the S&P 500. Corning is well-positioned to drive durable and profitable long-term growth through strategic investment decisions and a strong balance sheet.
ANNUAL DIVIDENDS PER COMMON SHARE AND INCREASE OVER PRIOR YEAR

CORNING 2024 PROXY STATEMENT	9

Proxy Statement Summary

Sustainability Matters at Corning

We believe that our innovations have transformed industries, enhanced people’s lives and addressed some of society’s biggest challenges. In accordance with Corning’s Values, we also believe a commitment to improved environmental, social and governance-related business practices increases shareholder value, drives performance, strengthens our Company, increases our connection with our shareholders, and helps us better serve our customers and the communities in which our employees live and we operate. We see these commitments as new opportunities to deliver value to our shareholders, our employees, our customers, and the wider world.

Corning Sustainability Governance Structure

Our commitment to sustainability starts at the top of our organization. Four committees of our Board of Directors provide oversight in the development and execution of our sustainability efforts. These board committees receive briefings on relevant sustainability impact areas at every committee meeting. Our Office of the CEO (OCEO) has ultimate accountability for our strategy and performance, coordinating five sustainability categories. Each of the five categories bundle several related sustainability topics and are overseen by individual Advice & Consent Committees (ACC). Each ACC consists of expert senior leaders and our vice president of sustainability and climate initiatives. Our MAPs are responsible for implementing Corning’s sustainability efforts throughout the business.

Our vice president of sustainability and climate initiatives, reporting to our executive vice president and chief strategy officer, leads our Sustainability Center of Excellence. Working closely with our senior leadership team, the OCEO, and sustainability leads from our MAPs and other business units, this position oversees the Company’s sustainability efforts and progress toward our goals.

Employees at every level contribute to the achievement of our sustainability goals. Many decide to go even further by joining the Corning Sustainability Network. Marking its second year in 2023, this grassroots initiative gives employees an opportunity to broaden their sustainability knowledge, participate in community events, and network with other Corning employees who share their passion.

10	CORNING 2024 PROXY STATEMENT

Proxy Statement Summary

Our Commitment to Sustainability

Corning demonstrates its commitment to environmental, social, governance and human capital matters, and its Values, in many ways that can be explored in our 2023 Sustainability Report and our Sustainability website, both which can be found at corning.com/sustainability.

CLIMATE

•

In 2021, Corning committed to reduce Scope 1 and 2 GHG emissions by 30% (absolute basis) and relevant Scope 3 GHG emissions by 17.5% (absolute basis) by 2028 compared to a 2021 baseline.

•

In furtherance of its Scope 1, 2 and 3 GHG emissions goals set in 2021, in 2023 Corning invested more than $10 million on site-level energy reduction-related projects.

•

In 2023, the Science Based Targets Initiative (SBTI) approved our near-term science-based emissions reduction targets, underscoring our commitment first announced in 2021 to set near-term Company-wide emission reductions in line with climate science, and aligning with the goals of the Paris Agreement to limit global warming to 1.5°C above pre-industrial levels.

ENVIRONMENTAL STEWARDSHIP

•

Corning is committed to protecting the environment through the continuous improvement of our processes, products and services. For example, Corning recently celebrated 50 years of production of ceramic substrates and particulate filters, which have prevented more than 4 billion tons of hydrocarbons, 4 billion tons of nitrogen oxides, and 40 billion tons of carbon monoxide from entering the atmosphere since 1970.

•

We are proud of our sustained participation and strong performance in the ENERGYSTAR® programs. In 2023, the EPA named Corning as an ENERGYSTAR® Partner of the Year for the tenth consecutive year. The achievement marked a decade of recognition by the U.S. EPA for effective energy management practices. Only 10 companies have consistently achieved ENERGYSTAR® Partner of the Year for a decade.

•

In 2023, Corning received the ENERGYSTAR® Sustained Excellence Award and 11 Corning facilities have received the ENERGYSTAR® Challenge for Industry recognition by exceeding the goal of improving energy efficiency by at least 10% in five years or less.

•

In 2023, we commenced our Scope 3 supplier engagement program with suppliers that make up 80% of our GHG emissions.

HEALTH AND SAFETY

•

Corning continues to maintain its best-in-class health and safety performance, ranking in the top quartile of global, industry-leading company performance as measured by a total case incidence rate.

•

Corning achieved over 95% compliance with corporate health and safety standards at Corning sites in 2023.

•

Safety in action: In 2023, our Mobile Consumer Electronics business piloted Safety Together at our Canton, New York manufacturing facility. Employees submitted project ideas to improve safety, ergonomics, and the work environment. The team selected and completed more than 50 projects including paving uneven surfaces outside the facility to mitigate the risk of falls or trips and purchasing adjustable height workstations to reduce the risk of ergonomic injuries.

CORNING 2024 PROXY STATEMENT	11

Proxy Statement Summary

DIVERSITY, EQUITY AND INCLUSION

•

Diversity, equity, and inclusion are integral to Corning’s belief in the fundamental dignity of The Individual – one of Corning’s seven core Values. We are committed to providing an inclusive environment where all employees can thrive. You can explore the Company’s Diversity, Equity and Inclusion Report at https://www.corning.com/worldwide/en/sustainability/people/diversity.html.

•

Corning proudly sponsors fifteen Employee Resource Groups with chapters located around the world that represent vital employee interests and constituencies, all contributing to our success in unique and significant ways. These groups are designed to foster a stronger sense of belonging within our inclusive culture.

•

In 2023 we maintained our highest levels of leadership diversity: a quarter of our corporate officers are women and half of our Corporate Management Group is gender, ethnically and racially diverse. At the Board level, three diverse directors have been added to the Board in the last five years.

•

Corning received a 100% score on the Disability Equality Index® and was named a 2023 Best Place to Work for Disability Inclusion. Corning also announced a three-year corporate partnership with Disability:IN focused on further integrating disability inclusion best practices into employee recruiting.

HUMAN CAPITAL MANAGEMENT

•

In order to produce the innovative, industry-changing technologies for which we are known, it is critical that Corning continues to attract and retain top talent. To facilitate talent attraction and retention, we strive to make Corning a diverse, inclusive and safe workplace, with opportunities for our employees to grow and develop in their careers, supported by strong compensation, benefits and health and wellness programs, and by programs that build connections between our employees and their communities.

•

In 2021, we achieved 100% gender pay equity for all salaried employees in our worldwide operations, having achieved it in the U.S. since 2017. Our U.S. analysis also includes minority groups compared with white salaried employees. We continue to monitor regularly and adjust where appropriate to maintain global gender pay equity.

•

In 2023, we launched an expanded paid parental leave policy in the United States to ensure all parents had access to twelve weeks of paid leave when welcoming new children to their family.

•

In 2023, Corning also scored 100% on the Human Rights Campaign Corporate Equality Index.

•

Corning’s 2023 EEO-1 Report is available at https://www.corning.com/content/dam/corning/media/worldwide/global/documents/EEO-1_Report.pdf.

12	CORNING 2024 PROXY STATEMENT

Proxy Statement Summary

Connections in Our Communities

Throughout its history, Corning has routinely made contributions to civic, educational, charitable, cultural and other institutions that improve the quality of life and increase the resources of the communities in which it operates, making Corning more attractive to employees.

In 2023, we combined the Corning Incorporated Foundation, Corning Enterprises, and our Office of Racial Equality and Social Unity into a new consolidated function and center of excellence called Community Impact & Investment. This centralizes our U.S. philanthropic contributions under a single organization, allowing us to maximize our impact in the areas that align most closely with our values and the needs of the communities where we operate. For more information about Corning's Community Impact & Investment outreach, please see our 2023 Sustainability Report.

Corning’s giving also includes annual contributions to both local and international cultural and educational institutions. Among them, we are proud to support The Corning Museum of Glass (CMOG) – the world’s leading glass museum. Beyond just a key cultural and community hub, CMOG also provides Corning with a unique innovation crucible where our glass scientists and experts collaborate with glass artists and designers to creatively explore the novel properties of glass and innovate new uses in an environment uninhibited by traditional commercial boundaries. Wendell P. Weeks (chairman and CEO), Jeffrey W. Evenson (executive vice president and chief strategy officer) and Edward A. Schlesinger (executive vice president and CFO) serve on the CMOG board of trustees. In 2023, Corning provided cash and non-cash contributions of services to CMOG of approximately $39 million.

Corning provides financial support to the Alternative School for Math and Science (ASMS), a private middle school located in Corning, New York, with an advanced curriculum focused on science and math. Currently, children of Corning employees represent approximately 53% of its enrollment. In 2023, Corning’s non-cash contributions totaled approximately $1.6 million and cash contributions totaled $346,000. Kim Frock Weeks (spouse of Wendell P. Weeks, our chairman and CEO) serves on the ASMS board of trustees and as the executive head of school but receives no salary or benefits in this role.

CORNING 2024 PROXY STATEMENT	13

Proxy Statement Summary

2023 Executive Compensation Program

In 2023 approximately 91% of our CEO’s target total compensation and 84% of the other Named Executive Officers’ (NEOs) target total compensation (in both cases excluding employee benefits and perquisites), was variable and dependent on Corning’s financial performance or stock price.

2023 Compensation Components*

CEO	ALL OTHER NEOs

RSUs – Restricted Stock Units

PSUs – Performance Stock Units

CPUs – Cash Performance Units

* The chart reflects ordinary target compensation elements. In 2023 we utilized a Cash for Equity Exchange Program whereby each NEO voluntarily exchanged a portion of their cash salary for RSUs, and their 2023 cash PIP was automatically exchanged for PSUs (see page 60 for more details on the 2023 Cash for Equity Exchange Program).

14	CORNING 2024 PROXY STATEMENT

Proxy Statement Summary

2023 Pay Components

Pay Component	Form and Payout Method	Purpose	Award Value
Base Salary	Cash - fixed	• Attract and retain talent • Provide financial certainty	• Value of role to the Company • Value of role in competitive marketplace • Skills and performance • Internal equity
Short-Term Incentives (STI)
• GoalSharing Plan	Cash - variable	• Focus all employees on delivering annual unit and business scorecard objectives	• Generally targeted at 5% of base salary based on annual corporate performance and business unit objectives
• Performance Incentive Plan (PIP)	Cash - variable	• Provide additional incentive to executives to deliver specific annual corporate and business financial plans

•   Target awards are set individually based on the competitive marketplace and level of experience

•   In 2023, cash PIP was exchanged for PSUs capped at 110% of target. 2023 PIP PSU payouts for NEOs are based on corporate financial performance

Long-Term Incentives (LTI) • Cash Performance Units • Performance Stock Units • Restricted Stock Units	25% cash and 75% stock, 70% performance-based (CPUs and PSUs) and 30% time-based (RSUs)

•   Focus executives on long-term results

•   Align the long-term interests of executives and shareholders

•   Ensure equity ownership for executive team

•   Reward achievement of long-term objectives over the three-year measurement period

•   Retain talent

•   Target awards are based on competitive marketplace, level of executive, skills and performance

•   Actual units earned relative to target is based on corporate performance against pre-set goals

•   Value of PSUs and RSUs is tied directly to the price of our common stock

All Other: • Benefits • Perquisites • Severance Protection	Ongoing or Event-Driven	• Support the health and security of our executives, and their ability to plan for retirement • Enhance executive productivity	• Employee health and safety • Competitive marketplace • Level of executive
Our Metrics and Why We Use Them

Core Earnings per Share (Core EPS):

Core EPS is our key measure of profitability. (Note: Corning budgets for share repurchases when establishing annual financial performance targets.)

Core Net Sales:

Growing core net sales — both organically through innovation and through acquisitions — remains critical to our short- and long-term success.

Adjusted Free Cash Flow:

Strong cash generation enables us to invest in future growth, sustain leadership in our markets, and remain financially strong during periods of uncertainty. It also requires us to carefully manage our capital investments.

Return on Invested Capital (ROIC):

We focus on ROIC because it reflects our ability to generate returns from the capital we have deployed in our operations. The Cash Performance Units (CPUs) payout and Performance Stock Units (PSUs) earned are increased or decreased up to 10% based on Corning’s ROIC improvement over the three-year performance period.

Core net sales is a primary indicator of Corning’s long- and short-term success. Evaluating performance against predetermined net sales metrics provides insight into how well the Company has retained sales and met sales growth targets, accounting for both organic growth efforts and the impact of acquisitions. We use core net sales as a performance measure in our annual bonus plans (GoalSharing and PIP) because GoalSharing impacts every employee and PIP impacts over 8,000 employees. In this way, every employee has alignment with Corning’s sales growth goals. The LTI plan, which impacts approximately 350 senior executives and key employees responsible for driving the short- and long-term financial growth of the Company, also includes a core net sales performance measure. Incorporating net sales into both the STI and LTI plans allows for a comprehensive evaluation of Corning’s ability to establish sustainable sales growth while also addressing near-term market fluctuations. It is a “duplicate goal” for only about 350 of our approximately 49,800 employees, and the Compensation and Talent Management Committee believes the increased focus on core net sales growth is appropriate for that smaller group of executives given the importance of sales growth for Corning over time.

CORNING 2024 PROXY STATEMENT	15

Proxy Statement Summary

2023 Compensation Plan Payout Percentages

The following table reflects our 2023 compensation plan’s payout percentages based on our 2023 financial performance:

SHORT TERM INCENTIVE PLAN			LONG TERM INCENTIVE PLAN
ANNUAL CASH BONUS – GOALSHARING			CASH PERFORMANCE UNITS AND PERFORMANCE STOCK UNITS (70% OF LTI TARGET — 2023 PERFORMANCE RESULTS)

Components	Weighting	% of target earned	Components			Weighting	% of target earned
Corporate financial performance	25%	51%	Adjusted Free Cash Flow			70%	58%
Average of all unit plans (>100 units)	75%	129%	Core Net Sales			30%	53%
2023 payout (% of target)		109.6%*	2023 blended performance result				56%
* Equal to 5.48% of base salary for each NEO based on a 5% target.

2023 CASH FOR EQUITY EXCHANGE PROGRAM PIP PERFORMANCE STOCK UNITS FOR NEOS			LTI PLAN PAYOUT FOR 3-YEAR PERIOD ENDING DECEMBER 31, 2023

Components	Weighting	% of target earned	Components				% of target earned
Corporate financial performance	100%	51%	2021 performance result				175%
2023 payout (% of target)		51%	2022 performance result				49%
			2023 performance result				56%
			2021-2023 average performance				93%
			ROIC MODIFIER				+2.5%
			2021-2023 average performance ×	ROIC Modifier	=	Final % pay-out of 2021 target CPUs and PSUs

			93% × 1.025%		=	95.33% Final Payout (% of target)

16	CORNING 2024 PROXY STATEMENT

Proxy Statement Summary

Our Director Nominees

All director nominees are independent except Mr. Weeks.

Name and Primary Occupation	Age	Director since	Committee Memberships*	Other Public Company Boards
Leslie A. Brun Chairman and Chief Executive Officer, Sarr Group, LLC	71	2018	• Audit • Compensation	1
Stephanie A. Burns Retired Chairman and Chief Executive Officer, Dow Corning Corporation	69	2012	• Audit • Corporate Responsibility (Chair)	2
Pamela J. Craig Retired Chief Financial Officer, Accenture plc.	67	2021	• Audit • Corporate Responsibility	2
Robert F. Cummings, Jr. Retired Vice Chairman of Investment Banking, JPMorgan Chase & Co.	74	2006	• Executive • Finance (Chair) • Governance	0
Roger W. Ferguson, Jr. Steven A. Tananbaum Distinguished Fellow for International Economics, Council on Foreign Relations	72	2021	• Compensation • Governance	2
Thomas D. French Senior Partner Emeritus, McKinsey & Company, Inc.	64	2023	• Audit • Corporate Responsibility	0
Deborah A. Henretta Retired Group President of Global E-Business, Procter & Gamble Company	62	2013	• Corporate Responsibility • Information Technology	3
Daniel P. Huttenlocher Dean, MIT Stephen A. Schwarzman College of Computing	65	2015	• Finance • Information Technology	1
Kurt M. Landgraf Retired President, Washington College	77	2007	• Audit (Chair) • Compensation • Executive	0
Kevin J. Martin Vice President, US Public Policy, Meta Platforms, Inc.	57	2013	• Corporate Responsibility • Governance	0
Deborah D. Rieman Retired Executive Chairman, Metamarkets Group	74	1999	• Compensation (Chair) • Information Technology	0
Hansel E. Tookes II Retired Chairman and Chief Executive Officer, Raytheon Aircraft Company	76	2001	• Compensation • Executive • Governance (Chair)	0
Wendell P. Weeks Chairman and Chief Executive Officer, Corning Incorporated	64	2000	• Executive (Chair)	1
Mark S. Wrighton Professor and Chancellor Emeritus, Washington University in St. Louis	74	2009	• Finance • Information Technology (Chair)	0

*Audit = Audit Committee; Compensation = Compensation and Talent Management Committee; Corporate Responsibility = Corporate Responsibility and Sustainability Committee; Executive = Executive Committee; Finance = Finance Committee; Governance = Nominating and Corporate Governance Committee; Information Technology = Information Technology Committee

CORNING 2024 PROXY STATEMENT	17

Proxy Statement Summary

Board of Directors Snapshot

Skills and Experience

8 Technology and Innovation	10 Risk Oversight	4 Public Company CEO or C-Suite Experience	9 Industry Experience

8 Finance and M&A	6 Operations	7 Corporate Governance & Ethics	13 Public Company Director Experience

Refreshed board composition and diverse leadership

75%	29%	14%	43%
of directors elected in the past five years are diverse	of Committees chaired by women	of Committees chaired by racially/ethnically diverse directors	of Committees chaired by diverse directors

18	CORNING 2024 PROXY STATEMENT

Proxy Statement Summary

Governance Highlights

Corning is committed to maintaining strong corporate governance as a critical component of driving sustained shareholder value. The Board of Directors continually monitors emerging best practices in governance to best serve the interests of the Company’s stakeholders.

The following is a brief overview of some of our most notable corporate governance practices and policies:

•     We contacted holders of approximately 52% of our common stock during the 2023-2024 outreach season to discuss our executive compensation programs and corporate governance practices and engaged with holders of approximately 27% of our common stock on these matters;

•     We ensure alignment of our corporate governance practices with the Investor Stewardship Group’s corporate governance Principles for U.S. Listed Companies;

•     Our Board, through its committees, provides direct oversight of ESG risks and issues (see page 31);

•     We adopted the principles embodied in the Shareholder-Director Exchange (SDX) Protocol; and

•     We adopted proxy access whereby qualifying shareholders are permitted to include director nominees in the proxy statement.

The Corporate Governance section beginning on page 20 describes our governance framework, which includes the following:

✓   Annual election of all directors

✓   Majority vote standard for the election of directors in uncontested elections

✓   Active shareholder engagement, including by directors, to directly gather investor perspectives

✓   Active, engaged and experienced Lead Independent Director

✓   Independent board committees, with all committees (except the Executive Committee) consisting entirely of independent directors

✓   Regular executive sessions of independent directors

✓   Market-competitive director compensation program designed to support and reinforce our governance principles

✓   Robust stock ownership guidelines for directors and key executive officers

✓   Prohibition on pledging, hedging or trading in derivatives of the Company’s stock for directors and employees

✓   Clawback policy in accordance with NYSE Listing Standards for executive incentive compensation in the event of certain financial restatements

CORNING 2024 PROXY STATEMENT	19

Corporate Governance

Our Board of Directors employs practices that foster effective Board oversight of critical matters such as strategy, management succession planning, financial and other controls, risk management and compliance. The Board reviews our major governance policies, practices and processes regularly in the context of current corporate governance trends, investor feedback, regulatory changes and recognized best practices. Corning also aligns its corporate governance practices with the Investor Stewardship Group’s (ISG) Corporate Governance Framework for U.S. Listed Companies.

The following sections provide an overview of our corporate governance structure and processes, including key aspects of our Board operations, and how they align with the ISG Principles.

Practice	Description
ISG Principle 1: Boards are accountable to shareholders
Annual election of directors	All directors are elected annually, which reinforces our Board’s accountability to shareholders.
Majority voting standard for director elections	Our by-laws mandate that directors be elected under a “majority voting” standard in uncontested elections. Each director nominee must receive more votes “For” his or her election than votes “Against” to be elected.
Proxy access	Eligible shareholders may include their director nominees in our proxy materials.
No poison pill	Corning does not have a poison pill.
ISG Principle 2: Shareholders should be entitled to voting rights in proportion to their economic interest
One-share, One-vote	Corning has one class of voting stock. Each share is entitled to one vote.
ISG Principle 3: Boards should be responsive to shareholders and be proactive in order to understand their perspectives
Shareholder engagement	Our investor relations team maintains an ongoing dialogue with investors and portfolio managers year-round on matters of business performance and results. In the 2023-2024 proxy season, we reached out to investors representing approximately 52% of our outstanding shares and engaged with shareholders representing approximately 27% of our shares. Management and directors engage with our largest shareholders’ governance teams on topics such as governance, our strategic priorities, compensation, human capital management and sustainability.
ISG Principle 4: Boards should have a strong, independent leadership structure
Lead Independent Director	Our Corporate Governance Guidelines require a Lead Independent Director with specific responsibilities to ensure independent oversight of management whenever our CEO is also the Chair of the Board. As former Chairman, Chief Executive Officer and President of Merck & Co., Inc., our Lead Independent Director, Richard T. Clark, brings deep leadership experience to the role. See page 22.
Annual Evaluation of Leadership Structure	The Board considers the appropriateness of its leadership structure annually and discloses in the proxy statement why it believes the current structure is appropriate. See page 22.
20	CORNING 2024 PROXY STATEMENT

Corporate Governance and the Board of Directors

Practice	Description
ISG Principle 5: Board should adopt structures and practices that enhance their effectiveness
Independence	Our Corporate Governance Guidelines require a majority of our directors to be independent. Currently, all directors but one (or 93%) are independent. Except for our Executive Committee, each of our Board committees consists entirely of independent directors. See page 28.
Skills and qualifications	Our Board is composed of accomplished professionals with deep experiences, skills, and knowledge relevant to our business, resulting in a highly functioning and engaged Board. A matrix of relevant skills can be found on page 38.
Commitment to Diversity	The Board seeks to achieve diversity among its members and is committed to actively seeking out highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills and experiences. The Board’s definition of diversity explicitly includes gender and racial/ethnic background. See page 26.
Director tenure	The current average tenure of members of our Board, excluding our CEO Mr. Weeks and our retiring directors Mr. Blair and Mr. Clark, is 11 years. The Board’s retirement policy requires a director to retire at the annual meeting of shareholders following the director’s 78th birthday. In addition, a director is required to submit an offer of resignation for the Board’s consideration upon any significant change in the director’s principal employment or responsibilities.
Director overboarding	The Board believes director participation on other public company boards adds additional depth to our governance and risk oversight practices. However, we have a policy to help provide confidence that each of our directors can dedicate the meaningful amount of time necessary to be a highly effective member of the Board. Absent review and approval by the Nominating and Corporate Governance Committee, a non-employee director may serve on no more than three other public company boards and an employee director may serve on no more than two other public company boards.
Board and committee evaluations	The Board and each committee conduct an annual review of their effectiveness. The Chair of the Nominating and Corporate Governance Committee, as part of the Board evaluation, annually interviews each director and solicits feedback regarding the Board’s composition, performance, effectiveness and areas of focus. From those discussions, the Chair of the Nominating and Corporate Governance Committee reports the results of the evaluation to the full Board, composes a list of action items and follows-up to ensure implementation. See page 26 for more information.
Meeting attendance	The Board met seven times in 2023. Directors attended 97% of combined total Board and applicable committee meetings in 2023. See page 33.
ISG Principle 6: Boards should develop management incentive structures that are aligned with the long-term strategy of the company
Robust stock ownership guidelines	We require robust stock ownership for directors (5x annual cash retainer), CEO (6x base salary), and other NEOs and Senior Leadership Team members (3x base salary). See page 54.
Shareholder support for executive compensation	Corning’s executive compensation program received 91% shareholder support in 2023 and has averaged 91% shareholder approval over the past three years.
Committee oversight of executive compensation	The Compensation and Talent Management Committee annually reviews and approves the executive compensation program’s design, goals and objectives for alignment with our business objectives and general compensation strategies.
Long- and short-term goals drive executive compensation	Our annual and long-term incentive programs are designed to reward financial and operational performance in support of Corning’s strategic priorities, a topic on which management regularly engages shareholders.
Clear communication of economic drivers of executive compensation	The proxy statement clearly communicates the link between management incentive compensation plans and the Company’s short- and long-term performance.
CORNING 2024 PROXY STATEMENT	21

Corporate Governance and the Board of Directors

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide the Board with the flexibility to select the appropriate leadership structure for the Company. Annually, the Board must review whether the role of Chairman should be a non-executive position or combined with that of the CEO. In making determinations about the leadership structure, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders. The current leadership structure comprises a combined Chairman and CEO, a Lead Independent Director, Board committees led primarily by independent directors and active engagement by all directors. The Board believes that this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors.

In February 2024, the Board determined that our combined Chairman and CEO, supported by our Lead Independent Director, continues to provide strong leadership and oversight and ensures effective functioning of management and the Company. The Board believes that having one person serve as Chairman and CEO can provide certain synergies and efficiencies that enhance the functioning of the Board and, importantly, allow it to most effectively execute its role in overseeing business strategy. Mr. Weeks’ vast knowledge of our Company, our diverse products and business lines, our global operations, the nuances of the innovation pipeline and the challenges and opportunities particular to Corning make him uniquely suited to identify many of the business issues that require Board attention. As Chairman, he is best positioned to focus directors’ attention on the most critical business matters.

Richard T. Clark was re-appointed to the role of Lead Independent Director by the independent directors effective February 7, 2024, pursuant to the requirement of our Corporate Governance Guidelines that when the Chairman and CEO roles are combined, the independent directors annually appoint a Lead Independent Director from their membership. Mr. Clark’s understanding of the Company and the industry, his experience on other public boards, and his management expertise as the former Chairman, Chief Executive Officer and President of Merck & Co., Inc. enables him to assure independent board leadership at the Company. The Board is comprised solely of independent directors other than the CEO, and 100 percent of the Audit, Compensation and Talent Management, Corporate Responsibility and Sustainability, Finance, Information Technology and Nominating and Corporate Governance Committee members are independent.

Duties and Responsibilities

CHAIRMAN OF THE BOARD

•

Presides over meetings of the Board.

•

Presides over meetings of shareholders.

•

Consults and advises the Board and its committees on the business and affairs of the Company.

•

Performs such other duties as may be assigned by the Board.

CHIEF EXECUTIVE OFFICER

•

Oversees the affairs of the Company, subject to the overall direction and supervision of the Board and its committees and subject to such powers as reserved by the Board.

LEAD INDEPENDENT DIRECTOR

•

Presides at all meetings at which the Chair is not present, including executive sessions of the independent directors (which are held at every Board meeting).

•

Leads the Board’s oversight of Corning’s strategic priorities and critical risk management processes.

•

Facilitates regular CEO performance reviews and ongoing management succession planning reviews.

•

Participates in conversations with the Company’s shareholders.

•

Serves as liaison between the Chair and the independent directors.

•

Approves Board meeting agendas and schedules.

•

Approves the type of information to be provided to directors for Board meetings.

•

Calls meetings of the independent directors when necessary and appropriate.

•

Performs other duties as the Board may designate.

•

Meets with the CEO after regularly scheduled Board meetings to provide feedback on the independent directors’ deliberations.

•

Regularly speaks with the CEO between Board meetings to discuss matters of concern, often following consultation with other independent directors.

22	CORNING 2024 PROXY STATEMENT

Corporate Governance and the Board of Directors

Committees

As of the date of this filing, the Board has 16 directors and the following seven committees: (1) Audit Committee; (2) Compensation and Talent Management Committee; (3) Corporate Responsibility and Sustainability Committee; (4) Executive Committee; (5) Finance Committee; (6) Information Technology Committee; and (7) Nominating and Corporate Governance Committee. Each of the committees operates under a written charter adopted by the Board except the Executive Committee, which operates pursuant to Corning’s by-laws. The committee charters and the by-laws are available on our website at investor.corning.com/investor-relations/governance/overview/default.aspx. Each committee reviews and reassesses the adequacy of its charter annually, conducts annual evaluations of its performance with respect to its duties and responsibilities as laid out in the charter, and reports regularly to the Board with respect to the committee’s activities. Additionally, the Board and each committee has the authority to retain outside advisors as the Board and/or each committee deems necessary.

Each committee (other than Executive) is chaired by and entirely composed of independent directors.

Board committee membership is set forth below. “C” denotes Chair of the committee.

CORNING 2024 PROXY STATEMENT	23

Corporate Governance and the Board of Directors

Corning’s Board of Directors met seven times in 2023. Its committees, the number of meetings, and their functions are as follows:

Committee	Primary Responsibilities
Audit(1) Number of Meetings in 2023: 10

•

Assists the Board of Directors in its oversight of (i) the integrity of Corning’s financial statements, (ii) the independent registered public accounting firm and (iii) Corning’s compliance with legal and regulatory requirements

•

Approves the appointment of Corning’s independent registered public accounting firm, oversees the firm’s qualifications, independence and performance, and determines the appropriateness of fees for the firm

•

Reviews the effectiveness of Corning’s internal control over financial reporting, including disclosure controls and procedures

•

Reviews the results of Corning’s annual audit and quarterly and annual financial statements

•

Regularly reviews our enterprise risk management program; monitors legal and regulatory risks by regular discussions with management; evaluates potential risks related to accounting, internal control over financial reporting and tax planning

Compensation and Talent Management(2) Number of Meetings in 2023: 6

•

Establishes Corning’s goals and objectives with respect to executive compensation and talent management strategies

•

Evaluates the CEO’s performance in light of Corning’s goals and objectives

•

Recommends to the Board compensation for the CEO and other elected officers and senior executives

•

Recommends to the Board the compensation arrangements for all directors, elected officers and other key executives

•

Oversees Corning’s equity compensation plans and makes recommendations to the Board regarding incentive plans

•

Monitors potential risks related to the design and administration of compensation plans and policies, and benefits and perquisites plans and policies, including performance-based compensation programs, to promote appropriate incentives in line with shareholder interest that do not promote excessive risk-taking

Corporate Responsibility and Sustainability Number of Meetings in 2023: 5

•

Assists the Board in fulfilling its oversight responsibility by reviewing Corning’s strategies and policies in, and overseeing risks related to, the areas of public relations and reputation, human capital management and employee relations, government and public policy, sustainability and community responsibility. These areas include:

-

Corning’s sustainability program and environmental responsibilities, including sustainability goals, environmental and social policies and practices, and energy and water management strategies

-

safety and health policies and practices, compliance, and human capital management matters such as code of conduct, diversity and inclusion, human rights and labor matters

-

Political and lobbying activities, relationships with significant governmental agencies in the countries in which the Company operates, and political contributions

-

Corporate identity, investor relations, media relations (including social media), crisis communications, and product liability

-

Charitable contribution strategies and significant projects undertaken to improve communities within which the Company has significant operations and employment

Executive Number of Meetings in 2023: 6

•

Serves primarily as a means of taking action requiring Board approval between regularly scheduled meetings of the Board, and is authorized to act for the full Board on matters other than those items specifically reserved by New York law to the Board

24	CORNING 2024 PROXY STATEMENT

Corporate Governance and the Board of Directors

Committee	Primary Responsibilities
Finance Number of Meetings in 2023: 5

•

Reviews all potential material transactions, including mergers, acquisitions, divestitures and investments in third parties

•

Reviews capital expenditure plans and capital projects

•

Monitors Corning’s short- and long-term liquidity

•

Reviews Corning’s tax position and strategy

•

Reviews and recommends for approval by the Board declaration of dividends, stock repurchase programs, and short- and long-term financing transactions

•

Monitors strategic risks related to financial affairs, including capital structure and liquidity risk, transaction execution risk, credit and counterparty risk, market risk, and foreign exchange risk; reviews the policies and strategies for managing financial exposure and contingent liabilities

Information Technology Number of Meetings in 2023: 6

•

Provides oversight of the Company’s information technology strategy and digital enablement and related investments, including the enterprise resource planning activities

•

Monitors the effectiveness of, and risks related to, information technology systems; data integrity and protection; information security and cybersecurity programs (which are on the agenda at each Committee meeting); artificial intelligence; disaster recovery capabilities and IT business interruption plans

Nominating and Corporate Governance(3) Number of Meetings in 2023: 5

•

Determines the criteria for selecting and assessing director nominees, identifies individuals qualified to become Board members, reviews candidates recommended by shareholders, and recommends to the Board director nominees to be proposed for election at the annual meeting of shareholders

•

Monitors significant developments in the regulation and practice of corporate governance

•

Monitors potential risks related to governance practices by reviewing succession plans and performance evaluations of the Board and CEO, monitoring legal developments and trends regarding corporate governance practices, and evaluating related party transactions

•

Assists the Board in assessing the independence of directors and reviews transactions between Corning and related persons that are required to be disclosed in our filings with the SEC

•

Identifies Board members to be assigned to the various committees

•

Oversees and assists the Board in the review of the Board’s performance

•

Reviews activities of Board members and senior executives for potential conflicts of interest

(1)	The Board of Directors has determined that each member of the Audit Committee satisfies the applicable audit committee independence requirements of the New York Stock Exchange (NYSE) and the SEC. The Board also determined that each member of our Audit Committee is financially literate and Mr. Landgraf, Mr. Blair, Mr. Brun, Dr. Burns, and Ms. Craig are “audit committee financial experts” within the meaning of the applicable SEC rules.
(2)	The Board of Directors has determined that each member of the Compensation and Talent Management Committee satisfies the applicable compensation committee independence requirements of the NYSE and the SEC.
(3)	The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.
CORNING 2024 PROXY STATEMENT	25

Corporate Governance and the Board of Directors

Board Composition and Refreshment Process

Our Board is responsible for the oversight and success of our Company. We seek to maintain a mix of directors who bring strong leadership, diverse perspectives, a broad range of skills relevant to Corning, and depth of experience to their positions. A supermajority of independent directors ensures robust debate and challenged opinions in the boardroom, while diversity of gender, age, race, ethnicity and expertise contributes to a wide range of views. Our Board includes four women, three African Americans, and four directors who hold science, technology or mathematics Ph.Ds. We also have two decades of age diversity among our directors, with their ages ranging between 57 and 78 years. We also value the broad corporate governance experience of directors who have served on the boards of other public companies, which adds additional rigor to our governance and risk oversight practices.

When considering Board candidates, the Nominating and Corporate Governance Committee considers those factors most relevant to the Company’s needs, including relevant knowledge and experience, diversity of background, and expertise in areas including business, finance, accounting, science and technology, marketing, manufacturing, strategy, operations, international business, government, corporate governance, information technology, sustainability, cybersecurity and human capital management. The Committee assesses personal qualities of leadership, character, judgment, ethics and reputation; roles and contributions valuable to the business community and the ability to act on behalf of shareholders; whether the candidate is free of conflicts and has the time required for preparation, participation and meeting attendance.

Pursuant to the Company’s published Corporate Governance Guidelines, the Committee actively seeks out highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills and experiences, to include in the pool from which Board nominees are chosen.

The Board conducts an annual evaluation which helps identify skills and experiences to seek in future candidates that would benefit the Company, its stakeholders and the Board. It is the Company’s practice to add new Board members prior to the anticipated retirement of other members of the Board, to maintain appropriate Committee sizes and to ensure continuity of leadership and expertise.

How We Evaluate the Board’s Effectiveness

26	CORNING 2024 PROXY STATEMENT

Corporate Governance and the Board of Directors

The Nominating and Corporate Governance Committee regularly considers the long-term make-up of our Board of Directors and how the composition of our board changes over time. The Nominating and Corporate Governance Committee also considers the skills needed on our board as our business and the markets in which we do business evolve. The Board’s believes that consistent refreshment balances the importance of the institutional knowledge of longer-tenured Board members with a desire for fresh and diverse perspectives. In the last ten years, we have added 6 new independent directors to the Board and 3 directors have retired.

The Nominating and Corporate Governance Committee uses multiple sources for identifying director candidates, including executive search firms, its members’ own contacts, and referrals from other directors, members of management and the Company’s advisors. To maintain a pipeline for new directors, the Nominating and Corporate Governance Committee has retained the executive search firm of Spencer Stuart to help identify director prospects, perform candidate outreach, assist in reference and background checks, and provide other related services on an ongoing basis.

Director candidates recommended by shareholders in the manner described on page 102 will be considered in the same way the Nominating and Corporate Governance Committee evaluates candidates recommended by other sources. In addition, our by-laws permit a group of up to 20 shareholders who have owned a minimum of 3% of our outstanding capital stock for at least three years to submit director nominees for up to the greater of two directors or 20% of the board for inclusion in our proxy statement. See “Shareholder Proposals and Director Nominations for the 2025 Annual Meeting” on page 102 of this proxy statement.

Director education is vital to the ability of directors to fulfill their roles and supports Board members in their continuous learning. The Board encourages directors to participate annually in external continuing director education programs, and our company reimburses directors for their expenses associated with this participation. For example, Ms. Henretta recently received the Competent Board ESG Certification Program Certificate. All new directors also participate in our director orientation program during their first year on our Board. We also encourage Board members to gain credentials in specialized topics such as sustainability and cybersecurity and we reimburse them for costs associated with this effort.

BOARD COMPOSITION

BOARD OPERATION

CORNING 2024 PROXY STATEMENT	27

Corporate Governance and the Board of Directors

Management Succession Planning

One of the Board’s primary responsibilities is ensuring that Corning has a high-performing management team in place. The Board oversees management succession planning, with our Lead Independent Director facilitating ongoing review and Board approval of succession and management development plans for the CEO and Senior Leadership Team. The goal of this ongoing process is to maximize the pool of internal candidates able to assume top management positions with minimal business interruption. Recently, succession planning has resulted in the appointment of highly qualified executives in the Chief Financial Officer and Chief Technology Officer roles, both internal candidates, and the Chief Digital and Information Officer and Chief Human Resources Officer roles, both external candidates. The Board regularly discusses succession planning for the Chief Executive Officer and other senior management positions in executive sessions. The Board has regular engagement with various levels of management at Board and Committee meetings which gives directors additional exposure to the management pipeline.

Director Independence

Our Board is 93% independent, and such independent oversight bolsters our success. Our Board has determined that each of our non-employee directors qualifies as “independent” in accordance with the listing requirements of the NYSE, applicable SEC rules and the Company’s director qualification standards. Mr. Weeks is not independent because he is an executive officer of Corning.

The NYSE listing requirements state that no director may be qualified as “independent” unless our Board affirmatively determines that the director has no material relationship with Corning. When making independence determinations, the Board considers all relevant facts and circumstances which might bar a director from being determined to be “independent,” including the NYSE criteria.

Our Corporate Governance Guidelines require the Board to make an annual determination regarding the independence of each of our directors. In making its independence determinations, the Board considered transactions, if any, that occurred since the beginning of 2021 between Corning and entities associated with our independent directors or members of their immediate family. The Board also reviewed information about each director’s business and personal activities as they may relate to Corning and Corning’s management. It considered that each of Ms. Henretta, Messrs. Martin, Brun and Ferguson, and Drs. Huttenlocher and Wrighton are or were, during the previous three years, an employee, partner or affiliate of a company or organization that had a business relationship with Corning at some time during those years. The Board also considered: that Corning’s business relationships with each such company or organization were ordinary course/arm’s length dealings; no Corning director had a personal interest in, or received a personal benefit from, such relationships; any payments or contributions to or from each of these entities constituted less than the greater of $1 million, or 2% of such entity’s consolidated gross revenues in each of those years; that such relationships arose only from such director’s position as an employee, partner or affiliate of the relevant company with which Corning does business; that such director has no input or direct or indirect material interest in any of the business relationships or transactions; that such director had no role or financial interest in any decisions about any of these relationships or transactions; and that such a relationship does not bar independence under the NYSE listing requirements, applicable SEC rules or Corning’s director qualification standards.

Based on all the relevant facts and circumstances, the Board concluded that none of the director relationships mentioned above constituted a material relationship with Corning that represents a potential conflict of interest, or otherwise interferes with the exercise by any of these directors of his or her independent judgment with respect to Corning.

Policy on Transactions with Related Persons

The Board of Directors has a written policy requiring the full Board or a designated Board committee to pre-approve any transaction involving Corning in which one of our directors, nominees for director, executive officers, or greater than 5% shareholders, or their immediate family members, have a direct or indirect material interest and where the amount involved exceeds $120,000 in any fiscal year. As set forth in the Corporate Governance Guidelines, the Board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and approving any such transactions.

In determining whether to approve any such transaction, the Board or relevant committee must consider, in addition to other factors deemed appropriate, whether the transaction is on terms no less favorable to Corning than transactions involving unrelated parties. No director may participate in any review or approval of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction.

28	CORNING 2024 PROXY STATEMENT

Corporate Governance and the Board of Directors

Stephen M. Bell, an engineering supervisor at Corning’s facility in Newton, North Carolina, is the son of Michael A. Bell, an executive officer of Corning. In 2023, Corning paid Stephen M. Bell $134,489 and bonus amounts of $14,168. The Nominating and Corporate Governance Committee reviewed and approved Mr. Bell’s employment in accordance with Corning’s Policy on Transactions with Related Persons.

Compensation and Talent Management Committee Interlocks
and Insider Participation

Dr. Rieman and Messrs. Brun, Clark, Ferguson, Landgraf and Tookes served on the Compensation and Talent Management Committee during 2023. No member of the Compensation and Talent Management Committee that served during 2023 is now, or has ever been, an officer or employee of Corning. No member of the Compensation and Talent Management Committee had any relationship with Corning or any of its subsidiaries during 2023 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. No Corning executive officer currently serves or served during 2023 on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on Corning’s Board or Compensation and Talent Management Committee.

Risk Oversight

Inherent in the Board’s responsibilities is the understanding and oversight of the various risks facing the Company. The Board does not view risk in isolation: risks are considered in virtually every business decision. The Board recognizes that it is neither possible nor prudent to eliminate all risk; indeed, purposeful and appropriate risk taking is essential for the Company to be competitive on a global basis and to achieve the Company’s long-term strategic objectives.

Effective risk oversight is of critical importance to our Board. The Board has implemented a risk governance framework designed to:

•	understand critical risks in the Company’s business and strategy;
•	allocate responsibilities for risk oversight among the full Board and its committees;
•	evaluate the Company’s risk management processes and whether they are functioning adequately;
•	facilitate open communication between management and Directors; and
•	foster an appropriate culture of integrity and risk awareness.

To learn more about risks facing the Company, you can review Part I, “Item 1A. Risk Factors” in the Form 10-K. The risks described in the Form 10-K are not the only risks facing the Company. Additional risks and uncertainties not currently known or that may currently be deemed to be immaterial based on the information known to the Company also may materially adversely affect the Company’s business, financial condition or results of operations in future periods.

CORNING 2024 PROXY STATEMENT	29

Corporate Governance and the Board of Directors

Risks associated with current business status or strategic alternatives are subjected to analysis, discussion and deliberation by management and the Board. Operationally, management reports periodically to the Board on the Company’s enterprise risk management (ERM) policies and procedures, and to the Audit, Information Technology, Finance, and Corporate Responsibility and Sustainability Committees on our top risks and compliance policies and practices. Management also provides a comprehensive annual report of top risks to the Board. The Chief Compliance Officer reports to the Audit Committee at each of its meetings on any relevant compliance issues, and annually presents an overview of the Company’s compliance function, processes and effectiveness.

Corning’s ERM program utilizes (1) a Risk Council chaired by the Executive Vice President and Chief Financial Officer and composed of Corning management and staff to aggregate, prioritize and assess risks, including strategic, financial, operational, business, reputational, governance and managerial risks; (2) an internal audit department; and (3) a Compliance Council, which reports regularly to each of the Audit Committee and Corporate Responsibility and Sustainability Committee and reviews the Company’s compliance with laws and regulations of the countries in which we conduct business as well as disclosures made by the Company about relevant risks.

30	CORNING 2024 PROXY STATEMENT

Corporate Governance and the Board of Directors

The Board believes that the work undertaken by the committees of the Board, together with the work of the full Board and the Company’s management, enables the Board to effectively oversee Corning’s management of risk.

Environmental, Social and Governance (ESG) Oversight

We have integrated ESG throughout our business, from our daily operations and our risk management processes to our executive leadership and our Board. In doing so, we follow guidance provided by the Committee of Sponsoring Organizations of the Treadway Commission and the World Business Council for Sustainable Development. We also leverage the framework of the Task Force for Climate-Related Financial Disclosures (TCFD) to assess and report on climate risks and opportunities for Corning. The Board believes that identifying risks and opportunities relating to sustainability is essential to the long-term viability of our Company and to deliver long-term value to shareholders. With respect to Board oversight of ESG matters, rather than concentrating all ESG matters into a single Committee, the Board believes each Committee should maintain oversight over the matters that fall within its scope. The appropriate Committees then report to the Board as appropriate.

Using this approach, members of each committee can leverage their subject-matter expertise to oversee and advise the Board on matters most relevant to their committee’s area of responsibility. In some circumstances, such as the efforts related to our Office of Racial Equity and Social Unity, Board members participate directly in working groups with management. Operating as an integrated whole, our Board is best positioned to manage the ESG risks and issues most impactful to our enterprise and our communities.

Cybersecurity Oversight

Corning’s Board plays a role in overseeing risks associated with cybersecurity threats. In particular, the IT Committee of the Board is responsible for cybersecurity governance and has information security oversight as a key component of its charter. In all meetings, the IT Committee reviews the Company’s cybersecurity posture as well as any significant cybersecurity events. Corning’s Chief Digital and Information Officer (CDIO), in combination with Corning’s Chief Information Security Officer (CISO), briefs the IT Committee on cybersecurity activities and long-term cybersecurity strategies, as well as general

CORNING 2024 PROXY STATEMENT	31

Corporate Governance and the Board of Directors

cybersecurity trends that could have a material impact on the Company. On an annual basis, the CISO provides a cybersecurity update to the Board and participates in a joint meeting of the IT and Audit Committees to review significant cybersecurity risks and their impact, if any, on internal controls. At any time, Board members may raise concerns regarding the Company’s cybersecurity posture and recommend future changes to controls or procedures. Should a cybersecurity incident rise to the level of a corporate crisis, consistent with the Company’s corporate crisis response escalation protocols, the Board would be engaged.

Assessment of Company Culture

Our directors are positioned to assess Company culture in many ways. The Company’s Senior Leadership Team attends Board meetings, and numerous other members of management attend Board committee meetings. Formal dinners and informal lunches with meeting attendees provide Directors’ insight into how our teams function. When presenting an issue relevant to the Board, full business and technology teams attend to answer the Directors’ questions and to join them at these dinners and lunches. The Board visits our research campus to meet with dozens of employees working on our key innovation initiatives and participates in a technology showcase annually, where our newest initiatives are highlighted and discussed. If the Board is unable to visit our research campus in person, virtual Technology Showcases are held where senior innovators demonstrate those products and innovations in the Company’s commercialization pipeline. The Board also meets at different Corning locations – occasionally internationally – to see our manufacturing facilities, meet local managers and employees and explore the Company’s culture.

Compensation Risk Analysis

Corning does not use compensation policies or practices that create risks that are likely to have a material adverse effect on the Company.

In February 2024, the Compensation and Talent Management Committee reviewed the risk assessment that it had instructed Frederic W. Cook & Co., Inc. to undertake regarding the Company’s compensation policies and practices covering all employees. The Committee evaluated the levels of risk-taking that potentially could be encouraged by our compensation arrangements, considering the arrangements’ risk-mitigation features, to determine whether they are appropriate in the context of our strategic plan and annual budget, our overall compensation arrangements, our compensation objectives, and Corning’s overall risk profile. Identified risk-mitigation features included the following:

•	The mix of cash and equity pay-outs tied to both short-term financial performance, mid-term financial performance, and long-term value creation;
•	The time vesting requirements in our long-term incentive plans, which help align the interests of employees to shareholders;
•	The use of multiple financial performance metrics that are readily monitored and reviewed, and aligned with the corporate and business unit objectives;
•	The rigorous budget and goal-setting processes that involve both top-down and bottom-up analyses;
•	The use of common performance metrics for incentives across Corning’s management team and all eligible employees with corporate results impacting the compensation of all Corning employees;
•	Internal advisory committees and plan caps that are intended to avoid imprudent risk-taking;
•	Our robust stock ownership, clawback, anti-hedging and anti-pledging policies for NEOs and other employees;
•	Multiple levels of review and approval of awards, including Committee approval of all officer and equity compensation; and
•	Immediate oversight of executive pay matters in mergers and acquisitions and unit compensation plans throughout the acquisition integration process.

The Compensation and Talent Management Committee concluded that Corning’s executive compensation program is balanced and does not reward excessive financial risk-taking.

32	CORNING 2024 PROXY STATEMENT

Corporate Governance and the Board of Directors

Board and Shareholder Meeting Attendance

The Board of Directors met seven times in 2023. Attendance at Board and committee meetings averaged 97% in 2023, and each incumbent director attended no less than 86% of the meetings of the Board and committees on which the director served.

The Board has a policy requiring all directors to attend our Annual Meeting, absent extraordinary circumstances. All our directors attended our 2023 Annual Meeting of Shareholders.

Ethics and Conduct

We are committed to conducting business lawfully and ethically. Our directors, executive officers, and all Corning employees must act with honesty and integrity. We have a comprehensive Code of Conduct that applies to all Corning directors and employees that covers areas of professional conduct, including conflicts of interest, the protection of corporate opportunities and assets, employment policies, non-discrimination policies, confidentiality, vendor standards, and intellectual property, and requires strict adherence to all laws and regulations applicable to our business. Furthermore, our Code of Ethics for our Chief Executive Officer and Financial Executives requires business integrity, avoidance of conflicts of interest, and transparency. Our Board spends meaningful time with executive management at board meetings, and other members of management at other board events, where the relationships developed enable the Board to ensure that the Company maintains a culture of integrity, responsibility and accountability throughout the organization.

We also have a supplemental “Code of Conduct for Directors and Executive Officers” that includes policies calling for strict observance of all laws applicable to our business, requires directors and executive officers to avoid any conflict between their personal interests and the interests of the Company in dealing with suppliers, customers, and other third parties, and imposes standards upon certain conduct in their personal affairs, including transactions in securities of the Company, any Company affiliate, or any unaffiliated organization. Each director and executive officer is expected to be familiar with and to follow these policies to the extent applicable to them. Any employee can provide an anonymous report of an actual or apparent violation of our codes of conduct. We will disclose any future amendments to, or waivers from, any provision of our codes of conduct involving our directors, our principal executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions on our website within four business days following the date of any such amendment or waiver. No such waivers were sought or granted in 2023.

Lobbying and Political Contributions Policy

Corning encourages employees to participate in the political process on a personal basis. However, any use of Corning funds, property, resources or employee work time for U.S. political purposes — for example, to any U.S. political party, candidate or government official – is subject to Corning’s Lobbying and Political Contributions Policy and must be approved in advance by Corning’s Government Affairs office. Any contact with members of the U.S. Congress or executive branch officials on behalf of Corning, or any Corning contribution to U.S. government officials or payment related to these officials, must be approved by and coordinated through Corning’s Government Affairs office. Our policy can be found at investor.corning.com/investor-relations/governance/political-contributions/default.aspx.

Communications with Directors

Shareholders and interested parties may communicate concerns to any director, committee member or the Board by writing to the following address: Corning Incorporated Board of Directors, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. The Board has instructed our Corporate Secretary to review correspondence directed to the Board and, at the Corporate Secretary’s discretion, to forward items that are appropriate for the Board’s consideration.

CORNING 2024 PROXY STATEMENT	33

Corporate Governance and the Board of Directors

Corporate Governance Materials Available
on Corning’s Website

In addition to our Corporate Governance Guidelines and Director Qualification Standards, other information relating to Corning’s corporate governance is available on the Investor Relations – Governance – Downloads section of our website at investor.corning.com/investor-relations/governance/overview/default.aspx including:

•	Corporate Governance Guidelines with Director Qualification Standards
•	Corning Incorporated By-Laws
•	Political Contributions and Lobbying Policy
•	Speak Up Policy
•	Code of Conduct for Directors and Executive Officers
•	Code of Ethics for Chief Executive Officer and Financial Executives
•	Our Code of Conduct
•	Audit Committee Charter
•	Compensation and Talent Management Committee Charter
•	Corporate Responsibility and Sustainability Committee Charter
•	Finance Committee Charter
•	Information Technology Committee Charter
•	Nominating and Corporate Governance Committee Charter
34	CORNING 2024 PROXY STATEMENT

Board of Directors’ Qualifications and Experience

Our Board comprises accomplished professionals with diverse skills and areas of expertise. The broad range of knowledge and opinions represented on our Board is one of its core strengths. Moreover, we believe our directors’ wide range of professional experiences, backgrounds and education provides significant value to the Company, and we intend to continue leveraging this strength.

Mr. Clark will retire from Corning’s Board at the 2024 Annual Meeting after twelve years of service. In January 2024, Mr. Blair advised the Board that he would not stand for re-election.

The following table describes key competencies and skills of our directors standing for re-election.

All directors other than Mr. Weeks are independent. Mr. Clark is the Lead Independent Director through the 2024 Annual Meeting of Shareholders. The Board will appoint its new Lead Independent Director in May.

CORNING 2024 PROXY STATEMENT	35

Proposal 1 Election of Directors

What skills and characteristics are currently represented
on the Board?

The Nominating and Corporate Governance Committee determined that the skills listed below are inextricably linked to proper Board oversight of the Company. The Board Skills and Composition Matrix, which follows the chart below, sets forth which Directors have considerable or extensive experience in each of these necessary skill areas.

Skill	Description of the Skill and Explanation of Its Importance to Our Board
Public Company Board Experience	Directors who have served on other public company boards can offer perspectives on board dynamics and operations, relations between the board and management, and oversight of matters that are vital to long-term shareholder value creation including corporate governance, executive compensation, risk management, shareholder relations, management and board succession planning and strategic, operational and compliance matters.
Finance and M&A	Corning is committed to strong financial discipline, effective allocation of capital, and an appropriate capital structure. The Company’s business is multi-faceted and involves complex financial transactions, including mergers and acquisitions, in many countries and in many currencies. We believe that directors who have senior financial leadership experience at large global organizations and financial institutions, and directors who are experienced allocators of investment capital, are important to Corning’s success.
Risk Oversight	Corning considers risk management and risk oversight experience a required skillset represented by most directors on our Board. Directors who possess these skills are best positioned to evaluate whether the Company’s risk management policies and procedures are consistent with the Company’s strategy and business purpose; that these policies and procedures are functioning as directed; that steps are taken to foster an enterprise-wide culture that supports appropriate risk awareness, behavior and judgments about risk and that recognizes and appropriately addresses risk-taking that exceeds the company’s determined risk appetite.
Accounting	As a public company, Corning is subject to certain auditing, financial accounting, and financial reporting requirements. The Board, particularly through its Audit Committee, is responsible for reviewing Corning’s complex financial statements and disclosures, overseeing financial reporting and internal controls, and monitoring internal and external auditors. Directors who understand financial reporting and the auditing process are important to ensuring that Corning’s achieves accuracy and transparency in its public disclosures.
Corporate Governance and Ethics	The Board is responsible for shaping the Company’s corporate governance priorities and structure, which must be transparent and responsive to our shareholders. Because corporate governance affects a company’s fundamental operation, it can significantly impact corporate operations. The Board must have directors with experience in keeping up with and understanding constantly changing corporate governance expectations and practices. Having directors with experience in corporate governance also better positions the Board to engage with shareholders on such matters.
Legal and Regulatory	Corning’s business requires compliance with multiple regulatory requirements across many countries and the ability to maintain relationships with various governmental entities and regulatory bodies. Directors who understand the legal and regulatory landscape applicable to the Company provide valuable advice and insight into navigating these regimes.
36	CORNING 2024 PROXY STATEMENT

Proposal 1 Election of Directors

Skill	Description of the Skill and Explanation of Its Importance to Our Board
Compensation and Talent Management	When properly structured, executive compensation and benefits drive business success, while discouraging imprudent risk-taking and aligning management’s interest with those of shareholders. Talent and human capital management is critical to succession planning and to fostering a productive and safe culture and working environment. Corning believes that these topics are inherently linked, and that director expertise in both is required to drive long-term value.
Operations	Corning’s business thesis can be simplified to “Invent. Make. Sell.” Operations are integral to the manufacturing of our products and efficient management of the enterprise. Corning values board members who are knowledgeable about and possess experience in operations and supply chain management, and the risks inherent in both, so that the Board can oversee our efforts to improve our processes and products.
Strategic Planning and Overisight	Directors who understand how to strategically plan for the future of the Company, in both the short- and long-term, are better able to oversee and advise management with respect to the formulation and execution of the Company’s strategic plans and their connection to long-term value.
Cyber Security and Information SecuritY	A robust cybersecurity environment is critical to protecting Corning’s technology infrastructure, intellectual property, manufacturing and operations, customer and employee information, and integrity as a modern global business. Corning believes its Board should contain directors with experience in information technology and establishing or overseeing information/cyber security systems and protocols.
Technology and Innovation	At Corning, our growth is fueled by a commitment to innovation. We succeed through sustained investment in research, development, and engineering, a unique combination of material and process innovation, and close collaboration with customers to solve tough technology challenges. Corning values directors who understand the business of technology and have experience driving innovation and product development. In addition, Corning believes that artificial intelligence (AI) carries opportunities and risks for the Corporation and the world; directors with an understanding of artificial intelligence will enable the Board to make informed strategic decisions, manage risks and navigate the ethical and regulatory considerations associated with the adoption of AI technologies.
Industry Experience	Corning seeks directors with experience in industries that utilize specialty glass, ceramics, and related materials and technologies, including telecommunications, consumer electronics, display technologies, life sciences, automotive, and others. This experience is critical to the oversight of Corning’s businesses and strategies in these unique and rapidly changing industries.
CORNING 2024 PROXY STATEMENT	37

Proposal 1 Election of Directors

Board Skills and Composition Matrix

After considering the recommendations of the Nominating and Corporate Governance Committee, the Board has nominated the persons described below to stand for election. All nominees were elected by Corning’s shareholders at the 2023 Annual Meeting. All nominees consented to being named in this proxy statement and to serve as director if elected or reelected. The Board believes that each of these nominees is qualified to serve as a director of Corning considering their respective skills and qualifications, as further described below. Equally important, the Board believes this combination of backgrounds, skills and experiences creates a Board that is well-equipped to exercise oversight responsibilities for Corning’s shareholders and other stakeholders.

If elected by our shareholders, the fourteen director nominees will serve for a one-year term expiring at our 2025 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

FOR	Our Board unanimously recommends that shareholders vote FOR all of our director nominees.
38	CORNING 2024 PROXY STATEMENT

Proposal 1 Election of Directors

Corning’s Director Nominees

Leslie A. Brun Director Since 2018. Age 71.

Chairman and Chief Executive Officer, Sarr Group LLC

Mr. Brun is chairman and chief executive officer of Sarr Group, LLC, co-founder, chairman and chief executive officer of Ariel Alternatives, LLC, senior advisor of G100, Council Advisors, World 50 and a member of the Council on Foreign Relations. He is also the founder and former chief executive officer and chairman of Hamilton Lane, where he served as chief executive officer and chairman from 1991 until 2005, former lead director of Merck & Co., Inc., former director and chairman of the board of Automatic Data Processing, Inc., former non-executive chairman of CDK Global, Inc., and a former director of Hewlett Packard Enterprise Company. In addition, Mr. Brun also served as a managing director and co-founder of the investment banking group of Fidelity Bank, and as a past vice president in the corporate finance division of E.F. Hutton & Co.

Experience, Skills and Qualifications of Particular Relevance to Corning:

As the current and former chief executive officer of several large investment organizations, Mr. Brun brings to the board expertise in finance and investment banking, as well as overall operating and management experience. He has significant experience in identifying and evaluating investment opportunities across a range of industries. He also brings extensive public company directorship and committee experience, in particular with respect to the governance issues facing large public companies.

Top Skills Brought to Our Board

Committees • Audit • Compensation
Current Public and Investment Company Directorships • Broadridge Financial Solutions, Inc.
Public and Investment Company Directorships Held During the Past 5 Years • CDK Global, Inc. • Merck & Co., Inc.

	Public Company Board Experience	Finance and M&A	Risk Oversight
	Accounting	Corporate Governance and Ethics	Compensation and Talent Management
Strategic Planning and Oversight
CORNING 2024 PROXY STATEMENT	39

Proposal 1 Election of Directors

Stephanie A. Burns Director Since 2012. Age 69.

Retired Chairman and Chief Executive Officer, Dow Corning Corporation

Dr. Burns has nearly 40 years of global innovation and business leadership experience. Dr. Burns joined Dow Corning in 1983 as a researcher and specialist in organosilicon chemistry. In 1994, she became the company’s first director of women’s health. She was elected to the Dow Corning Board of Directors in 2001 and elected as president in 2003. She served as chief executive officer from 2004 until May 2011 and served as chair from 2006 until her retirement in December 2011.

Experience, Skills and Qualifications of Particular Relevance to Corning:

As the former chief executive officer of a major chemical company, Dr. Burns brings to Corning’s Board broad expertise in global innovation, directing scientific research, manufacturing and commercial management, and science and technology leadership. Reflecting the deep technical skills related to her Ph.D. in organic chemistry, and as the past honorary president of the Society of Chemical Industry, chair of the American Chemistry Council and member of President Obama’s President’s Export Council, Dr. Burns brings the perspectives of a leader in scientific innovation to the Board. Her background in organic chemistry and experience in managing the impacts of manufacturing on the environment, understanding of the effective management and disclosure of environmental, social and governance (ESG) risks and opportunities, and her educated perspective on corporate sustainability practices ensure the appropriate oversight of ESG at Corning and enable the driving of long-term value for stakeholders.

Top Skills Brought to Our Board

Committees • Audit • Corporate Responsibility and Sustainability (Chair)
Current Public and Investment Company Directorships • HP Inc. • Kellanova (formerly Kellogg Company)
Public and Investment Company Directorships Held During the Past 5 Years • None

	Public Company Board Experience	Finance and M&A	Risk Oversight
	Corporate Governance and Ethics	Compensation and Talent Management	Operations
	Strategic Planning and Oversight	Technology and Innovation	Industry Experience

Committees • Audit • Corporate Responsibility and Sustainability
Current Public and Investment Company Directorships • Merck & Co., Inc. • The Progressive Corporation
Public and Investment Company Directorships Held During the Past 5 Years • 3M Company • Akamai Technologies, Inc.

Pamela J. Craig Director Since 2021. Age 67.

Retired Chief Financial Officer, Accenture plc.

From 2006 through 2013, Ms. Craig served as chief financial officer of Accenture plc., a global management consulting, technology services and outsourcing company, following many other leadership roles in line management, consulting and operations during her 34 years with the company. She is also actively involved in charitable organizations focused on education and on the advancement of women in business, including The Women’s Forum of New York, New York University Stern School of Business, Junior Achievement of New Jersey, and is a member of the Board of Trustees of Smith College.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Ms. Craig brings to Corning’s Board over 34 years of finance, management, operational, technology and international business expertise from her time as chief financial officer at Accenture. Her skills and experience as the CFO of Accenture are particularly relevant to the perspective she brings to the Audit Committee. In particular, she brings knowledge of business transformations, mergers and acquisitions, strategic planning and business process improvement. She also brings broad oversight and strategic skills from her time on the boards of several large, global public companies.

Top Skills Brought to Our Board

Public Company Board Experience	Finance and M&A	Operations
Strategic Planning and Oversight	Industry Experience
40	CORNING 2024 PROXY STATEMENT

Proposal 1 Election of Directors

Committees • Executive • Finance (Chair) • Nominating and Corporate Governance
Current Public and Investment Company Directorships • None
Public and Investment Company Directorships Held During the Past 5 Years • W. R. Grace & Co.

Robert F. Cummings, Jr. Director Since 2006. Age 74.

Retired Vice Chairman of Investment Banking, JPMorgan Chase & Co.

Mr. Cummings retired as vice chairman of Investment Banking at JPMorgan Chase & Co.in February 2016. He had served in that role since December 2010, advising on client opportunities across sectors and industry groups. Mr. Cummings began his business career in the investment banking division of Goldman, Sachs & Co. in 1973 and was a partner of that firm from 1986 until his retirement in 1998. He served as an advisory director at Goldman Sachs until 2002.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Mr. Cummings brings nearly 50 years of investment banking experience to the Board; in particular, he brings expertise in public and private financing, business development, private equity, mergers and acquisitions, and other strategic financial issues. Additionally, he brings to the Board experience in the business development and growth of technology, telecommunications, and emerging businesses. Mr. Cummings’ expansive financial experience and broad skillset enable his effective leadership as Chair of our Finance Committee.

Top Skills Brought to Our Board

Public Company Board Experience	Finance and M&A	Risk Oversight
Strategic Planning and Oversight
CORNING 2024 PROXY STATEMENT	41

Proposal 1 Election of Directors

Committees • Nominating and Corporate Governance • Compensation
Current Public and Investment Company Directorships • Alphabet, Inc. • International Flavors & Fragrances, Inc.
Public and Investment Company Directorships Held During the Past 5 Years • General Mills, Inc. • Blend Labs, Inc.

Roger W. Ferguson, Jr. Director Since 2021. Age 72.

Steven A. Tananbaum Distinguished Fellow for International Economics, Council on Foreign Relations

Mr. Ferguson is the Steven A. Tananbaum Distinguished Fellow for International Economics at the Council on Foreign Relations. He is also a partner and the Chief Investment Officer of Red Cell Partners, an incubation and venture capital enterprise focused on the health care and defense sectors. He is the past President and Chief Executive Officer of TIAA, a position he held from April 2008 until April 2021. He is also the former Vice Chairman of the Board of Governors of the U.S. Federal Reserve System. Prior to joining TIAA in April 2008, Mr. Ferguson was head of financial services for Swiss Re and Chairman of Swiss Re America Holding Corporation. From 1984 to 1997, he was an Associate and Partner at McKinsey & Company. He began his career as an attorney at the New York City office of Davis Polk & Wardwell.

Mr. Ferguson has been a national leader in banking and financial services for over 20 years as the former President and Chief Executive Officer of a Fortune 100 company and Vice Chairman of the Federal Reserve; he brings extensive banking, financial and executive leadership expertise to Corning’s Board.

Mr. Ferguson is a member of the Smithsonian Institution’s Board of Regents and the American Academy of Arts & Sciences. He also serves on the boards of the Institute for Advanced Study and Memorial Sloan Kettering Cancer Center. He is a fellow of the American Philosophical Society and a member of the Economic Club of New York, the Council on Foreign Relations, the Group of Thirty, and the National Association for Business Economics.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Mr. Ferguson’s extensive background in economics and complex regulatory matters, and distinguished career as a financial services executive, enables him to provide invaluable insight to the Board in an evolving economic, regulatory and asset management industry landscape. In addition, his extensive experience as a public company director has afforded him the ability to gain a well-informed understanding of key corporate governance and executive compensation matters.

Top Skills Brought to Our Board
Public Company Board Experience	Finance and M&A	Risk Oversight
Accounting	Corporate Governance and Ethics	Legal and Regulatory
Strategic Planning and Oversight

42	CORNING 2024 PROXY STATEMENT

Proposal 1 Election of Directors

Committees • Audit • Corporate Responsibility and Sustainability
Current Public and Investment Company Directorships • None
Public and Investment Company Directorships Held During the Past 5 Years • None

Thomas D. French Director Since 2023. Age 64.

Senior Partner Emeritus, McKinsey & Company, Inc.

Mr. French retired as a Senior Partner of McKinsey & Company in December 2019, and currently is Senior Partner Emeritus. Over his 33-year career in consulting, he served leading technology-driven industrial companies on strategy, marketing, governance, and organization design. He led the firm’s Global Marketing and Sales Practice for five years, the Americas Practice for seven years, and served on multiple firm governance committees. He is a trustee of several non-profit organizations.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Mr. French brings four decades of management consulting experience to the Board. In particular, he brings deep familiarity with how global, technology-driven companies approach strategic planning, digital transformation, customer engagement, organization design, innovation, and matters of governance. He is also deeply versed in the dynamics of Corning’s end markets, including telecommunications, display glass, advanced materials, and consumer electronics. In his role leading McKinsey’s Marketing and Sales Practice, he gained unique insight into how innovation-driven industrial companies commercialize new technologies and build businesses.

Top Skills Brought to Our Board
Corporate Governance and Ethics	Strategic Planning and Oversight
Technology and Innovation	Industry Experience

CORNING 2024 PROXY STATEMENT	43

Proposal 1 Election of Directors

Deborah A. Henretta Director Since 2013. Age 62.

Retired Group President of Global E-Business, Procter & Gamble Company

Ms. Henretta has nearly 40 years of business leadership experience across both developed and developing markets, as well as expertise in brand building, marketing, philanthropic program development and government relations. She joined Procter & Gamble (P&G) in 1985. In 2005, she was appointed President of P&G’s business in ASEAN, Australia and India. She was appointed group president, P&G Asia in 2007, group president of P&G Global Beauty Sector in June 2013, and group president of P&G E-Business in February 2015. She retired from P&G in June 2015.

Ms. Henretta was a member of Singapore’s Economic Development Board (EDB) from 2007 to 2013. In 2008, she received a U.S. State Department appointment to the Asia-Pacific Economic Cooperation’s Business Advisory Council, becoming the first woman to hold the position. In that role, she advised top government officials, including former President Barack Obama and former Secretary of State Hillary Clinton. She is a senior advisor to G100, partner of Council Advisors, and spearheads SSA & Company’s digital transformation practice.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Ms. Henretta brings to the board her extensive experience in transformative and inclusive leadership, global operations, government relations, brand building, marketing, emerging markets management, governance and ESG matters from her time as the Group President of Procter & Gamble’s Global E-Businesses, her numerous government appointments, and her ongoing development of corporate leaders and board members through the G100 and Council Advisors. She also brings to the Board a broad knowledge of the issues currently facing public companies, in particular the process of digital transformation, through her experience on the boards of other public companies and her current work with SSA & Company. Ms. Henretta also received ESG Certification from Competent Board.

Committees • Corporate Responsibility and Sustainability • Information Technology
Current Public and Investment Company Directorships • American Eagle Outfitters, Inc. • Meritage Homes Corporation • NiSource, Inc.
Public and Investment Company Directorships Held During the Past 5 Years • None

Top Skills Brought to Our Board
	Public Company Board Experience	Risk Oversight	Corporate Governance and Ethics
	Legal and Regulatory	Operations	Strategic Planning and Oversight
Technology and Innovation
44	CORNING 2024 PROXY STATEMENT

Proposal 1 Election of Directors

Committees • Finance • Information Technology
Current Public and Investment Company Directorships • Amazon.com, Inc.
Public and Investment Company Directorships Held During the Past 5 Years • None

Daniel P. Huttenlocher Director Since 2015. Age 65.

Dean, MIT Stephen A. Schwarzman College of Computing

Dr. Huttenlocher is the Dean of the MIT Schwarzman College of Computing. Prior to joining MIT, Dr. Huttenlocher served as dean and vice provost of Cornell Tech from 2012 to 2019 and worked for Cornell University from 1988 to 2012 in various positions. Before Cornell, Dr. Huttenlocher worked at Xerox Palo Alto Research Center and was Chief Technology Officer at Intelligent Markets, Inc. He has also served as the Chair of the John D. and Catherine T. MacArthur Foundation, an independent foundation that makes grants and impact investments to support non-profit organizations addressing global social challenges. Dr. Huttenlocher holds a Ph.D. in computer science and a Master of Science degree in Electrical Engineering, both from the Massachusetts Institute of Technology.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Dr. Huttenlocher is a renowned computer science researcher and educator, inventor, innovator and entrepreneur with two dozen U.S. patents. He brings to the board extensive experience in technology innovation and commercialization, customer experience, software and the societal impact of artificial intelligence. In addition, his understanding of technical computing deepens our understanding of the cybersecurity landscape.

Top Skills Brought to Our Board
Public Company Board Experience	Strategic Planning and Oversight	Cybersecurity and Information Security
Technology and Innovation	Industry Experience

Committees • Audit (Chair) • Compensation • Executive
Current Public and Investment Company Directorships • None
Public and Investment Company Directorships Held During the Past 5 Years • Louisiana-Pacific Corporation

Kurt M. Landgraf Director Since 2007. Age 77.

Retired President, Washington College

From July 2017 to July 2020, Mr. Landgraf was president of Washington College. He previously served as president and chief executive officer of Educational Testing Service (ETS), a private non-profit educational testing and measurement organization, from 2000 until his retirement in December 2013. Prior to that, he was executive vice president and chief operating officer of E.I. Du Pont de Nemours and Company (DuPont), where he held several senior leadership positions, including chief financial officer.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Mr. Landgraf brings to the Board a wealth of executive management experience in public companies, non-profit entities, higher education, and government. As former chief executive officer of ETS and chief financial officer of DuPont, he brings broad financial expertise and operations skills and experience, as well as specialized knowledge of technology, transportation, education, finance, pharmaceuticals, health care, energy, materials, and mergers and acquisitions.

Top Skills Brought to Our Board
Public Company Board Experience	Finance and M&A	Risk Oversight
Accounting	Corporate Governance and Ethics	Compensation and Talent Management
Operations	Strategic Planning and Oversight	Industry Experience
CORNING 2024 PROXY STATEMENT	45

Proposal 1 Election of Directors

Committees • Corporate Responsibility and Sustainability • Nominating and Corporate Governance
Current Public and Investment Company Directorships • Carmichael Investment Partners, LLC
Public and Investment Company Directorships Held During the Past 5 Years • None

Kevin J. Martin Director Since 2013. Age 57.

Vice President, US Public Policy, Meta Platforms, Inc.

Mr. Martin is Vice President, US Public Policy at Meta Platforms, Inc. Prior to joining Meta, he was a partner and co-chair of the telecommunications practice at Squire Patton Boggs, an international law firm (2009 to 2015). From March 2005 to January 2009, he was chairman of the Federal Communications Commission (FCC).

Mr. Martin has two decades’ experience as a lawyer and policymaker in the telecommunications field. Before joining the FCC as a commissioner in 2001, Mr. Martin was a special assistant to the president for Economic Policy and served on the staff of the National Economic Council, focusing on commerce and technology policy issues. He served as the official U.S. government representative to the G-8’s Digital Opportunity Task Force.

Experience, Skills and Qualifications of Particular Relevance to Corning:

With twenty-years of legal, telecommunications, technology, and policy experience, Mr. Martin brings exceptional experience to the Board as former chairman of the FCC. His extensive experience in regulation and government affairs, international relations, and the media, telecommunications and technology sectors provide a unique and important perspective on the global communications transformation in which Corning participates.

Top Skills Brought to Our Board
Public Company Board Experience	Legal and Regulatory	Strategic Planning and Oversight
Technology and Innovation	Industry Experience
46	CORNING 2024 PROXY STATEMENT

Proposal 1 Election of Directors

Deborah D. Rieman Director Since 1999. Age 74.

Retired Executive Chairman, Metamarkets Group

Dr. Rieman has more than 34 years of experience in the software and information technology industries. In 2016, she retired as executive chairman of Metamarkets Group. Previously, she was managing director of Equus Management Company, a private investment fund. From 1995 to 1999, she served as president and chief executive officer of Check Point Software Technologies, Incorporated.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Dr. Rieman brings to the Board significant expertise in information technology, innovation, and entrepreneurial endeavors, as well as the technical skills related to her Ph.D. in mathematics. As the former president and chief executive officer of a software company specializing in security, she brings a deep IT security background to our Information Technology Committee. She also brings to the Board experience in technology development, marketing, business development, investor relations, and investment management, as well as significant institutional knowledge of Corning’s businesses. This significant experience with our Company gives her unique insight into the Company’s long-term performance and methods of long-term shareholder value creation. This understanding supports her role as Chair of our Compensation and Talent Management Committee, which prioritizes in its compensation strategies pay-for-performance and rewards for long-term value creation.

Committees • Compensation (Chair) • Information Technology
Current Public and Investment Company Directorships • None
Public and Investment Company Directorships Held During the Past 5 Years • None

Top Skills Brought to Our Board
	Public Company Board Experience	Risk Oversight	Compensation and Talent Management
	Strategic Planning and Oversight	Cybersecurity and Information Security	Technology and Innovation
Industry Experience
CORNING 2024 PROXY STATEMENT	47

Proposal 1 Election of Directors

Committees • Compensation • Executive • Nominating and Corporate Governance (Chair)
Current Public and Investment Company Directorships • None
Public and Investment Company Directorships Held During the Past 5 Years • Harris Corporation • NextEra Energy, Inc. • Ryder Systems Inc.

Hansel E. Tookes II Director Since 2001. Age 76.

Retired Chairman and Chief Executive Officer, Raytheon Aircraft Company

Mr. Tookes retired from Raytheon Company in December 2002. He joined Raytheon in 1999 and served as president of Raytheon International, chairman and chief executive officer of Raytheon Aircraft, and executive vice president of Raytheon Company. From 1980 to 1999, Mr. Tookes served United Technologies Corporation as president of Pratt and Whitney’s Large Military Engines Group and in a variety of other leadership positions. He is a former Lieutenant Commander and military pilot in the United States Navy, and former commercial pilot with United Airlines. He is also a former member of the National Academies Aeronautics and Space Engineering Board.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Mr. Tookes has over 40 years of extensive experience in technology-driven business environments, operations, manufacturing, performance excellence, business development, and military and government contracting. He also brings his science and engineering education, military training, and strategic executive perspective to the Board. Mr. Tookes’ extensive industry and public company board experience supports his understanding of the corporate governance, executive compensation, and the ESG landscape, positioning him to effectively lead the Company’s Nominating and Corporate Governance Committee.

Top Skills Brought to Our Board
Public Company Board Experience	Risk Oversight	Corporate Governance and Ethics
Legal and Regulatory	Compensation and Talent Management	Operations
Strategic Planning and Oversight	Industry Experience
48	CORNING 2024 PROXY STATEMENT

Proposal 1 Election of Directors

Committees • Executive (Chair)
Current Public and Investment Company Directorships • Amazon.com, Inc.
Public and Investment Company Directorships Held During the Past 5 Years • Merck & Co., Inc.

Wendell P. Weeks Director Since 2000. Age 64.

Chairman and Chief Executive Officer, Corning Incorporated

Mr. Weeks has served as the chief executive officer of Corning Incorporated since April 2005 and chairman of the board of directors since April 2007. He has held a variety of financial, commercial, business development, and general management positions across Corning’s businesses and technologies since he joined the company in 1983.

Mr. Weeks currently serves on the board of Amazon.com, Inc. and served on the board of Merck & Co., Inc. from February 2004 to May 2020. He is also on the board of trustees for the Corning Museum of Glass.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Mr. Weeks’s leadership in many of Corning’s businesses, contributions to the development of numerous technologies, and experience over 18 years as Corning’s chief executive officer gives him a unique understanding of Corning’s diverse business operations and life-changing innovations. He has proven skill in the development of emerging innovations, new product lines, and customer-related opportunities, in addition to his wide-ranging experience and knowledge of financial and accounting matters relevant to a global corporation.

Top Skills Brought to Our Board
Public Company Board Experience	Finance and M&A	Risk Oversight
Accounting	Industry Experience	Compensation and Talent Management
Operations	Strategic Planning and Oversight	Technology and Innovation
CORNING 2024 PROXY STATEMENT	49

Proposal 1 Election of Directors

Committees • Finance • Information Technology (Chair)
Current Public and Investment Company Directorships • None
Public and Investment Company Directorships Held During the Past 5 Years • Cabot Corporation • Azenta, Inc. (formerly known as Brooks Automation, Inc.)

Mark S. Wrighton Director Since 2009. Age 74.

Professor and Chancellor Emeritus, Washington University in St. Louis

Dr. Wrighton has nearly 30 years of leadership experience overseeing large research universities. He currently serves as a professor and chancellor emeritus of Washington University in St. Louis where he served 24 years as its chancellor. Before joining Washington University in St. Louis, he was a researcher and professor at the Massachusetts Institute of Technology, where he was head of the Department of Chemistry from 1987 to 1990, and then provost from 1990 to 1995. Dr. Wrighton served as a presidential appointee to the National Science Board from 2000 to 2006. He is also a past chair of the Association of American Universities, the Business Higher Education Forum, and the Consortium on Financing Higher Education. He was elected to membership in the American Academy of Arts and Sciences and the American Philosophical Society, and he is a Fellow of the American Association for the Advancement of Science.

Experience, Skills and Qualifications of Particular Relevance to Corning:

Dr. Wrighton is a professor, chemist and research scientist with expertise in materials and research interests in the areas of transition metal catalysis, molecular electronics and photoprocesses at electrodes. He also has expertise in areas of direct relevance to Corning, including materials chemistry, photochemistry, surface chemistry and life sciences. Under Dr. Wrighton’s executive and fiscal leadership, Washington University in St. Louis grew significantly in academic stature, research enterprise, infrastructure, student quality, curriculum and international reputation. Dr. Wrighton brings to the Board his vast scientific knowledge and understanding of complex research and development issues.

Top Skills Brought to Our Board

Public Company Board Experience	Finance and M&A	Risk Oversight
Strategic Planning and Oversight	Technology and Innovation

50	CORNING 2024 PROXY STATEMENT

The Compensation and Talent Management Committee sets director compensation at levels that ensure our directors are paid appropriately for their time commitment and responsibilities relative to directors at companies of comparable size, industry and scope of operations. The Committee believes that providing a competitive compensation package is important because it enables Corning to attract and retain highly qualified directors who are critical to the Company’s long-term success. Our objective is to pay non-employee directors competitively compared to comparable companies and for a significant portion of director compensation to be stock based. The Compensation and Talent Management Committee’s independent consultant, Frederic W. Cook & Co., Inc., conducts an annual review of the director compensation levels relative to external best practices as well as Corning’s compensation peer group and advises the Committee annually to ensure that compensation levels remain competitive.

The Company uses a combination of stock-based and cash compensation for its directors. Corning believes that a significant portion of director compensation should be linked to the Company’s performance over time. Therefore, a portion of the directors’ compensation is paid as an annual equity grant of restricted stock units (in 2023, 60% of annual retainer), which are not settled in shares of common stock until retirement or resignation from the Board.

Directors may defer receipt of all or a portion of their cash compensation and may defer receipt of their annual equity retainer (in RSUs) by electing distribution in up to 10 annual installments. Cash amounts deferred may be allocated to an account earning interest, compounded quarterly, at the rate equal to the prime rate of Citibank, N.A. at the end of each calendar quarter; a restricted stock unit account; or a combination of such accounts. In addition, in 2023 directors were given the opportunity to participate in the 2023 Cash for Equity Exchange Program, on the same basis as active employees, whereby they could exchange up to 40% of cash fees for the first half of 2023 in exchange for RSUs equal to 120% of the amount exchanged. All directors except for Mr. French (who joined the Board after the 2023 Cash for Equity Exchange Program election period concluded) participated in the 2023 Cash for Equity Exchange Program, and seven directors elected to defer additional portions of their cash compensation under the director deferral program. For more information on the 2023 Cash for Equity Exchange Program, see page 60.

As an employee of the Company, Mr. Weeks is not compensated separately for service on the Board or any of its committees.

2023 Director Compensation

The following table outlines 2023 director compensation.

Annual Equity Grant	$215,000, comprised of 6,119 restricted stock units (valued as of the grant date) under our 2019 Equity Plan for Non-Employee Directors. These RSUs are not settled or available for transfer or sale until six months after the date of a director’s retirement or resignation.
The grants are approved by the Board annually at its February meeting and directors joining after the February meeting receive a pro-rated grant for that year.
Annual Cash Retainer	$110,000. The retainer amount is approved by the Board annually at its February meeting and directors joining after the February meeting receive a pro-rated retainer for that year.
Lead Independent Director Additional Cash Compensation	$40,000
CORNING 2024 PROXY STATEMENT	51

Director Compensation

Committee Chair Additional Cash Compensation	Audit Committee Chair: $25,000 Compensation and Talent Committee Chair: $20,000 Other Committee Chairs: $15,000
Committee Member Additional Cash Compensation	Audit Committee Members: $18,000
Compensation and Talent Committee Members: $15,000
Executive, Finance, Nominating and Corporate Governance, Information Technology, and Corporate Responsibility and Sustainability Committee Members: $10,000

In 2023, the directors below performed the specified leadership roles:

Name	Leadership Role
Mr. Clark	Lead Independent Director
Mr. Landgraf	Audit Committee Chair
Dr. Rieman	Compensation and Talent Management Committee Chair
Dr. Burns	Corporate Responsibility and Sustainability Committee Chair
Mr. Cummings	Finance Committee Chair
Mr. Tookes	Nominating and Corporate Governance Committee Chair
Dr. Wrighton	Information Technology Committee Chair

Non-employee directors are reimbursed for expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and shareholder meetings. Directors are also reimbursed for reasonable expenses associated with participation in director education programs.

Directors’ Charitable Giving Programs

Although closed to directors joining the Board after October 5, 2016, Corning has a Directors’ Charitable Giving Program pursuant to which a director may direct the Company to make a charitable bequest to one or more qualified charitable organizations recommended by such director and approved by Corning in the amount of $1,000,000 (employee directors) or $1,250,000 (non-employee directors) following his or her death. This program is directly funded from general corporate assets. Because the charitable deductions accrue solely to Corning, the directors derive no direct financial benefit from the program, and we do not include these amounts in the directors’ compensation. In 2023, all directors except Messrs. Brun, Ferguson and French and Ms. Craig were eligible to participate in the program.

Directors are also eligible to participate in the Corning Incorporated Foundation Matching Gifts Program for eligible charitable organizations. This Program is available to all active Corning employees and directors. In 2023, the matching gift amount available from the Foundation on behalf of each participant in the Program was $7,500 per calendar year.

Corning also pays premiums on our directors’ and officers’ liability insurance policies.

Changes to Director Compensation in 2024

In February 2024, the Board approved an increase to the non-employee directors’ annual equity grant from $215,000 to $225,000 as a competitive measure, as proposed by the Compensation and Talent Management Committee in consultation with the Committee’s independent consultant. This annual equity grant will be payable in restricted stock units.

In addition, beginning in 2024, Directors may elect to receive their equity retainer earlier than at retirement (as soon as 1 year from the grant date), provided they make their election prior to the start of the calendar year in which the retainer is earned, and any such distribution would not result in the Director failing to meet the share ownership requirements described on page 54.

52	CORNING 2024 PROXY STATEMENT

Director Compensation

2023 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Donald W. Blair	$138,000	$220,542	$7,500	$366,042
Leslie A. Brun	143,000	220,742	0	363,742
Stephanie A. Burns	153,000	221,142	0	374,142
Richard T. Clark	185,000	222,422	0	407,422
Pamela J. Craig	138,000	218,472	0	356,472
Robert F. Cummings, Jr.	155,000	221,222	0	376,222
Roger W. Ferguson, Jr.	135,000	220,422	0	355,422
Thomas D. French	80,500	125,426	7,500	213,426
Deborah A. Henretta	130,000	220,222	0	350,222
Daniel P. Huttenlocher	130,000	220,222	0	350,222
Kurt M. Landgraf	178,000	219,422	7,500	404,922
Kevin J. Martin	130,000	220,222	0	350,222
Deborah D. Rieman	155,000	221,222	0	376,222
Hansel E. Tookes II	160,000	221,422	7,500	388,922
Mark S. Wrighton	145,000	220,822	7,500	373,322
(1)	Includes all fees and retainers paid in cash or deferred pursuant to the Corning Incorporated Non-Employee Directors’ Deferred Compensation Plan and 2023 Cash for Equity Exchange Program.
(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units granted pursuant to the 2019 Equity Plan for Non-Employee Directors and the 2023 Cash for Equity Exchange Program premium. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 12, 2024. There can be no assurance that the grant date fair value amounts will ever be realized. The total number of restricted stock awards (RSAs), restricted stock units (RSUs) and RSU deferrals each Director had outstanding at December 31, 2023 is shown in the table below. Total stock holdings for directors as of December 31, 2023 are shown in the “Beneficial Ownership of Directors and Officers” table.
(3)	The amounts in this column reflect charitable donation matches made by the Corning Foundation’s Matching Gifts Program.

The following shows the total number of RSAs, RSUs and RSU deferrals each Director had outstanding at December 31, 2023. No options were granted to any Director in 2023, and as of December 31, 2023 no Director had any outstanding options.

Name	RSAs, RSUs and RSU Deferrals Outstanding at December 31, 2023
Donald W. Blair	106,199
Leslie A. Brun	33,455
Stephanie A. Burns	103,341
Richard T. Clark	84,778
Pamela J. Craig	13,890
Robert F. Cummings, Jr.	230,908
Roger W. Ferguson, Jr.	25,394
Thomas D. French	3,644
Deborah A. Henretta	104,654
Daniel P. Huttenlocher	55,792
Kurt M. Landgraf	187,921
Kevin J. Martin	87,802
Deborah D. Rieman	141,927
Hansel E. Tookes II	129,271
Mark S. Wrighton	100,476
CORNING 2024 PROXY STATEMENT	53

Stock Ownership Guidelines

We believe in the importance of equity ownership by directors and executive management as a direct link to shareholders, and require all directors, named executive officers (NEOs), and non-NEO executive management to achieve the required levels of ownership under our stock ownership guidelines within five years of their election, appointment or designation. Restricted, direct and indirectly owned shares, and current and deferred restricted stock units, each count toward our stock ownership guidelines. All directors and NEOs who have been so for five years or more currently comply with the guidelines.

DIRECTORS	CEO	OTHER NEOs and SENIOR LEADERSHIP TEAM MEMBERS

5X Annual Cash Retainer	6X Base Salary	3X Base Salary

Our directors and executive management are also subject to our anti-hedging and anti-pledging policies. For further information, see “Anti-Hedging Policy” and “Anti-Pledging Policy” both on page 74.

Delinquent Section 16(a) Reports

SEC rules require disclosure of those directors, officers, and beneficial owners of more than 10% of our common stock who fail to timely file reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year. Based on review of reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2023, all Section 16(a) filing requirements were met.

54	CORNING 2024 PROXY STATEMENT

Stock Ownership Information

Beneficial Ownership Table

As of December 31, 2023	Shares Directly or Indirectly Owned(1)(2)(3)		Stock Options Exercisable Within 60 Days	Restricted Stock Units Vesting Within 60 Days	(A) Total Shares Beneficially Owned		Percent of Class		(B) RSUs and PSUs Not Vesting Within 60 Days(4)	Total of Columns (A) + (B)
The Vanguard Group	—		—	—	98,246,749	(5)	11.52%		—	—
Samsung Display Co., Ltd.	—		—	—	80,000,000	(6)	9.4%	(7)	—	—
BlackRock, Inc.	—		—	—	60,192,751	(8)	7.1%		—	—
Donald W. Blair	17,243				17,243		*		88,956	106,199
Leslie A. Brun	0				0		*		33,455	33,455
Stephanie A. Burns	56,888				56,888		*		62,807	119,695
Richard T. Clark	41,962				41,962		*		42,816	84,778
Pamela J. Craig	0				0		*		13,890	13,890
Robert F. Cummings, Jr.	151,199				151,199		*		166,222	317,421
Roger W. Ferguson, Jr.	6,938				6,938		*		25,394	32,332
Thomas D. French	0				0				3,644	3,644
Deborah A. Henretta	25,965				25,965		*		78,689	104,654
Daniel P. Huttenlocher	13,910				13,910		*		41,882	55,792
Kurt M. Landgraf	62,957				62,957		*		124,964	187,921
Kevin J. Martin	31,506				31,506		*		56,296	87,802
Deborah D. Rieman	100,813				100,813		*		42,314	143,127
Hansel E. Tookes II	96,863				96,863		*		42,408	139,271
Mark S. Wrighton	66,088				66,088		*		42,163	108,251
Wendell P. Weeks	862,041	(9)	474,609	11,304	1,347,954		*		491,378	1,839,332
							*
Edward A. Schlesinger	66,081		39,717	2,934	108,732		*		67,981	176,713
Lawrence D. McRae	213,063		115,052	1,554	329,669		*		98,099	427,768
Eric S. Musser	180,159		53,490	6,021	239,670		*		184,240	423,910
Lewis A. Steverson	29,378		0	3,448	32,826		*		146,959	179,785
All Directors and Executive Officers as a group (32 persons)	2,579,274	(10)(11)	1,142,910	114,624	3,836,808		*		2,574,579	6,411,387
*	Less than 0.50%
(1)	Includes shares of common stock subject to forfeiture and restrictions on transfer, granted under Corning’s Incentive Stock Plans.
(2)	Includes shares of common stock subject to forfeiture and restrictions on transfer, granted under Corning’s Restricted Stock Plans for non-employee directors.
(3)	Includes shares of common stock held by The Bank of New York Mellon Corporation as the trustee of Corning’s Investment Plans for the benefit of the members of the group, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes the shares for which instructions were received. The power to dispose of shares of common stock is also restricted by the provisions of the plans. The trustee holds for the benefit of Messrs. Weeks, Schlesinger, McRae, Musser and Steverson, and all executive officers as a group, the equivalent of 14,567; 0; 7,805; 0; 0 and 31,286 shares of common stock, respectively. It also holds for the benefit of all employees who participate in the plans the equivalent of 7,743,512 shares of common stock (being .91% of the class).
(4)	The Restricted Stock Units (RSUs) and Performance Share Units (PSUs) represented entitled the holder to receive the same number of unrestricted shares of common stock upon the lapse of restrictions, at which point shareholders will have sole investment and voting power. RSUs and PSUs that will not vest within 60 days of the date of this table are not considered beneficially owned for purposes of the table and therefore are not included in the Total Shares Beneficially Owned column because the holders are not entitled to voting rights or investment control until the restrictions lapse. However, ownership of these RSUs and PSUs further aligns our Directors and Executive Officers’ interests with those of our shareholders.
(5)	Reflects shares beneficially owned by The Vanguard Group (Vanguard), according to a Schedule 13G/A filed by Vanguard with the SEC on February 13, 2024, reflecting ownership of shares as of December 31, 2023. Vanguard lists its address as 100 Vanguard Blvd., Malvern PA 19355. Vanguard has sole voting power and/or sole dispositive power with respect to 94,849,137 shares and shared voting power and/or shared dispositive power with respect to 3,397,612 shares. According to the Schedule 13G/A, Vanguard beneficially owned 11.52% of our common stock as of December 31, 2023.
(6)	Reflects shares beneficially owned by Samsung Display Co., Ltd. (Samsung), according to a Schedule 13G/A filed by Samsung with the SEC on April 8, 2021, reflecting ownership of shares as of April 8, 2021. Samsung lists its address as 1, Samsung-ro, Giheung-gu, Yongin-si, Gyeonggi-Do, 17113, Republic of Korea. Samsung has sole voting power and/or sole dispositive power with respect to 80,000,000 shares and shared voting power and/or shared dispositive power with respect to 0. According to the Schedule 13G/A, Samsung beneficially owned 9.0% of our common stock as of April 8, 2021.
(7)	Samsung Display Co., Ltd.’s 80,000,000 shares of common stock were equal to 9.4% of our common stock as of December 31, 2023.
(8)	Reflects shares beneficially owned by BlackRock, Inc. (BlackRock), according to a Schedule 13G/A filed by BlackRock with the SEC on January 26, 2024, reflecting ownership of shares as of December 31, 2023. Blackrock lists its address as 50 Hudson Yards, New York, NY 10001. BlackRock has sole voting power and/or sole dispositive power with respect to 60,192,751 shares and shared voting power and/or shared dispositive power with respect to 0 shares. According to the Schedule 13G/A, BlackRock beneficially owned 7.1% of our common stock as of December 31, 2023.
(9)	Does not include 19,084 shares owned by the spouses of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.
(10)	As of December 31, 2023, none of our directors or executive officers have pledged any such shares.
CORNING 2024 PROXY STATEMENT	55

Our Board of Directors requests that shareholders approve the compensation of our Named Executive Officers (NEOs), pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), as disclosed in this proxy statement, which includes the Compensation Discussion and Analysis, the compensation tables and narrative disclosure on executive compensation.

While this vote is advisory and not binding on the Company, the Board of Directors values shareholder opinion and will consider the outcome of the vote in determining our executive compensation programs.

Say on Pay Proposal

Our Board maintains a “pay for performance” philosophy that forms the foundation for all Compensation and Talent Management Committee decisions regarding executive compensation. In addition, our compensation programs are designed to facilitate strong corporate governance, foster collaboration and support our short- and long-term corporate strategies.

The Compensation Discussion and Analysis portion of this proxy statement contains a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation and Talent Management Committee has made under those programs and the factors considered in making those decisions. Our shareholders have affirmed their support of our executive pay programs in our outreach discussions and in their ongoing support of our Say on Pay proposals. We believe that we have created a compensation program deserving of shareholder support.

For these reasons, the Board of Directors recommends that shareholders vote in favor of the resolution:

RESOLVED, that the compensation paid to the Named Executive Officers disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion & Analysis, the compensation tables and related narrative disclosure on executive compensation) is hereby APPROVED.

FOR	Our Board unanimously recommends a vote FOR the approval of our executive compensation as disclosed in this proxy statement.
56	CORNING 2024 PROXY STATEMENT

This Compensation Discussion & Analysis (CD&A) presents Corning’s executive compensation for 2023, including the compensation for our Named Executive Officers (NEOs). It also describes how this compensation aligns with our pay-for-performance philosophy and recognizes the achievement of corporate goals.

OUR NEOS IN FISCAL YEAR 2023 WERE:

Named Executive Officer	Role	Years in Role	Years at Corning
Wendell P. Weeks	Chairman and Chief Executive Officer (CEO)	19 Years as CEO	41 years
Edward A. Schlesinger	Executive Vice President and Chief Financial Officer	2 Years (7 years as Corporate Controller)	11 years
Lawrence D. McRae*	Vice Chairman and Corporate Development Officer	8 Years as Vice Chairman (23 years as Corporate Development Officer)	38 years
Eric S. Musser	President and Chief Operating Officer	4 Years (7 years as Executive Vice President)	38 years
Lewis A. Steverson	Executive Vice President and Chief Legal and Administrative Officer	4 Years (7 years as Chief Legal Officer)	11 years

*Mr. McRae retired from the Company as of December 31, 2023.

CD&A Table of Contents

To assist you in finding important information, we call your attention to the following sections of the CD&A:

58	Executive Summary
61	2023 Performance Overview: A Focus on Adaptation and Operational Strength
65	2023 Executive Compensation Program Details for NEOs
72	Compensation Peer Group
74	Compensation Program – Other Governance Matters
75	Compensation and Talent Management Committee Report
76	2023 Compensation Tables
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Compensation Discussion & Analysis

Executive Summary

Plan Philosophy and Approach

Our compensation program is designed to attract and retain the most talented employees within our industry segments and to incentivize them to perform at the highest level while executing on our strategic priorities. In order to retain and motivate this caliber of talent, the Compensation and Talent Management Committee (the Committee) is committed to promoting a performance-based and team-based culture. Performance-based compensation is tied to financial metrics developed to incent management to deliver on our strategic priorities and our commitments to our shareholders. The majority of our executive compensation is directly aligned with our Company financial performance or linked to the value of our common stock.

Our key compensation program principles are as follows:

•	Pay for performance
•	Provide a competitive base salary
•	Apply a team-based management approach
•	Increase the proportion of performance-based incentive compensation for more senior positions
•	Align the interests of our executive group with shareholders

Our Short-Term Incentives

Short-term incentives are designed to reward NEOs for Corning’s consolidated annual financial and operational performance supporting our strategic priorities and team-based management approach. Corning has two short-term incentive plans: the Performance Incentive Plan (PIP) and GoalSharing.

As part of our 2023 Cash for Equity Exchange Program implemented to preserve corporate cash, 2023 cash PIP was exchanged in February 2023 for Performance Stock Units (PSUs) vesting over 36 months. The PSU award is capped at 110% of the cash PIP target (versus the 200% cap that applies to the cash PIP plan) and is based entirely on corporate financial performance metrics (as described in the chart below). See page 60 for more information about 2023 Cash for Equity Exchange Program.

GoalSharing Plans are local and business unit performance plans designed to give every employee the opportunity to be rewarded for achieving business objectives. Employee GoalSharing Plans are weighted 75% on local unit performance metrics (typically financial and/or continuous improvement objectives such as cost reduction, quality, or manufacturing performance) and 25% weighted on overall corporate financial performance. The NEO GoalSharing Plan is based on the average payout of all unit GoalSharing plans.

Short-Term Incentives
Performance Incentive Plan (PIP)*	NEO’s GoalSharing Plan (Paid In Cash)

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Compensation Discussion & Analysis

Our Long-Term Incentives

We believe it is important that our long-term incentives drive the success of our strategic priorities and generate long-term value for our shareholders. We also believe it is important for a significant portion of LTI to be in the form of equity to align our executives’ financial interests with those of our shareholders.

The LTI plan awards are comprised of Performance Stock Units (PSUs) (45% of target), Cash Performance Units (CPUs) (25% of target) and Restricted Stock Units (RSUs) (30% of target).

2023 CPU and PSU payouts will be based 70% on Adjusted Free Cash Flow, and 30% on Core Net Sales with annual results being averaged over a three-year performance period (2023–2025). In addition to these corporate financial metrics, CPUs and PSUs are also subject to an ROIC modifier of up to +/- 10%, which acts as a multiplier, based on ROIC improvement over the three-year period against pre-established objectives.

Long-Term Incentives Paid in Cash (CPUs) and Equity (PSUs and RSUs)
Long-Term Incentives
2023 Target Compensation Components*
CEO	ALL OTHER NEOs

* The charts above reflects ordinary target compensation elements. In 2023 we utilized a Cash for Equity Exchange Program whereby each NEO voluntarily exchanged a portion of their cash salary for RSUs, and their 2023 cash PIP was automatically exchanged for PSUs (see page 60 for more details on the 2023 Cash for Equity Exchange Program).

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Compensation Discussion & Analysis

2023 Cash for Equity Exchange Program

Heading into 2023, we saw recession-level demand in virtually all of our MAPs and experienced significant inflationary cost pressures. To proactively conserve cash while we adapted to these business realities, we introduced the 2023 Cash for Equity Exchange Program. NEOs, along with other salaried employees, were offered the opportunity to exchange up to 40% of their base salary during the first six months of 2023 for RSUs equal to 120% of the salary amount exchanged, vesting over 18 months. Our external directors were also offered the opportunity to exchange up to 40% of their cash fees for the first six months of 2023 for RSUs equal to 120% of the fee amount exchanged.

Because the Cash For Equity base salary exchange was voluntary and employees would lose the opportunity for defined contribution plan and company matching contributions on those dollars exchanged, the Committee decided to provide 20% additional RSUs to incentivize employees to participate in the exchange. For example, in the US, an employee that contributes 6% of their salary to the Investment Plan receives a company matching contribution of 4%, for a total 10% defined contribution plan contribution. An employee that participated in the 2023 Cash for Equity Exchange and exchanged 6% of their salary for RSUs would have received a 20% special incentive of 1.2% in additional RSUs, for a total of 7.2% delivered in RSUs.

In addition, as part of the program, 2023 cash PIP was exchanged for PSUs, which vest over 36 months, are capped at 110% of the cash PIP target, and are based entirely on corporate financial performance metrics. The actual value earned by each NEO based on actual 2023 performance was only 51% of target. The difference between the number of PSUs awarded and the number of PSUs actually earned was forfeited.

2023 Performance Metrics

Our key compensation metrics focus and align leadership on the key drivers for creating long-term value for our shareholders. In 2023, the Committee determined that our prior year key performance metrics – core net sales, profitability (as measured by Core EPS) and a cash flow measure (as measured by adjusted free cash flow) – were still the appropriate performance measures for 2023.

2023 Key Compensation Metrics

Award	Type	Metrics Used
GoalSharing (Cash)	Short-term/ Annual	25% corporate financial performance 75% local and business unit performance plans (average of >100 unit plans)
PIP (PSUs in 2023)	Short-term/ Annual*	100% corporate financial • 25% core net sales, 75% core EPS (see 2023 Cash for Equity Exchange Program described above)
CPUs/PSUs	Long-term/ three-year measurement period

Performance period metrics, average of three one-year performance periods:

•     30% core net sales, 70% adjusted free cash flow

Long-term modifier: final result adjusted +/-10%, which acts as a multiplier, based on ROIC improvement over the three-year performance period

*PIP is typically an annual bonus plan; however, the 2023 Cash for Equity Exchange PIP PSUs vest over three years.

THREE-YEAR PAY-FOR-PERFORMANCE RESULTS
(% of target)	2023	2022	2021
Short-Term Incentives (annual results):
PIP	51%	62.5%	165%
GoalSharing (% of base salary vs. 5% target)	5.48%	5.65%	7.44%
Long-Term Incentives:
CPUs and PSUs (annual result)	56%	49%	175%
CPUs and PSUs (3-year average result)	93%	135%	139%
x Three-year CPU/PSU ROIC modifier (up to +/- 10% multiplier)	+2.5%	+10%	+3.0%
CPU/PSU final result (3-year period ending)	95.33%	148.5%	143%
The Committee made no discretionary adjustments to compensation results in 2023 (positive or negative).

60	CORNING 2024 PROXY STATEMENT

Compensation Discussion & Analysis

2023 Performance Overview: A Focus on Adaptation
and Operational Strength

In 2023, Corning delivered on its commitments, adapted to adverse global market dynamics and recession-level demand, and positioned ourselves to capture growth when consumer demand returns. Our 2023 results demonstrated continued progress in advancing our market leadership, strengthening our profitability, and improving our cash-flow generation even in the lower-demand environment we experienced in 2023. Core gross margin grew 330 basis points year-over-year and adjusted free cash flow necessary to fund operations and future investments finished the year at $880 million.

Performance Results

$13.6B	$1.70	330bps	$880M
In core net sales	In core EPS	Core gross margin improvement	In adjusted free cash flow

Demand in most of our markets is temporarily depressed due to supply chain corrections and macroeconomic factors. Therefore, our sales are well below long-term trends even as we are outperforming on price and productivity plans. These market conditions create a unique opportunity for us to deliver another $3 billion-plus in annual sales, without incremental capital investment, in the medium-term as our markets normalize. As we capture that growth, we expect to deliver incremental profit and cash to our shareholders. We also remain confident that key industry growth drivers are intact: specifically, wireless, broadband, 5G, cloud computing, advanced artificial intelligence in Optical Communications, increased screen sizes in Display Technologies, tighter emission regulations that drive more and better filtration in Environmental Technologies and the need for increasingly advanced cover materials in Mobile Consumer Electronics. We have built a competitively-advantaged position for greater than 80% of our sales over the last few years—we are the technology leader, as well as the lowest cost producer in those markets. Additionally, we have opportunities to capitalize on growth in our markets by increasing our value capture with our More Corning content approach.

Leveraging Our Focused Portfolio of Compelling Long-Term Growth
Opportunities

Corning strives to be a catalyst for positive change and to help move the world forward. The company invents, makes and sells life-changing products based on a set of vital capabilities that are increasingly relevant to profound transformations that touch many facets of daily life.

Recent highlights include:

•	Continuing to set the standard for durable, high-performance smartphone cover materials. Corning continued its legacy of innovation with its Corning® Gorilla® Armor, a new cover material featured on Samsung’s Galaxy S24 Ultra. Gorilla Armor offers an unparalleled combination of durability and visual clarity, delivering a richer display in sunlight and greater protection against damage caused by daily wear.
•	Advancing optical innovations in broadband, 5G, cloud computing, and advanced AI. Corning’s fiber optics innovations and unique value proposition position the company to capitalize on opportunities in telecommunications, cloud computing, and advanced AI.
•	Advancing the driving experience by creating the next generation of automotive-interior displays. Corning technologies are playing a central role in enabling new flexible OLED vehicle cockpit displays that are sustainable, ready to integrate, and can dramatically enhance the driving experience for consumers, enabling individualized user experiences behind the wheel.
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Compensation Discussion & Analysis

•	Helping automakers turn windows into system-enabling components. A recent MotorTrend article featured Corning’s new Fusion5™ Glass, which delivers windshields with superior durability, better optical performance, and lighter weight than conventional windshields. The innovative windshield technology helps enable the sensor systems needed for Advanced Driver Assistance Systems and higher levels of autonomy, while providing weight savings needed to extend electric vehicle range.
•	Continuing its dedication to providing an equitable workplace. For the second year in a row, Corning received a score of 100 on the Human Rights Campaign Foundation’s Corporate Equality Index.

Our Performance Metrics in Context

In 2023, we set our targets fairly flat year-over year, despite the macro-economic headwinds facing our businesses:

•  Core EPS: target set 0.5% above 2022 actual – 50% of target payout achieved

•  Core Net Sales: target set 0.6% above 2022 actual – 53% of target payout achieved

•  Adjusted Free Cash Flow: although targets are set independently each year, 2023 target was set $57M over 2022 actual – 58% of target payout achieved

In 2023, we again set rigorous targets across our key performance metrics. The metrics we use to measure our performance include Core Earnings Per Share, Core Net Sales, and Adjusted Free Cash Flow, with a 3-year ROIC modifier on our LTI (see below). These metrics and ROIC modifier were chosen because they are key drivers for creating long-term shareholder value and the financial indicators that best reflect the achievement of the strategic and operational objectives set out for our management team.

We went into the year knowing that customer demand was declining. Our goals were to maintain flat revenues and offset inflationary trends with cost reduction and improved business performance, so that we would be well positioned to capture growth when customer demand returned. Because of the increased uncertainty our performance curves were set with a “flat spot” designed to avoid a windfall payout should markets rebound quicker than anticipated. For example a $0.20 decline of EPS drops the payout to 80% but a $0.20 increase in EPS only reaches a payout of 110%. A similar “flat spot” principle was incorporated into all of our 2023 targets.

While share price performance is extremely important and considered by the Committee, our executive compensation program, particularly for our CEO, is heavily based on our performance against underlying metrics that support long-term shareholder value creation, including the financial and operational metrics identified by our shareholders as meaningful for our business. We believe Corning remains in a strong position to execute our leadership priorities and deliver sustainable shareholder value.

Our Performance Against Our Corporate Metrics
Core EPS: Measure of Corporate Profitability			Core Net Sales: Indicator of Short- and Long-term Success			Adjusted Free Cash Flow: Indicator of the Ability to Invest in Growth and Return Value to Shareholders
$2.09 2022 Actual Performance	$2.10 2023 Target	$1.70 2023 Actual Performance	$14.81 B 2022 Actual Performance	$14.9 B 2023 Target	$13.58 B 2023 Actual Performance	$1.24 B 2022 Actual Performance	$1.30 B 2023 Target*	$0.88 B 2023 Actual Performance
		50% of 2023 Target Payout achieved			53% of 2023 Target Payout achieved			58% of 2023 Target Payout achieved
ROIC Modifier: Target: 180 bps improvement over 2020 ROIC of 6.8% Result: ROIC 9.3%, 250 bps improvement results in a modifier of +2.5% to 2021 CPUs and PSUs (covering the three-year period 2021-2023)						*Cashflow goals are set independently each year

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Compensation Discussion & Analysis

Our Metrics and Why We Use Them

Core Earnings per Share (Core EPS):

Core EPS is our key measure of profitability. (Note: Corning budgets for share repurchases when establishing annual financial performance targets.)

Core Net Sales:

Growing core net sales — both organically through innovation and through acquisitions — remains critical to our short- and long-term success.

Adjusted Free Cash Flow:

Strong cash generation enables us to invest in future growth, sustain leadership in our markets and provide returns to shareholders, and financially strong during periods of uncertainty. It also requires us to carefully manage our capital investments.

Return on Invested Capital (ROIC):

We focus on ROIC because it reflects our ability to generate returns from the capital we have deployed in our operations. Earned CPUs and PSUs will be increased or decreased up to 10% as a multiplier based on Corning’s ROIC improvement over the three-year performance period.

Shareholder Returns

Corning prioritizes delivering returns to our shareholders. For information about Corning’s 5-year common dividend growth, see page 9. The Company’s TSR performance is important for management and the Board; however, the Compensation Committee has chosen to focus on performance metrics that are also drivers for creating long-term shareholder and that our employees can actively impact via their performance (i.e., core net sales, core EPS, adjusted free cash flow and ROIC improvement.)

ANNUALIZED TOTAL SHAREHOLDER RETURN As of December 31, 2023

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Compensation Discussion & Analysis

Shareholder Engagement

Strong Say on Pay Results. At our 2023 Annual Meeting of shareholders, our Say on Pay proposal received support from 91% of votes cast. We have received an average of 91% support for our Say on Pay proposal over the past three years. We view this level of shareholder support as an affirmation of our current pay practices and pay for performance philosophy.

Shareholder Outreach. During the 2023-2024 outreach season, we contacted shareholders representing 52% of our outstanding shares to encourage engagement, and met with shareholders representing approximately 27% of our outstanding shares, including five out of our ten largest shareholders.

Topics discussed in 2023 shareholder outreach

Corporate Governance Board composition, refreshment and diversity Leadership structure Oversight of emerging risks Executive compensation

Sustainability

    Sustainability goals, progress, investment and reporting

    Supply chain sustainability

    Science Based Targets initiative (SBTi) approval of Corning’s near-term science based emissions reduction target

    Water conservation goals

People Succession planning Human capital management Diversity in leadership

An integrated outreach team	Engagement Process
During our off-season engagement calls, executive management, Board members, Investor Relations and the Corporate Secretary engage with our largest investors to understand their perspectives on a variety of matters, including executive compensation, risk oversight, board composition and leadership structure, corporate governance practices and sustainability practices. Investors were complimentary of our GHG reduction goals, gender pay equity success, and board diversity, and continue to be pleased with our strategic priorities. Corning’s efforts to promote a diverse and equitable workforce were widely viewed as a differentiating element of the Company with positive actions toward diversity at both the board and Company level. We received positive feedback and heard general support of our executive compensation program and design changes made in recent years. Shareholders were pleased with the use of our strategic metrics to align executive incentives with long-term value creation. We look forward to continuing these engagements and incorporating shareholder feedback into our compensation program design.
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Compensation Discussion & Analysis

Shareholder feedback is regularly shared with the full Board and incorporated as appropriate into decision-making. We have considered the views of our shareholders when making many of our governance and disclosure decisions in recent years, including:

•	Enhancing disclosure about board refreshment and board diversity
•	Enhancing our directors’ skills matrix, and highlighting those skills considered most important to Corning
•	Expanding disclosure regarding our supply chain sustainability practices and resiliency, as well as supplier practices and compliance with our supplier code of conduct
•	Expanding disclosure about the board’s role in strategic planning and risk oversight
•	Enhancing disclosure and governance regarding political contributions
•	Publishing a Sustainability Report, setting GHG emission reduction goals, and obtaining SBTI validation
•	Disclosing our annual EEO-1 Report concurrently with our Sustainability Report
•	Enhancing disclosure about human capital management and the efforts of our Office of Racial Equity and Social Unity
•	Adjusting our executive LTI program design
•	Adopting proxy access

We also communicate with shareholders through multiple forums, including quarterly earnings presentations, SEC filings, Proxy Statements, our online annual communications, our Sustainability Report, our Diversity and Inclusion Report, the Annual Meeting of shareholders, investor meetings and conferences and web communications. We relay shareholder feedback and trends on corporate governance and sustainability developments to our Board and its Committees and work with them to both enhance our practices and improve our disclosures.

In addition to our annual shareholder outreach, throughout the year we engage with a wide range of constituents including other institutional shareholders, retail shareholders, proxy advisory firms, and ESG rating firms, among others, to address questions or concerns, provide prospective on Company policies and practices, and to incorporate feedback as appropriate.

2023 Executive Compensation Program Details for NEOs

Base Salary

Base salaries provide a form of fixed compensation and are reviewed annually by the Committee, which considers internal equity and individual performance, as well as competitive positioning, as discussed in the “Compensation Peer Group” section starting on page 72. In 2023, our NEOs did not receive any increase in base salary, in line with all salaried employees.

Short-Term Incentives

Short-term incentives are designed to reward NEOs for Corning’s consolidated annual financial and operational performance supporting our strategic priorities and team-based management approach. Corning has two short-term incentive plans: the Performance Incentive Plan (PIP) and GoalSharing.

PIP targets are established by the Committee each February as a percentage of the NEO’s salary depending on the competitive marketplace and his or her level of experience.

In 2023, PIP targets (as a percentage of base salary) for our NEOs were as follows:

NEO	2023 PIP Target (% of base salary)
Wendell P. Weeks	150% (unchanged from prior year’s target)
Edward A Schlesinger	90% (Increased from 80% to better align with external market benchmarks)
Lawrence D. McRae	85% (unchanged from prior year’s target)
Eric S. Musser	140% (increased from 120% to better align with external market benchmarks)
Lewis A. Steverson	95% (unchanged from prior year’s target)
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Compensation Discussion & Analysis

As discussed on page 60, cash PIP in 2023 was exchanged for PSUs for NEOs, capped at 110% of target. PSU performance measures were 100% corporate financial performance (75% of which was based on core EPS and 25% on core net sales). 2023 core EPS performance was 50% of target, and core net sales was 53% of target, resulting in PSUs earned at 51% of target.

GoalSharing is designed to motivate employees to work together to achieve the most critical goals in each business unit. All Corning employees are eligible for GoalSharing with a target opportunity generally equal to 5% of base salary. GoalSharing awards may be 0% to 10% of base salary and the award is weighted 25% on corporate financial performance (using the same metrics as used for PIP) and 75% on the applicable business unit performance. NEOs’ GoalSharing is based 25% on corporate financial performance and 75% on the average of the results of all business unit plans. In 2023 the NEO’s GoalSharing paid out at 5.48% of base salary.

See page 60 for details on the 2023 PIP and GoalSharing metrics and actual results for the year.

Long-Term Incentives

We believe it is important to link LTI metrics to financial measures that will drive the success of our strategic priorities and generate long-term value for our shareholders. We also believe it is important for a significant percentage of LTI to be in the form of equity to align our executives’ financial interests with those of our shareholders.

Our LTI construct for 2023 is as follows:

		Vehicle
	% of LTI Target	Cash	Equity	Performance-Based	Time-Based
Cash Performance Units (CPUs)	25%	✓		✓
Performance Share Units (PSUs)	45%		✓	✓
Restricted Stock Units (RSUs)	30%		✓		✓

LTI targets are established by the Committee for each NEO annually in February.

In 2023, LTI targets for our NEOs were mostly unchanged as follows:

NEO	2023 LTI Target Value
Wendell P. Weeks	$12,650,000 (unchanged from prior year’s target)
Edward A Schlesinger	$2,350,000 (increased by $350,000 to better align to external market benchmarks)
Lawrence D. McRae	$2,600,000 (unchanged from prior year’s target)
Eric S. Musser	$4,750,000 (unchanged from prior year’s target)
Lewis A. Steverson	$3,800,000 (unchanged from prior year’s target)

2023 Key Compensation Metrics

Award	Type	Metrics Used
GoalSharing (Cash)	Short-term/ Annual	25% corporate financial performance 75% local and business unit performance plans (average of >100 unit plans)
PIP (PSUs in 2023)	Short-term/ Annual*	100% corporate financial • 25% core net sales • 75% core EPS
CPUs/PSUs	Long-term/three-year measurement period

Performance period metrics, average of three one-year performance periods:

•    30% core net sales

•    70% adjusted free cash flow

Long-term modifier: result adjusted +/- 10% as a multiplier based on ROIC performance over the three-year performance period

*PIP is typically an annual bonus plan; however, the 2023 Cash for Equity Exchange PIP PSUs vest over three years.

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Compensation Discussion & Analysis

Additional Context for Core Net Sales Metric

Core net sales, which is a metric used in both our STI (PIP) and LTI plans, is a primary indicator of Corning’s long- and short-term success. Evaluating performance against predetermined net sales targets provides insight into how well the Company has both retained and grown sales, accounting for both organic growth efforts and the impact of acquisitions.

We use core net sales as a performance measure in our annual GoalSharing and PIP plans because GoalSharing impacts every employee and PIP impacts over 8,000 employees. In this way, every employee has alignment with Corning’s growth goals. Core net sales is also included as a performance measure in the LTI plan, impacting approximately 350 senior executives and key employees, because those employees are responsible for driving the long-term financial growth of the Company.

Incorporating core net sales performance into both STI and LTI plans allows for a comprehensive evaluation of Corning’s ability to establish sustainable sales growth while also addressing near-term market fluctuations, which drives both short-and long-term value. Core net sales is a “duplicate goal” for only about 350 out of approximately 49,800 employees, and the Committee believes the increased focus on core net sales growth is appropriate for that smaller group of executives given the importance of sales growth for Corning over time.

How Corning Uses Other Metrics

In addition to corporate financial measures, each year the Company establishes key operational objectives, typically linked to key business, technology, financial, supply chain and human capital goals. These operational objectives are, in turn, cascaded into division and operational unit annual objectives. Unit GoalSharing plans contain goals linked to those unit objectives, creating alignment with the key Company operational objectives.

Other important initiatives such as sustainability, diversity, and safety that the Company continuously monitors are factored into short-term incentives for employees directly responsible for such efforts. Acknowledging that specific operational objectives and other special initiatives are reflected in operational unit annual objectives and other focused short-term incentives, the Committee has elected to focus on key financial metrics in the design of executive compensation, as described in this CD&A.

2023 Performance and Compensation Alignment

In 2023, as customer demand declined to recessionary levels in many of our markets, our goals were to maintain sales, improve business performance and offset the impacts of higher inflation. Although we were able to partially achieve our goals, we could not completely offset the impact of reduced customer demand and higher inflation; as a result, our performance results were significantly below target. We froze base salaries, enabled a voluntary exchange of a portion of salary for RSUs vesting over 18 months, kept short- and long-term incentive targets flat for most NEOs and exchanged cash PIP for PSUs (which will payout at 51% of target over the 36 month vesting period). Pay for our NEOs year-over-year is down (and realized pay down even more) aligning to our below-target results. Nonetheless, we did realign and improve our operational performance and are well positioned for growth as our markets rebound.

See page 61 for more performance highlights.

Details of our financial targets for 2023 compared to 2022 actual results are shown on the chart on page 62 and demonstrate the rigor we apply to setting targets for compensation purposes.

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Compensation Discussion & Analysis

Details of 2023 Performance Targets and Results

2023 PIP PSUs & GoalSharing Corporate Performance Measures
(100% of PIP and 25% of GoalSharing)

PIP: The final PIP PSU payout for NEOs is 51% of target, with units vesting over 3 years from the grant date of February 8, 2023. Unearned units are forfeited and canceled.

GoalSharing: The final GoalSharing payout for NEOs is 5.48% of their base salaries. GoalSharing is based on the blended result of 1) the corporate financial performance shown in the chart above (51%, weighted at 25%) and 2) the average performance of over 100 unit plans (129%, weighted at 75%).

LTI: 2023 CPU and PSU Performance Measures

PSUs and CPUs represent 45% and 25% of the annual target LTI value, respectively. Payout is based on cash generation and sales growth—measures that support our long-term financial health and success. The 2023 performance measures for PSUs and CPUs are:

1)	Adjusted free cash flow (70%) which focuses on generating cash to ensure the Company’s financial stability and to allow for investment in innovation and future growth, and
2)	Core net sales (30%) which focuses on growth.

Actual CPUs and PSUs earned are based on the average of the actual performance for each year in the three-year period and are subject to an ROIC modifier of up to ±10% (for the years 2023, 2024 and 2025). CPUs and PSUs granted in 2023 will be vested and released (in the case of PSUs) and paid out (in the case of CPUs) in 2026 based on pre-established performance goals, which are set at the start of each respective year, and the three-year ROIC modifier which is established at the beginning of the three-year performance period, and acts as a multiplier of -10% to +10% to the three-year average at the end of the performance period (depending on ROIC improvement over the period).

See page 69 for details on the 2023 PSU and CPU metrics and actual results for the year as well as the results for the 3-year plan ending in 2023, covering the performance period from 2021-2023.

RSUs represent 30% of the annual target LTI value. The number of RSUs granted is determined based on the closing stock price on the grant date (the first business day in April), and awards cliff vest approximately three years from the grant date.

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Compensation Discussion & Analysis

2023 CPU & PSU Performance Measures

*Adjusted free cash flow goals are not set with reference to the prior years’ goal or results and are set independently each year.

Please see page 7 for more information about our Core Performance Measures and Appendix A for a reconciliation of the non-GAAP measures to the most directly comparable GAAP financial measures.

2021-2023 CPU and PSU ROIC Modifier (Multiplier)
3-year ROIC Improvement

Starting Point - December 31, 2020 - ROIC: 6.8%

We define ROIC as core net income before interest, divided by invested capital. Core net income before interest is calculated using constant exchange rates for Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar, and the euro against the U.S. dollar, and a constant tax rate of 21%. Invested capital is the sum of total assets less total liabilities and debt.

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Compensation Discussion & Analysis

CPUs and PSUs — Our Three-Year Performance — How It Works

The following illustration shows how earned CPUs and PSUs are calculated at the end of the three-year performance period. The 2023 performance result is the third performance year of the three-years ending in 2023 (2021, 2022 and 2023), which is averaged and then subject to the ROIC modifier, which is a multiplier (of up to +/- 10%) on the average result.

*Performance targets are generally established in February each year for the calendar year. See page 68 for performance measures and results for the applicable year.

**3-year ROIC improvement target is established at the beginning of each three-year performance period. See page 69 for the 2021-2023 performance measures and results.

CEO Compensation

Over the past nineteen years, under the leadership of Mr. Weeks, Corning has grown significantly, achieved the lowest cost position and market leadership in key businesses, and created new-to-the-world product categories, such as Corning® Gorilla® Glass, heavy-duty diesel substrates and filters, customized fiber-to-the-home solutions and Corning Valor® Glass.

Mr. Weeks’ significant experience and tenure as a CEO has been of value to the Company and its Directors as we navigated the pandemic, supply chain disruptions, and the current inflationary economic environment, having successfully steered the Company through other periods of significant uncertainty. However, due to the macro-economic challenges impacting the Company, the Committee left Mr. Weeks’ target compensation flat in 2023.

•	Base salary – Mr. Weeks did not receive an increase in base salary in 2023, per a salary freeze for all U.S.-based employees.
•	Short-Term Incentives – 2023 PIP and GoalSharing targets were unchanged at 150% and 5% of base salary, respectively. 2023 cash PIP was exchanged for PSUs pursuant to the 2023 Cash for Equity Exchange Program (described on page 60).
•	Long-Term Incentives – target was unchanged at $12.65 million.

Ninety-one percent of Mr. Weeks’ target pay is directly tied to Corning’s business, operating and financial performance or stock price (via equity).

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Compensation Discussion & Analysis

Robust Compensation Program Governance

Corning has rigorous and robust governance with respect to its executive compensation plan:

What We Do	What We Don’t Do

✓  Close alignment of pay with performance over both the short- and long-term horizon, and delivery of the goals of our strategic priorities

✓  Mix of cash and equity incentives tied to short-term financial performance and long-term value creation

✓  CEO total compensation targeted within a competitive range of the Compensation Peer Group median

✓  Caps on payout levels for annual incentives in a budgeted down-cycle year

✓  Significant NEO share ownership requirements

✓  Anti-hedging and pledging policies

✓  Clawback policy applicable to both cash and equity compensation

✓  Minimum twelve-month vesting period for restricted stock or restricted stock unit awards in the employee equity plan

✓  All members of the Committee are independent

✓  Independent compensation consultant advises the Compensation and Talent Management Committee

✓  History of demonstrated responsiveness to shareholder concerns and feedback, and ongoing commitment to shareholder engagement

✓  Limited and modest perquisites that have a sound benefit to the Company’s business

x   No tax gross-ups or tax assistance on perquisites

x   No repricing or cash buyout of underwater stock options without shareholder approval

x   No excise tax gross-ups for officer agreements executed after July 2004

Employee Benefits and Perquisites

Employee Benefits: Our NEOs are eligible to participate in the same employee benefits plans as all other eligible U.S. salaried employees. These plans include medical, dental, life insurance, disability, matching gifts, qualified defined benefit and defined contribution plans. We also maintain non-qualified defined benefit and defined contribution retirement and long-term disability plans with the same general features and benefits as our qualified plans for all U.S. salaried employees affected by tax law compensation, contribution or deduction limits.

In addition to the standard benefits available to all eligible U.S. salaried employees, the NEOs are eligible for the benefits and perquisites described in this section.

Executive Supplemental Pension Plan (ESPP): We maintain an ESPP to reward and retain long-serving individuals who are critical to executing Corning’s innovation strategy. Our non-qualified ESPP covers about 20 active participants, including all NEOs. The percentage of cash compensation earned as a retirement benefit under the ESPP is a maximum of 50% of final average pay for 25 or more years of service. The definition of pay used to determine benefits includes base salary and annual cash bonuses. Long-term cash or equity incentives are not included and do not affect retirement benefits. Executives must have at least ten years of service to be vested under this plan. As of December 31, 2023, all NEOs meet the ten-year vesting requirement.

While we seek to maintain well-funded qualified retirement plans, we do not fund our non-qualified retirement plans.

For additional details of the ESPP benefits and plan features, please refer to the section entitled “Retirement Plans” on page 83.

CORNING 2024 PROXY STATEMENT	71

Compensation Discussion & Analysis

Executive Physical and Wellness: All executives are eligible for an annual physical exam in addition to wellness programs sponsored by Corning for all employees. The cost of the physical is reported under perquisites in the Summary Compensation Tables.

Other Executive Perquisites: We provide the NEOs with an allowance that can be used for home security, modest personal aircraft usage, and limited financial counseling services. Each NEO is responsible for all taxes on the imputed income resulting from these perquisites.

Given the limited commercial flight options available in the Corning, New York area, the Committee believes that a well-managed program of limited personal aircraft use provides an extremely important benefit at a reasonable cost to the Company. We closely monitor business and personal usage of our planes and limit personal usage to keep it at a low percentage of total usage. The Committee establishes annual personal aircraft usage caps under this program (both hours and absolute dollar value) for each NEO. The established cap for the CEO was 100 hours and $170,000; the cap for Mr. Musser was 90 hours and $147,500; the cap for the other NEOs was approximately two-thirds of the CEO cap or lower. Actual utilization in 2023 fell well below these caps. For additional details, refer to footnotes relating to “All Other Compensation” included with the Summary Compensation Table starting on page 76.

Executive Severance: We have entered into severance agreements with each NEO. The severance agreements provide clarity for both Corning and the executive if the executive’s employment terminates. By having an agreement in place, we avoid the uncertainty, negotiations and potential litigation that may otherwise occur in the event of termination. The agreements are competitive with market practices at many other large companies and are helpful in retaining senior executives. Additional details can be found under “Arrangements with Named Executive Officers” on page 86.

Executive Change-in-Control Agreements: The Committee believes that it is in the best interests of shareholders, employees and the communities in which Corning operates to ensure an orderly process if a change in control were to occur. The Committee also believes it is important to prevent the loss of key management personnel (who would be difficult to replace) that may occur in connection with a potential or actual change in control. Therefore, we have provided each NEO with a change-in-control agreement (separate from the severance agreements described above). The change-in-control agreements provide that an executive’s employment must be terminated or effectively terminated in connection with a change in control to receive severance benefits. Additional details about the specific agreements can be found under “Arrangements with Named Executive Officers – Change-in-Control Agreements” on page 88.

In 2012, the Committee approved updated forms of agreements for all corporate officers entering into severance and change-in-control agreements after July 2004. These agreements contain no provision for gross ups for excise taxes and cap severance and other benefits at 2.99 times base salary plus target bonus, with cash severance for most officers limited to 2 times base salary plus target bonus. Messrs. Steverson, Schlesinger and Musser have the new form of agreements, whereas Mr. Weeks has a grandfathered agreement that was entered into prior to July 2004. Mr. McRae retired as of December 31, 2023.

Compensation Peer Group

Corning is a diversified technology company with five reportable business segments. Most of our businesses do not have U.S. public company peers. Most of our businesses compete with non-U.S. companies in Asia and Europe, or privately held companies that do not provide comparable executive compensation disclosure and, while such businesses may be a competitor to one of our businesses, are not appropriate peers to our Company as a whole. In attempting to identify peer companies for compensation purposes, Corning must look to globally diversified companies or innovation companies in other industries to find organizations of similar size and complexity (when viewed in terms of revenues, net income, market capitalization, assets and number of employees). These companies, and not competitors to our individual businesses, are those included in our Compensation Peer Group.

•   Our largest competitors and most relevant financial performance peers are not U.S. public companies.

•   As a result, Corning looks to globally diversified companies or innovation companies in other industries to find companies of similar size and complexity.

72	CORNING 2024 PROXY STATEMENT

Compensation Discussion & Analysis

We currently participate in and use several executive compensation surveys for NEO positions. Primary surveys are the Willis Towers Watson General Industry Executive Compensation Survey, the Equilar TrueView Survey and the Radford Total Compensation Database for Executives. These surveys provide general market data for relevant positions in companies with revenues and market capitalization similar to Corning’s in both the technology industry and in general industry.

2023 Compensation Peer Group

Our 2023 Compensation Peer Group is set forth below.

Given the growth of the Company over the past several years, in 2022 the Committee (with the assistance and advice of its consultant, Frederic W. Cook & Co., Inc.) reviewed and approved changes to the Compensation Peer Group removing two companies (Thermo Fischer Scientific and Broadcom) and adding seven new companies (Honeywell International, 3M Company, Illinois Tool Works, Emerson Electric, Amphenol Corporation, IQVIA Holdings and DuPont de Nemours). This had the net effect of increasing the Compensation Peer Group from 21 companies to 26 companies with the goal of creating a data set of sufficient size which would not require further update for several years, outside of adjustments for peer M&A activity, etc. No changes were made to the Compensation Peer Group in 2023.

3M Company	Cummins Inc.	Illinois Tool Works, Inc.	PPG Industries, Inc.
Advanced Micro Devices, Inc.	Danaher Corporation	IQVIA Holdings, Inc.	QUALCOMM, Inc.
Agilent Technologies, Inc.	Dover Corporation	Juniper Networks, Inc.	Rockwell Automation, Inc.
Amphenol Corporation	DuPont de Nemours, Inc.	L3Harris Corporation	TE Connectivity Limited
Applied Materials, Inc.	Eaton Corporation PLC	Medtronic, Inc.	Texas Instruments Incorporated
BorgWarner, Inc.	Emerson Electric Co.	Motorola Solutions, Inc.
Boston Scientific Corporation	Honeywell International Inc.	Net App, Inc.

The Company utilizes a fair and challenging Compensation Peer Group as a reference point when setting its executive compensation. The Company’s ranking (using Core performance measures, where applicable) versus the Compensation Peer Group is indicated below.

COMPARISON, CORNING VERSUS COMPENSATION PEER GROUP

(in millions, except for Employees)
Revenue	Net Income

Total Assets	Employees

Corning uses the Compensation Peer Group solely as a reference point, in combination with broader executive compensation surveys, to assess each NEO’s target total direct compensation (i.e., base salary, STI and LTI target bonus, and the grant date fair value of long-term incentives). Our goal is to position our CEO’s target total direct compensation within a competitive range of the Compensation Peer Group median. Median target total direct CEO compensation in the Compensation Peer Group was determined to be $16.6 million, and 75th percentile target total direct CEO compensation was $20.2 million, compared with Corning target total direct CEO compensation of $16.7 million. The Committee deems this market position for CEO pay to be appropriate given (a) Mr. Weeks’ strong performance in managing the complexity of the Company and (b) his years of experience in the role. Beyond the CEO, external data serves as a reference point, with internal equity and individual performance and impact being more important considerations in establishing a base salary and target total direct compensation for the other NEOs.

CORNING 2024 PROXY STATEMENT	73

Compensation Discussion & Analysis

Compensation Program – Other Governance Matters

Role of Compensation Consultant

The Committee has sole authority to retain and terminate its compensation consultant and approve the consultant’s fees and all other terms of engagement. Since 2014, the Committee has retained executive compensation experts from Frederic W. Cook & Co., Inc. (FW Cook).

In 2023, FW Cook attended all Committee meetings. FW Cook advises the Committee on all matters related to NEO and director compensation and assists the Committee in interpreting its data and recommendations received from the Company.

In 2023, the Company engaged Compensation Advisory Partners LLC (CAP) and Willis Towers Watson (WTW) to assist management and the Committee with various executive compensation matters and disclosures.

The Committee reviewed the independence of FW Cook, CAP and WTW pursuant to SEC and NYSE rules and concluded that each firm’s work for the Committee did not raise conflicts of interest concerns. FW Cook provides no services to Corning other than the services rendered to the Committee.

Role of Executive Management in the Executive Compensation Process

Corning’s Chief Human Resources Officer and SVP, Global Compensation and Benefits, working closely with other members of Corning’s Human Resources, Law and Finance departments, are responsible for designing and implementing executive compensation programs and discussing with the Committee significant proposals or topics that affect executive compensation at the Company. The SVP, Global Compensation and Benefits, formulates the target total compensation recommendations for all executive officers (except the CEO) and reviews the recommendations for each of the other NEOs with the CEO. The NEOs do not recommend or suggest individual compensation actions that benefit them personally. The CEO may propose adjustments he deems appropriate before management’s recommendations are submitted to the Committee. Recommendations for the CEO’s compensation are prepared by the Committee’s independent compensation consultant (FW Cook) and are not discussed or reviewed with the CEO prior to the Committee’s review and the CEO is not present for discussion of his compensation by the Committee. The Committee recommends the CEO’s compensation to the Board annually for approval.

After the annual budget is finalized each year, the Committee receives management’s recommendations for the annual bonus and long-term incentive plans performance metrics and sets the final targets for the year.

The CFO and the Corporate Controller attend the annual Committee meeting to review the CD&A and at least one of them attends the portion of the February Committee meeting where performance metrics are reviewed.

Clawback Policy

The Compensation and Talent Management Committee of the Board has adopted a formal Compensation Clawback Policy, as required by the NYSE Listing Standards. The Clawback Policy provides for the recovery of incentive-based compensation erroneously received by current or former executive officers during the three fiscal years immediately preceding the year in which the company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. The requirements under the Clawback Policy are separate from any recoupment required by the Sarbanes-Oxley Act of 2002. The Committee also has discretion to seek recovery of any amount that it determines was received otherwise inappropriately by such individuals.

Anti-Hedging Policy

Our written insider trading policy, which governs trading activity by directors, officers and employees, prohibits employees and directors from selling or buying publicly traded options on Corning stock, or trading in any Corning stock derivatives. Additionally, these individuals may not engage in transactions in which they may profit from short-term speculative swings in the value of Corning stock utilizing “short sales” or “put” or “call” options.

Anti-Pledging Policy

Our written insider trading policy, which governs trading activity by directors, officers and employees, prohibits employees and directors from holding Corning stock in a margin account or pledging Company securities as collateral for a loan.

74	CORNING 2024 PROXY STATEMENT

Compensation Discussion & Analysis

Accounting Implications

In designing our compensation and benefits programs, we review the accounting implications of our decisions. We seek to deliver cost-effective compensation and benefit programs that meet both the needs of the Company and our employees.

Compensation and Talent Management Committee Report

The Compensation and Talent Management Committee of the Board of Directors (the Committee), which is composed entirely of independent directors, is responsible to the Board of Directors and our shareholders for the oversight and administration of executive compensation at Corning. The Committee approves the principles guiding the Company’s compensation philosophy, reviews and approves executive compensation levels (including cash compensation, equity incentives, benefits and perquisites for officers) and reports its actions to the Board of Directors for review and, as necessary, approval. The Committee is responsible for interpreting Corning’s executive compensation plans and programs. In the event of any questions or disputes, the Committee may use its judgment and/or discretion to make final administrative decisions regarding these plans and programs. It is our practice that all compensation decisions affecting a corporate officer must be reviewed and approved by the Committee. Additional details regarding the role and responsibilities of the Committee are defined in the Committee Charter, located in the Corporate Governance section of the Company’s website.

The Committee has reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, we recommended to the Board of Directors that the CD&A be included in this proxy statement and in our Annual Report on Form 10-K, as appropriate, for the year ended December 31, 2023.

The Compensation and Talent Management Committee:

Deborah D. Rieman, Chair

Leslie A. Brun

Richard T. Clark

Roger W. Ferguson, Jr.

Kurt M. Landgraf

Hansel E. Tookes II

CORNING 2024 PROXY STATEMENT	75

Compensation Discussion & Analysis

2023 Compensation Tables

2023 Summary Compensation Table

This table describes the total compensation paid to our NEOs for fiscal years 2023, 2022 and 2021, as required. The components of the total compensation are described in the footnotes below and in more detail in the tables and narratives that follow. For information on the role of each component of compensation, see the description under “Compensation Discussion and Analysis.”

As part of the 2023 Cash for Equity Exchange Program, 2023 cash PIP was exchanged for PSUs granted on February 8, 2023. Such PSUs, at target, are included in the Stock Awards column below. However, the PSUs were only earned (and paid out) at 51% of target. Unearned PSUs were forfeited and cancelled.

(a)	(b)	(c)(1)	(d)(2)	(e)	(f)(3)	(g)(4)	(h)(5)	(i)
Named Executive Officer	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Wendell P. Weeks	2023	$1,580,000	$11,355,517	$0	$ 1,968,325	$329,695	$394,116	$15,627,653
Chairman and Chief	2022	1,553,077	10,661,224	0	3,479,983	0	475,185	16,169,469
Executive Officer	2021	1,492,648	8,023,645	0	10,820,127	0	429,612	20,766,032
Edward A. Schlesinger	2023	650,000	2,056,577	0	281,601	509,115	68,921	3,566,214
Executive Vice President	2022	641,085	1,232,451	0	530,850	0	62,099	2,466,485
and Chief Financial Officer
Lawrence D. McRae(6)	2023	880,500	2,611,344	0	449,464	109,596	156,709	4,207,613
Vice Chairman and Corporate	2022	865,585	2,404,366	0	974,452	0	184,143	4,428,546
Development Officer	2021	833,604	1,897,383	0	3,010,569	0	79,247	5,820,803
Eric S. Musser	2023	929,300	4,655,565	0	738,207	249,101	144,382	6,716,555
President and Chief	2022	913,523	3,659,339	0	1,379,649	0	115,315	6,067,826
Operating Officer	2021	870,837	2,630,873	0	3,761,798	163,366	86,427	7,513,301
Lewis A. Steverson	2023	851,800	3,500,556	0	608,457	702,772	96,931	5,760,516
Executive Vice President	2022	837,369	3,007,811	0	1,083,552	0	198,904	5,127,636
and Chief Legal and	2021	780,288	2,228,528	0	2,751,037	442,144	115,660	6,317,657
Administration Officer
(1)	Includes all amounts paid in cash, deferred under the Investment Plan and/or Supplemental Investment Plan and amounts exchanged for RSUs under the 2023 Cash for Equity Salary Exchange program (see page 60) vesting over 18 months.

(2)	The amounts in the Stock Awards column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of RSUs and PSUs granted pursuant to the long-term incentive plan, and the target value of the PSUs for the Cash for Equity PIP exchange as well as the Cash for Equity salary exchange 20% premium RSUs. Assumptions used in the calculation of these amounts are included in Note 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 12, 2024. This same method was used for the fiscal years ended December 31, 2022 and 2021 LTI RSUs and PSUs. There can be no assurance that the grant date fair value amounts will ever be realized.

(3)	The amounts in the Non-Equity Incentive Plan Compensation column reflect the sum of annual short-term incentive payments earned under the 2023 GoalSharing plan and the portion of earned CPU awards based on 2023 performance goals. GoalSharing awards were 5.48% of each NEO’s year-end base salary and paid in February 2024 (compared to a target payout of 5% of salary). Cash PIP would normally be reported in the column but, due to the 2023 Cash for Equity Exchange Program, is not present for the applicable year.

Named Executive Officer	2023 Year End Base Salary	2023 PIP Target %	Actual 2023 PIP Performance (% Target)	(A) 2023 PIP $ Award	Actual 2023 GoalSharing Payout (% base)	(B) 2023 GoalSharing $ Award
Wendell P. Weeks	$1,580,000	150%	51.00%	N/A	5.48%	$86,584
Edward A. Schlesinger	650,000	90%	51.00%	N/A	5.48%	35,620
Lawrence D. McRae	880,500	85%	51.00%	N/A	5.48%	48,251
Eric S. Musser	929,300	140%	51.00%	N/A	5.48%	50,926
Lewis A. Steverson	851,800	95%	51.00%	N/A	5.48%	46,679
76	CORNING 2024 PROXY STATEMENT

Compensation Discussion & Analysis

In addition to the 2023 GoalSharing awards noted above, the amounts in column (f) also reflect the earned portions of CPU Awards granted in 2023, 2022 and 2021 on the basis of 2023 performance against established measures. 2023 CPU award payouts will be made in February 2026 based on actual corporate performance compared to the established performance goals averaged over three years (2023, 2024 and 2025) and subject to a ±10% 3-year ROIC modifier as described starting on page 68. 2022 and 2021 CPU award payouts are based on performance goals averaged over three years (2022, 2023 and 2024) and (2021, 2022 and 2023), respectively, and are also subject to a ±10% 3-year ROIC modifier. Performance goals for 2024 and 2025 are yet to be established. While the final payout amounts for 2023 and 2022 CPU awards are unknown, the table below reflects the earned amount of 2023, 2022 and 2021 CPU awards, which are reflected in column (f) above on the basis of 2023 performance metrics, and which exclude the portion of the 2023 award that remains unearned as a result of the 3-year performance modifier that is not yet known. The 3-year ROIC modifier for the period 2021-2023 is +2.5%, so the adjustment in the Summary Compensation Table as a result of this modifier is noted below since the amount “at risk” was previously unreported until final performance was known.

Named Executive Officer	2023 LTI Target ($)	2023 CPU Target Award ($)	2023 CPU Performance Results %	(C) Prorated Earned 2023 CPU Award Based on 2023 Performance (Year One of Three) ($)*	2022 CPU Target Award ($)	(D) Prorated Earned 2022 CPU Award Based on 2023 Performance (Year Two of Three) ($)*	2021 CPU Target Award ($)	(E) Prorated Earned 2021 CPU Award Based on 2023 Performance (Year Three of Three) ($)*	(F) Prorated Earned 2021 CPU Award Based on 2021 - 2023 ROIC Modifier** ($)
Wendell P. Weeks	$12,650,000	$3,162,500	56%	$531,300	$3,162,500	$531,300	$2,912,500	$489,300	$329,841
Edward A. Schlesinger	2,350,000	587,500	56%	98,700	500,000	84,000	225,000	37,800	25,481
Lawrence D. McRae	2,600,000	650,000	56%	109,200	650,000	109,200	650,000	109,200	73,613
Eric S. Musser	4,750,000	1,187,500	56%	199,500	1,187,500	199,500	1,025,000	172,200	116,081
Lewis A. Steverson	3,800,000	950,000	56%	159,600	950,000	159,600	862,500	144,900	97,678

*	each annual portion is reduced by 10% before applying the annual performance factor since this 10% is subject to the 3-year ROIC modifier which result is not known until the end of the 3-year performance period
**	2021 CPUs were subject to a +2.5% modifier, acting as a multiplier, based on 2021-2023 ROIC improvement result against pre-established objectives

The amount disclosed in column (f) consists of the total (A) + (B) + (C) + (D) + (E) + (F) shown in this footnote (2).

(4)  The amounts in column (g) reflect the increase in the actuarial present value of the NEOs’ benefits under all defined benefit pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Although column (g) is also used to report the amount of above-market earnings on compensation that is deferred under the nonqualified deferred compensation plan, Corning does not have any above-market earnings under its nonqualified deferred compensation plan, also referred to as the Supplemental Investment Plan. In 2023, the discount rate used to value the actuarial liability decreased approximately 34 basis points from 5.49% to 5.15%. This change resulted in an increase in the present value of pension benefits for all NEOs. Discount rate changes over the past several years have resulted in significant year-to-year fluctuations in the present value of pension benefits as shown below:

Named Executive Officer	2023 Present Value of Pension Benefits ($)	2022 Present Value of Pension Benefits ($)	2021 Present Value of Pension Benefits ($)	2020 Present Value of Pension Benefits ($)
Wendell P. Weeks	$26,373,034	$26,043,339	$31,472,765	$33,561,304
Edward A. Schlesinger	2,031,594	1,522,479	------------------- Not a NEO -------------------
Lawrence D. McRae	10,381,432	10,271,836	12,187,537	12,749,428
Eric S. Musser	10,761,945	10,512,844	11,147,934	10,984,568
Lewis A. Steverson	4,193,361	3,490,589	3,555,981	-- Not a NEO --
Valuation Discount Rate	5.15%	5.49%	2.88%	2.52%
CORNING 2024 PROXY STATEMENT	77

Compensation Discussion & Analysis

(5)	The following table shows “All Other Compensation” amounts provided to the NEOs in 2023. Capped personal aircraft rights, financial counseling services and home security are the only perquisites offered to the NEOs. The value of the personal aircraft rights in the table below reflects the incremental cost of providing such perquisites and is calculated based on the average variable operating costs to the Company. Hourly rates are developed using variable operating costs that include fuel costs, mileage, maintenance, crew travel expense, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, hangar expense and general taxes and insurance, are excluded.
Named Executive Officer	Company Match on Qualified 401(k) Plan	Company Match on Supplemental Investment Plan	Value of Personal Aircraft Rights(i)	Value of Home Security Costs and Financial Counseling(ii)		Other(iii)	Total All Other Compensation
Wendell P. Weeks	$10,377	$67,545	$154,607	$148,166	(iv)	$13,421	$394,116
Edward A. Schlesinger	13,757	24,019	22,949	4,102		4,094	68,921
Lawrence D. McRae	4,800	77,558	69,666	4,295		390	156,709
Eric S. Musser	13,200	0	125,672	0		5,510	144,382
Lewis A. Steverson	0	22,155	68,642	5,745		389	96,931

(i)	Amounts shown above reflect aircraft usage during 2023 although the Executive Allowance runs from November 1 through October 31. Mr. Weeks’ use of Corning aircraft for travel to external board meetings is also included.
(ii)	NEOs may use their executive allowance for residential security or financial counseling services.
(iii)	These amounts include costs attributable to executive physicals, including associated travel costs, an annual Board gift, and contributions made under the Corning Foundation Matching Gifts Program.
(iv)	This reflects Company-paid expenses relating to personal and residential security benefitting Mr. Weeks and, through association, his family. Mr. Weeks’ personal safety and security are of vital importance to the Company’s business and prospects, and the Board considers these costs to be appropriate. However, because these costs can be viewed as conveying a personal benefit to Mr. Weeks, they are reported as perquisites in this column.

(6)	Mr. McRae retired as of December 31, 2023.
78	CORNING 2024 PROXY STATEMENT

Compensation Discussion & Analysis

2023 Grants of Plan-Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)(2)	(h)(2)	(i)(2)	(j)	(k)	(l)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Wendell P. Weeks	Cash for Equity - PIP Exchange PSUs	2/8/23					0	67,445	74,190		35.14	2,370,017	(3)
	GoalSharing Plan	n/a		0	79,000	158,000
	Cash for Equity - Salary Exchange RSUs	2/8/23								10,792	35.14	379,231	(4)
	Cash Performance Units	2/8/23	2/8/23	0	3,162,500	6,957,500
	2021 Performance Share Units	2/8/23	2/8/23				0	39,725	87,395		35.14	1,395,937	(5)
	2022 Performance Share Units	2/8/23	2/8/23				0	52,186	114,809		35.14	1,833,816	(6)
	2023 Performance Share Units	4/3/23	2/8/23				0	54,292	119,442		34.95	1,897,505	(7)
	Time-Based Restricted Stock Units	4/3/23	2/8/23							108,584	34.95	3,795,011	(8)
Edward A. Schlesinger	Cash for Equity - PIP Exchange PSUs	2/8/23					0	16,648	18,313		35.14	585,011	(3)
	GoalSharing Plan	n/a		0	32,500	65,000
	Cash for Equity - Salary Exchange RSUs	2/8/23								2,775	35.14	97,514	(4)
	Cash Performance Units	2/8/23	2/8/23	0	587,500	1,292,500
	2021 Performance Share Units	2/8/23	2/8/23				0	3,069	6,752		35.14	107,845	(5)
	2022 Performance Share Units	2/8/23	2/8/23				0	8,251	18,152		35.14	289,940	(6)
	2023 Performance Share Units	4/3/23	2/8/23				0	10,086	22,189		34.95	352,506	(7)
	Time-Based Restricted Stock Units	4/3/23	2/8/23							20,172	34.95	705,011	(8)
CORNING 2024 PROXY STATEMENT	79

Compensation Discussion & Analysis

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)(2)	(h)(2)	(i)(2)	(j)	(k)	(l)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Lawrence D. McRae	Cash for Equity - PIP Exchange PSUs	2/8/23					0	21,299	23,429		35.14	748,447	(3)
	GoalSharing Plan	n/a		0	44,025	88,050
	Cash for Equity - Salary Exchange RSUs	2/8/23								752	35.14	26,425	(4)
	Cash Performance Units	2/8/23	2/8/23	0	650,000	1,430,000
	2021 Performance Share Units	2/8/23	2/8/23				0	8,866	19,505		35.14	311,551	(5)
	2022 Performance Share Units	2/8/23	2/8/23				0	10,726	23,597		35.14	376,912	(6)
	2023 Performance Share Units	4/3/23	2/8/23				0	11,159	24,550		34.95	390,007	(7)
	Time-Based Restricted Stock Units	4/3/23	2/8/23							22,318	34.95	780,014	(8)
Eric S. Musser	Cash for Equity - PIP Exchange PSUs	2/8/23					0	37,024	40,726		35.14	1,301,023	(3)
	GoalSharing Plan	n/a		0	46,465	92,930
	Cash for Equity - Salary Exchange RSUs	2/8/23								6,347	35.14	223,034	(4)
	Cash Performance Units	2/8/23	2/8/23	0	1,187,500	2,612,500
	2021 Performance Share Units	2/8/23	2/8/23				0	13,980	30,756		35.14	491,257	(5)
	2022 Performance Share Units	2/8/23	2/8/23				0	19,596	43,111		35.14	688,603	(6)
	2023 Performance Share Units	4/3/23	2/8/23				0	20,386	44,849		34.95	712,491	(7)
	Time-Based Restricted Stock Units	4/3/23	2/8/23							40,773	34.95	1,425,016	(8)

80	CORNING 2024 PROXY STATEMENT

Compensation Discussion & Analysis

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)(2)	(h)(2)	(i)(2)	(j)	(k)	(l)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Lewis A. Steverson	Cash for Equity - PIP Exchange PSUs	2/8/23					0	23,029	25,332		35.14	809,239	(3)
	GoalSharing Plan	n/a		0	42,590	85,180
	Cash for Equity - Salary Exchange RSUs	2/8/23								2,909	35.14	102,222	(4)
	Cash Performance Units	2/8/23	2/8/23	0	950,000	2,090,000
	2021 Performance Share Units	2/8/23	2/8/23				0	11,764	25,881		35.14	413,387	(5)
	2022 Performance Share Units	2/8/23	2/8/23				0	15,677	34,489		35.14	550,890	(6)
	2023 Performance Share Units	4/3/23	2/8/23				0	16,309	35,880		34.95	570,000	(7)
	Time-Based Restricted Stock Units	4/3/23	2/8/23							32,618	34.95	1,139,999	(8)
(1)	The amounts shown in columns (d), (e) and (f) reflect the award amounts under (i) the 2023 GoalSharing Plan and (ii) the Cash Performance Units (CPUs) under the Corning 2023 Corporate Performance Plan. Awards under these plans are paid in cash. If the threshold level of performance is not met, the payout will be 0%. If the performance target is met, the payout will be 100% of the target award. If the maximum level of performance is met for GoalSharing, the payout will be 200% of the target award, and 220% for CPUs, which represents the 200% performance metrics cap plus the maximum 10% ROIC modifier. GoalSharing awards are based on a 5% target and year-end base salary. Actual awards earned for CPUs are based on average performance against established metrics over three years (2023, 2024, 2025), adjusted up or down by up to 10% based on ROIC improvement results versus the pre-established goal for the three-year period, and will be payable in February 2026.
(2)	The amounts shown in columns (g), (h) and (i) reflect the award amounts under the 2023 Cash for Equity PIP exchange for PSUs (see footnote 3), the Performance Share Units under the Corning 2023 Corporate Performance Plan (2023 PSUs) and the portion of PSUs granted in 2021 and 2022 attributable to 2023 performance goals. Awards under this plan are paid in stock. If the threshold level of performance is not met, the payout will be 0%. If the performance target is met, the payout will be 100% of the target award. If the maximum level of performance is met the payout will be 220% of the target award which represents the 200% performance metrics cap plus the maximum 10% ROIC modifier. Actual awards earned for the 2023 PSUs are based on average performance against established metrics over three years, adjusted up or down by up to 10% based on ROIC results versus the pre-established goal for the three-year period. 2021 PSUs will be payable in April 2024, 2022 PSUs will be payable in April 2025 and 2023 PSUs will be payable in April 2026. The target number of 2023 PSU awards are 162,876; 30,258; 33,476; 61,159; and 48,927 to Weeks, Schlesinger, McRae, Musser and Steverson, respectively. Because the grant date for a PSU occurs when the performance goals are approved, the reported number of shares reflects the portion of the 2023 PSUs for which performance goals have been set (i.e., 1/3 of the total award).
(3)	These amounts reflect the PSUs granted in lieu of Cash PIP under the Cash for Equity Exchange Program and earned based on 2023 corporate financial performance, subject to 36 month vesting. If the threshold level of performance is not met, the payout will be 0%. If the performance target is met, the payout will be 100% of the target award. If the maximum level of performance is met, the payout will be 110% of target (reduced from the 200% of target normally payable under PIP). 2023 PIP PSUs were earned at 51% of target.
(4)	These amounts reflect the RSUs granted in lieu of up to 40% of salary earned during the first half of the year under the 2023 Cash for Equity Exchange Program, subject to 18 month vesting.
(5)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of the portion of the 2021 PSUs pursuant to the Corning 2012 Long-Term Incentive Plan, which portion is attributable to 2023 performance measures established by the Committee (i.e., 1/3 of the total award). Amounts shown correspond to the amounts set forth in column (d) for 2023 of the Summary Compensation Table.
(6)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of the portion of the 2022 PSUs pursuant to the Corning 2012 Long-Term Incentive Plan, which portion is attributable to 2023 performance measures established by the Committee (i.e., 1/3 of the total award). Amounts shown correspond to the amounts set forth in column (d) for 2023 of the Summary Compensation Table.
(7)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of the portion of the 2023 PSUs pursuant to the Corning 2012 Long-Term Incentive Plan, which portion is attributable to 2023 performance measures established by the Committee (i.e., 1/3 of the total award). Amounts shown correspond to the amounts set forth in column (d) for 2023 of the Summary Compensation Table.
(8)	These amounts reflect the total grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock units granted in calendar year 2023 pursuant to the Corning 2012 Long-Term Incentive Plan and correspond to the amounts set forth in column (d) for 2023 of the Summary Compensation Table. Awards vest 100% three years after grant date.
CORNING 2024 PROXY STATEMENT	81

Compensation Discussion & Analysis

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table shows stock option awards classified as exercisable and unexercisable as of December 31, 2023. The table also shows unvested restricted stock, restricted stock unit and performance stock unit awards assuming a market value of $31.94 per share (the NYSE closing price of the Company’s stock on December 30, 2023).

Option Awards							Stock Awards
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Wendell P. Weeks	03/31/17	A	137,514	0	27.00	03/31/27	455,479	$13,869,336	292,944	$8,920,145
	04/02/18	A	149,849	0	27.03	04/02/28
	04/01/19	A	143,721	0	33.92	04/01/29
	05/15/20	B	43,525	0	19.65	05/15/30
	Total		474,609	–
Edward A. Schlesinger	04/29/16	A	3,013	0	18.67	04/29/26	60,593	1,845,057	56,807	1,729,773
	05/31/16	A	2,693	0	20.89	05/31/26
	03/31/17	A	7,501	0	27.00	03/31/27
	04/02/18	A	8,741	0	27.03	04/02/28
	04/01/19	A	8,844	0	33.92	04/01/29
	05/15/20	B	8,925	0	19.65	05/15/30
	Total		39,717	–
Lawrence D. McRae	03/31/17	A	37,504	0	27.00	03/31/27	95,021	2,893,389	67,646	2,059,821
	04/02/18	A	39,960	0	27.03	04/02/28
	04/01/19	A	37,588	0	33.92	04/01/29
	Total		115,052	0
Eric S. Musser	04/01/19	A	34,640	0	33.92	04/01/29	168,533	5,131,830	121,698	3,705,704
	05/15/20	B	18,850	0	19.65	05/15/30
	Total		53,490	0
Lewis A. Steverson							135,283	4,119,367	90,768	2,763,886
	Total		0	0

(1)	The Company uses the following vesting codes:
A:	100% Vesting 3 years after grant date
B:	1/3 Vesting 1 year after grant date, 1/3 Vesting 2 years after grant date and 1/3 Vesting 3 years after grant date
(2)	Amounts include:
(i)	76,375; 5,856; 16,851, 26,703 and 22,430 restricted stock units granted to Weeks, Schlesinger, McRae, Musser and Steverson, respectively, on April 1, 2021 which vest on April 15, 2024.
(ii)	100,463; 15,614; 20,412; 37,518 and 29,955 restricted stock units granted to Weeks, Schlesinger, McRae, Musser and Steverson, respectively, on April 1, 2022 which vest on April 15, 2025.
(iii)	108,584; 20,172; 22,318; 40,773 and 32,618 restricted stock units granted to Weeks, Schlesinger, McRae, Musser and Steverson, respectively, on April 3, 2023 which vest on April 15, 2026.
(iv)	10,792; 2,775; 752; 6,347 and 2,909 restricted stock units granted to Weeks, Schlesinger, McRae, Musser and Steverson, respectively, on February 8, 2023, which final vesting date is August 8, 2024.
(v)	110,765; 8,507; 24,720; 38,981; and 32,802 earned performance stock units granted to Weeks, Schlesinger, McRae, Musser and Steverson, respectively, on April 1, 2021, which vest on April 15, 2024, for which three-year average payout factors and ROIC modifier have been determined.
(vi)	48,500, 7,669, 9,968, 18,211, and 14,569 performance stock units granted to Weeks, Schlesinger, McRae, Musser and Steverson, respectively, on April 1, 2022 which vest on April 15, 2025 for which 2022 and 2023 performance factors have been determined.
82	CORNING 2024 PROXY STATEMENT

Compensation Discussion & Analysis

(3)	Year-end market price is based on the December 29, 2023 NYSE closing price of $30.45
(4)	Amounts include:
(i)	62,623; 9,901; 12,871; 23,515, and 18,812 performance stock units granted to Weeks, Schlesinger, McRae, Musser and Steverson, respectively, on April 1, 2022, which vest on April 15, 2025 for which performance results are not yet known.
(ii)	162,876; 30,258; 33,476; 61,159, and 48,927 performance stock units granted to Weeks, Schlesinger, McRae, Musser, and Steverson, respectively, on April 3, 2023, which vest on April 15, 2026.
(iii)	67,445; 16,648; 21,299; 37,024, and 23,029 performance stock units granted to Weeks, Schlesinger, McRae, Musser, and Steverson, respectively, on February 8, 2023, which final vesting date is February 8, 2026.

Options Exercised and Shares Vested in 2023

The following table sets forth certain information regarding options exercised and restricted stock, restricted stock units and performance stock units that vested during 2023 for the NEOs.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Wendell P. Weeks	97,167	$1,419,109	525,954	$18,147,521
Edward A. Schlesinger	0	0	42,716	1,460,356
Lawrence D. McRae	60,190	787,926	139,824	4,816,123
Eric S. Musser	0	0	151,488	5,219,134
Lewis A. Steverson	3,169	46,239	129,392	4,462,018

Retirement Plans

Qualified Pension Plan

Corning maintains a qualified defined benefit pension plan to provide retirement income to Corning’s U.S.-based employees which was amended effective July 1, 2000, to include a cash balance component. All salaried and non-union hourly employees as of July 1, 2000, were given a choice to prospectively accrue benefits under the previously existing career average earnings formula or a cash balance formula, if so elected. Employees hired subsequent to July 1, 2000, earn benefits solely under the cash balance formula.

Benefits earned under the career average earnings formula are equal to 1.5% of plan compensation plus 0.5% of plan compensation on which employee contributions have been made. Under the career average earnings formula, participants may retire as early as age 55 with 5 years of service. Unreduced benefits are available when a participant attains the earlier of age 60 with 5 years of service or age 55 with 30 years of service. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Pension benefits earned under the career average earnings formula are distributed in the form of a lifetime annuity with six years of payments guaranteed.

Benefits earned under the cash balance formula are expressed as a hypothetical account balance. Each month a participant’s cash balance account is increased by (1) pay credits based on the participant’s plan compensation for that month and (2) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Pay credits vary between 3% and 8% based on the participant’s age plus service at the end of the year. Interest credits are based on 10-year Treasury bond yields, subject to a minimum credit of 3.80%. Pension benefits under the cash balance formula may be distributed as either a lump sum of the participant’s hypothetical account balance or an actuarial equivalent life annuity.

Messrs. Weeks and Musser are earning benefits under the career average earnings formula. Messrs. Schlesinger and Steverson are earning benefits under the cash balance formula. All the NEOs are eligible to retire under the plan. Mr. McRae retired at the end of 2023 with benefits earned under the career average earnings formula.

CORNING 2024 PROXY STATEMENT	83

Compensation Discussion & Analysis

Supplemental Pension Plan and Executive Supplemental Pension Plan

Since 1986, Corning has maintained non-qualified pension plans to attract and retain its executive workforce by providing eligible employees with retirement benefits in excess of those permitted under the qualified plans. The benefits provided under the Supplemental Pension Plan (SPP) are equal to the difference between the benefits provided under the Corning Incorporated Pension Plan and benefits that would have been provided thereunder if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended (the Code).

Each NEO participates in the Corning Incorporated Executive Supplemental Pension Plan (ESPP). Participants in the ESPP receive no benefits from the SPP, other than earned SPP benefits under the cash balance formula prior to their participation in the ESPP, if any (the value of which is subtracted from the final ESPP annuity benefit). Executives fully vest in their ESPP benefit upon attainment of age 50 with 10 years of service. All NEOs are fully vested in the ESPP.

Under the ESPP, participants earn benefits based on the highest 60 consecutive months of average plan compensation over the last 120 months immediately preceding the date of termination of employment. Gross benefits for all NEOs are equal to 2.0% of average plan compensation multiplied by years of service up to 25 years (the “ESPP Formula”). Benefits earned under the Corning Incorporated Pension Plan and the cash balance formula of the SPP prior to ESPP participation, if any, will offset benefits earned under the ESPP.

Participants may retire as early as age 55 with 10 years of service. Unreduced benefits under the ESPP Formula are available when a participant attains the earlier of age 60 with 10 years of service or age 55 with 25 years of service. Participants with accrued benefits in excess of four times the annual compensation limitation under Section 401(a)(17) of the Code must be age 57 with 25 years of service to receive an unreduced benefit under the ESPP. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Benefit reductions of 1% per year by which retirement precedes age 57 apply if the four-times-annual-compensation-limit rule noted above is in effect for the participant.

Benefits earned under the ESPP are distributed in the form of a lifetime annuity, with six years of payments guaranteed except for benefits earned under the cash balance formula of the SPP prior to becoming a participant in the ESPP, which is distributed as a lump sum.

All NEOs are currently eligible to retire under the ESPP.

Pension Benefits

The table below shows the actuarial present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the qualified pension plan and the ESPP. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements except for the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. For example, an executive under the ESPP formula who is age 50 with 20 years of service would be assumed to retire at age 55 due to eligibility of unreduced benefits at age 55 with 25 years of service. No termination, disability or death was assumed to occur prior to retirement. Otherwise, the assumptions used are described in Note 11 to our Financial Statements for the year ended December 31, 2023, of our Annual Report on Form 10-K filed with the SEC on February 12, 2024.

84	CORNING 2024 PROXY STATEMENT

Compensation Discussion & Analysis

Named Executive Officer	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Wendell P. Weeks	Qualified Pension Plan	41		$ 1,997,943	$ 0
	ESPP	25	(1)	24,375,091	0
Edward A. Schlesinger	Qualified Pension Plan	11		180,798	0
	ESPP	11		1,850,796	0
Lawrence D. McRae	Qualified Pension Plan	38		1,680,590	0
	ESPP	25	(1)	8,700,842	0
Eric S. Musser	Qualified Pension Plan	38		1,535,923	0
	ESPP	25	(1)	9,226,022	0
Lewis A. Steverson	Qualified Pension Plan	11		203,781	0
	ESPP	11		3,989,580	0
(1)	Under Formula A, years of service are capped at 25 years, in determining benefits under the ESPP.

The compensation considered for purposes of determining benefits under the qualified pension plan and the ESPP for the NEOs is the “Salary” plus the GoalSharing and PIP cash bonuses set forth in the Summary Compensation Table. Bonuses are included as compensation in the calendar year paid. Long-term cash or equity incentives are not (and have never been) considered as eligible earnings for determining retirement benefits under these plans. For the 2023 calendar year, the NEOs’ eligible earnings and final average compensation were as follows:

	As of December 31, 2023
Named Executive Officer	Eligible Pension Earnings	Final Average Earnings
Wendell P. Weeks	$3,150,520	$4,163,490
Edward A. Schlesinger	1,011,725	820,200
Lawrence D. McRae	1,398,015	1,677,550
Eric S. Musser	1,678,780	1,707,978
Lewis A. Steverson	1,405,683	1,457,593

Non-qualified Deferred Compensation

The table below shows the contributions, earnings and account balances for the NEOs in the Supplemental Investment Plan. Pursuant to the Company’s Supplemental Investment Plan, the NEOs may choose to defer up to 75% of annual base salary and up to 75% of GoalSharing and PIP cash bonuses. The participant chooses from the same funds available under our Company Investment Plan (401(k)) in which to “invest” the deferred amounts. No cash is invested in the unfunded accounts under the Supplemental Investment Plan. Deferred amounts incur gains and losses based on the performance of the individual participant’s investment fund selections. Participants may change their elections among these fund options. Corning does not have any above-market earnings under its Supplemental Investment Plan. All our current NEOs have more than three years of service with the Company, so all the Company’s matching contributions are fully vested. Participants cannot withdraw any amounts from their deferred compensation balances until retirement from the Company at or after age 55 with 5 years of service. Participants may elect to receive distributions as a lump sum payment or two to five annual installments. If an NEO leaves the Company prior to retirement, the account balance is distributed in a lump sum six months following the executive’s departure.

CORNING 2024 PROXY STATEMENT	85

Compensation Discussion & Analysis

Named Executive Officer	Aggregate Balance at January 1, 2023 ($)	Executive Contributions in 2023 ($)(1)	Company Contributions in 2023 ($)(2)	Aggregate Earnings in 2023 ($)(3)	Aggregate Withdrawals/ Distributions in 2023 ($)	Aggregate Balance as of December 31, 2023 ($)
Wendell P. Weeks	$8,288,935	$ 65,631	$67,545	$1,098,624	$0	$9,520,735
Edward A. Schlesinger	346,090	54,043	24,019	81,422	0	505,574
Lawrence D. McRae	626,811	203,228	77,558	120,464	0	1,028,060
Eric S. Musser	0	0	0	0	0	0
Lewis A. Steverson	1,279,934	110,777	22,155	224,040	0	1,636,906
(1)	Reflects participation in the Supplemental Investment Plan by Weeks, Schlesinger, McRae and Steverson in the deferral of a portion of their 2023 base salaries and participation by Schlesinger, McRae and Steverson in the deferral of a portion of the bonus received in 2023 for prior year performance.
(2)	Reflects Company match on the Supplemental Investment Plan, which was credited to the account of the Named Executive Officers in 2023. All of these amounts are included in the All Other Compensation column of the Summary Compensation Table (and are also detailed in footnote (4) to that Table).
(3)	Reflects aggregate earnings on each type of deferred compensation listed above. The earnings on deferred base salary and bonus payments are calculated based on the actual returns from the same fund choices that Company employees have in the qualified 401(k) plan. Currently, employees have 16 fund choices that they may select from. As nonqualified plans, these plans are unfunded, which means that no actual dollars are invested in these funds. The Company does not provide any above-market interest rates or other special terms for any deferred amounts. These amounts are not included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Arrangements with Named Executive Officers

Severance Agreements

We have entered into severance agreements with each of our NEOs. All new executive severance agreements and executive change-in-control agreements executed after July 2004, limit the benefits that may be provided to an executive to 2.99 times the executive’s annual compensation of base salary plus target incentive payments. Mr. Weeks has an agreement in effect before July 2004. Messrs. Musser, Schlesinger and Steverson all have the new form of agreement. Mr. McRae retired voluntarily on December 31, 2023.

Severance Agreements — Mr. Weeks

Under Mr. Weeks’ severance agreement, if he is terminated involuntarily, and without cause, or as a result of disability, he is entitled to the following:

•	Base salary, reimbursable expenses and annual bonus accrued and owing as of the date of termination (lump sum payment);
•	A severance amount equal to 2.99 times the sum of his then-base salary plus his annual target bonus amount (lump sum payment);
•	Continued participation in the Company’s benefit plans for up to three years; and
•	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request.

If however, Mr. Weeks is terminated for cause or he resigns, he would be entitled to accrued, but unpaid salary (lump sum payment) and any reimbursable expenses accrued or owing to him and, if terminated for cause, he would forfeit any outstanding stock awards.

86	CORNING 2024 PROXY STATEMENT

Compensation Discussion & Analysis

Severance Agreements—Other Named Executive Officers

Under the severance agreements, an NEO is entitled to severance payments if he is terminated involuntarily other than for cause.

Generally, under the severance agreements, an NEO (other than Mr. Weeks) is entitled to receive the following:

•	Accrued but unpaid base salary, reimbursable expenses, and the executive’s target annual bonus, pro-rated to the last day of the month closest to the termination date (lump sum payment);
•	For NEOs other than the COO whose base salary is less than $599,000, two (2) times the sum of (A) the base salary, and (B) the target bonus; for NEOs other than the COO whose base salary is equal to or greater than $599,000, three-and-a-half (3.5) times the base salary (only); and for the COO, four (4) times the base salary (only).
•	Continued medical, dental and hospitalization benefits for 24 months;
•	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request; and
•	Outplacement benefits up to a maximum amount of $50,000.

The following table reflects the amounts that would be payable under the various arrangements assuming termination occurred at December 31, 2023.

TERMINATION SCENARIOS (INCLUDING SEVERANCE, IF ELIGIBLE)
Named Executive Officer		Voluntary(1)	For Cause	Death(2)	Disability(1)	Without Cause
Wendell P. Weeks	Severance Amount	n/a	n/a	n/a	n/a	$12,046,710
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	61,452	(3)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	n/a
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	250,000 to 1,000,000	(4)
	Pension - Non-Qualified Annuity	$1,923,907	$0	$1,923,907	$1,923,907	1,923,907
	Pension - Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension - Qualified Annuity	157,838	157,838	78,919	157,838	157,838
Edward A. Schlesinger	Severance Amount	n/a	n/a	n/a	n/a	2,275,000
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	62,034	(3)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000	(4)
	Pension - Non-Qualified Annuity	138,203	0	118,563	163,942	138,203
	Pension - Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension - Qualified Lump Sum	195,870	195,870	195,870	195,870	195,870
Lawrence D. McRae(5)	Severance Amount	n/a	n/a	n/a	n/a	n/a
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	n/a
	Value of Outplacement Services	n/a	n/a	n/a	n/a	n/a
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	n/a
	Pension - Non-Qualified Annuity	530,107	n/a	n/a	n/a	n/a
	Pension - Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension - Qualified Annuity	135,884	n/a	n/a	n/a	n/a
Eric S. Musser	Severance Amount	n/a	n/a	n/a	n/a	3,717,200
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	40,968	(3)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000	(4)
	Pension - Non-Qualified Annuity	732,016	0	541,936	732,016	732,016
	Pension - Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension - Qualified Annuity	121,973	121,973	60,987	121,973	121,973
CORNING 2024 PROXY STATEMENT	87

Compensation Discussion & Analysis

Named Executive Officer		Voluntary(1)	For Cause	Death(2)	Disability(1)	Without Cause
Lewis A. Steverson	Severance Amount	n/a	n/a	n/a	n/a	2,981,300
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	62,034	(3)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	50,000 to 250,000	(4)
	Pension - Non-Qualified Annuity	290,693	0	n/a	290,693	290,693
	Pension - Non-Qualified Lump Sum	n/a	n/a	n/a	n/a	n/a
	Pension - Qualified Lump Sum	213,701	213,701	213,701	213,701	213,701
(1)	Non-qualified plan benefits shown for all NEOs are payable from the Executive Supplemental Pension Plan. The timing and form of the benefits payable in the table above for a voluntary termination for all NEOs except McRae is as an immediate life annuity. McRae’s form of payment being received is six-year certain and 50% joint and survivor. The amount shown above reflects the 50% joint and survivor benefit after the six-year certain period ends. During the six-year certain period, the annual annuity is $702,891.
(2)	Non-qualified annuity payments in the event of death for Schlesinger and Musser are as follows: $138,203 for six years and $118,563 thereafter, and $732,016 for six years and $541,936 thereafter, respectively. Because death benefits under the ESPP plan are paid to surviving spouses and Mr. Steverson is not married, no death benefit is payable in the event of his death.
(3)	The value of welfare benefits continuation is estimated at $20,484 per year for three years for Weeks. Benefits continuation for Schlesinger and Steverson is $31,017, and Musser is $20,484 per year respectively, for two years.
(4)	Under the terms of the severance agreements, the NEOs may also request that Corning purchase their principal residence in the Corning, New York area. Corning is unable to accurately and precisely estimate the value that may be delivered under this provision as it requires an independent appraisal of the executive’s residence, as well as, for Weeks, a calculation of the executive’s purchase price of the residence plus a percentage of documented improvements made to the property. These values are not maintained by Corning in its normal course of business. They are required only if an executive is terminated. Such purchase must be finalized in the calendar year following the year in which the executive’s termination occurred (subject to a six-month waiting period).
(5)	McRae is not eligible for severance benefits due to his retirement on December 31, 2023. The voluntary column shows amounts he will receive from the retirement plans.

Change-in-Control Agreements

We have entered into change-in-control agreements with each of the NEOs. These agreements are intended to provide for continuity of management if there is a change in control of the Company. These agreements will be effective until the executive leaves the employ of Corning or until the executive ceases to be an officer of Corning.

If during the term of the agreement a change in control occurs, the restrictions on all restricted stock and restricted stock units held by the NEO lapse, and any stock options vest and become immediately exercisable. Cash performance units and performance stock units are adjusted based on actual performance for completed performance periods and assumed performance of 100% for incomplete performance and adjusted CPUs and PSUs are vested and released immediately.

The NEOs are also entitled to severance and other benefits upon certain terminations of employment following or in connection with a change in control.

•	For Mr. Weeks, benefits are payable if he (i) is terminated without cause or resigns for “good reason,” each during a “potential change in control period” or (ii) resigns or is terminated for any reason or within four years following a change in control.
•	For the NEOs (other than Mr. Weeks), benefits are payable if their employment is terminated (other than for cause, by reason of death or disability, or by the executive for any reason) during a potential change in control period, or within two years following a change in control.

The benefits payable are as follows:

•	Accrued but unpaid base salary, reimbursable expenses, and the executive’s target bonus, pro-rated to the last day of the month closest to the termination date (lump sum payment);
•	A severance amount equal to 2.99 times (for Mr. Weeks). For NEOs other than the COO whose base salary is less than $599,000, two (2) times the sum of (A) the base salary, and (B) the target bonus; for NEOs other than the COO whose base salary is equal to or greater than $599,000, three- and-a-half (3.5) times the base salary (only); and for the COO, four (4) times the base salary (only). Severance is paid as a lump sum payment.
•	Continued participation in the Company’s benefit plans for 3 years;
•	Upon request, purchase of the NEO’s principal residence in the Corning, NY area; and
•	Outplacement benefits (equal to 20% of base salary) (excluding Mr. Weeks).
88	CORNING 2024 PROXY STATEMENT

Compensation Discussion & Analysis

If the employment of an NEO (other than Mr. Weeks) is terminated for cause or he resigns for other than good reason, or the NEO’s employment terminates by reason of death or disability, the NEO is entitled to accrued but unpaid base salary, reimbursable expenses, and the executive’s target bonus, pro-rated to the last day of the month closest to the termination date (lump sum payment). In addition, Messrs. Weeks is generally entitled to receive a gross-up payment in an amount sufficient to make him whole for any federal excise tax on excess parachute payments imposed under Section 280G and 4999 of the Internal Revenue Code. However, if the federal excise tax can be avoided by reducing the related payments by a present value of $45,000 or less, then the payment will be reduced to the extent necessary to avoid the excise tax and no gross-up payment will be made to the other NEOs.

The following table reflects the amounts payable under the various arrangements assuming a change in control occurred on December 31, 2023.

	Cash-based					Long-Term Incentives(1)
Named Executive Officer	Cash Severance ($)	Interrupted Perf. Cycles ($)	ESPP ($)	Misc. Benefits ($)	Excise Tax Gross-Up ($)	Interrupted CPU Perf. Cycles ($)	Share-based Awards ($)	Total Benefits ($)
Wendell P. Weeks	$12,087,051	$0	$24,410,235	$111,452	$0	$4,859,708	$24,078,429	$65,546,875
Edward A. Schlesinger	859,319	0	1,954,509	112,035	0	843,000	3,230,836	6,999,699
Lawrence D. McRae(2)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Eric S. Musser	3,717,200	0	9,238,142	90,968	0	1,824,792	8,821,944	23,693,046
Lewis A. Steverson	2,981,300	0	4,014,587	112,035	0	1,459,833	7,024,480	15,592,235
(1)	Long-term incentive includes a combination of equity (stock options, performance stock units and restricted stock units) and cash (cash performance units), which vest upon a change in control.
(2)	McRae would not be eligible for change in control benefits due to his retirement on December 31, 2023.

In addition to the above, the NEOs may also request that Corning purchase their principal residence. Corning is unable to accurately and precisely estimate the value as it requires an independent appraisal of the executive’s residence and, for all, a calculation of the executive’s purchase price of such residence and any documented improvements made to the property. This is data that Corning does not maintain in its normal course of business. See footnote (4) to the “Termination Scenarios” on page 87.

CORNING 2024 PROXY STATEMENT	89

Pay Ratio Disclosure

For 2023, the annual total compensation of the median employee, excluding our CEO, was $42,240 and the annual total compensation of our CEO was $15,627,653. Accordingly, the ratio of the CEO’s annual total compensation to the annual total compensation of the median employee was 370:1.

This reflects analysis of our global workforce of employees as of October 1, 2023, which excludes 1 employee in Argentina, 307 employees in Brazil, 130 employees in Hungary, 406 employees in India, 3 employees in Pakistan, 13 employees in the Philippines, 9 employees in the Russian Federation, and 269 employees in Turkey which are de minimis relative to the size of our global workforce. We used estimated total cash compensation to determine the median employee. Our estimate of total cash compensation for our full 2023 fiscal year included (i) annual base salary plus annual incentives calculated at target for salaried employees and (ii) hourly salary rate times annual standard hours plus additional adjustments for shift differentials, estimated overtime rates, production bonuses, holiday bonuses, fixed bonuses and other cash allowances paid to hourly employees.

Our estimates were based on an analysis of the pay components and payrolls in each of the 36 countries in which we operate, excluding Argentina, Brazil, Hungary, India, Pakistan, Philippines, Russian Federation and Turkey. Total cash compensation rates of employees paid in foreign currencies were converted into U.S. dollars using our standard monthly foreign exchange conversion rates in effect on October 1, 2023 for the determination of the median and December 31, 2023 for the year-end actual total compensation. Once the median employee was identified, actual total compensation was determined in accordance with Item 402(c)(2)(x) of Regulation S-K.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

90	CORNING 2024 PROXY STATEMENT

Other Information

Pay Versus Performance Table and Disclosures

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of the Company. The Compensation and Talent Management Committee (the Committee) did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, see “Compensation Discussion and Analysis” starting on page 57. The following table sets forth the required compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2023, 2022, 2021 and 2020.

Year(1)	Summary Compensation Table Total for CEO(2)	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Non-CEO NEOs(2)	Average Compensation Actually Paid to Non-CEO NEOs(2)	Value of Initial Fixed $100 Investment Based On:		Corning GAAP Net Income ($mm)	Corning Core Net Sales ($mm)
					Corning Total Shareholder Return	S&P 500 Communications Equipment Total Shareholder Return(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$15,627,653	$12,798,655	$5,062,725	$3,993,516	$118.03	$150.85	$ 581	$13,580
2022	16,169,469	8,744,301	4,271,097	2,645,033	119.50	123.73	1,316	14,805
2021	20,766,032	27,146,225	6,421,907	7,930,517	135.13	154.17	1,906	14,120
2020	18,951,753	26,306,100	5,573,311	7,431,466	127.57	101.28	512	11,452

(1)	Our CEO, Wendell P. Weeks, served as our Chief Executive Officer in 2023, 2022, 2021 and 2020. Our other NEOs (“Non-CEO NEOs”) included:

a.	For 2023, Edward A. Schlesinger, Lawrence D. McRae, Eric S. Musser and Lewis A. Steverson.
b.	For 2022, R. Tony Tripeny (who served for four months in 2022), Edward A. Schlesinger, Lawrence D. McRae, Eric S. Musser and Lewis A. Steverson.
c.	For 2021, R. Tony Tripeny, Lawrence D. McRae, Eric S. Musser and Lewis A. Steverson.
d.	For 2020, R. Tony Tripeny, Lawrence D. McRae, James P. Clappin and Eric S. Musser

(2)

For each year, the values included in columns (c) and (e) for the compensation actually paid to our CEO and the average compensation paid to our non-CEO NEOs reflect the following adjustments to the values included in column (b) and column (d), respectively:

Reconciliation of Summary Compensation Totals and Compensation Actual Paid	2023		2022		2021		2020
	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs
Summary Compensation Table Total for CEO (column (b))	$15,627,653	$5,062,725	$16,169,469	$4,271,097	$20,766,032	$6,421,907	$18,951,753	$5,573,311
+/- Net Change in Pension Value	-327,691	-229,731	-13,662	174,240	-12,790	-129,044	-1,341,183	-503,540
+/- Net Change in Stock Awards Value	-2,487,192	-834,429	-7,362,526	-1,767,045	5,119,430	1,318,544	7,354,059	1,953,404
+/- Net Change in Option Award Value	-14,116	-5,049	-48,980	-33,259	1,273,553	319,111	1,341,470	408,292
Compensation Actually Paid	12,798,655	3,993,516	8,744,301	2,645,033	27,146,225	7,930,517	26,306,100	7,431,466

CORNING 2024 PROXY STATEMENT	91

Other Information

For each year, the value of stock awards and stock option awards used to calculate Compensation Actually Paid reflect the following assumptions:

	2023	2022	2021	2020
Restricted Stock Units
Stock Price	$30.45 - $34.78	$31.94 - $35.54	$37.23 - $45.90	$19.99 - $36.00
Performance Stock Units
Stock Price	$30.45 - $34.78	$31.94 - $35.54	$37.23 - $44.28	$36.00
Performance Multiplier	0.49 – 1.99	0.49 – 1.99	1.00 – 1.81	1.00 – 1.81
Stock Options
Stock Price	$31.20	$31.94 - $37.23	$37.23 - $44.28	$20.54 - $36.00
Expected Life	4.4	4.4 – 5.8	4.4 – 6.4	4.4 – 6.8
Risk-Free Rate	3.52%	1.33% - 4.01%	0.80% - 1.33%	0.33% - 0.62%
Volatility	34.84%	30.91% - 34.49%	30.78% - 33.20%	29.81% - 32.07%
Dividend Yield	3.6%	2.6% - 3.4%	2.2% - 2.6%	2.4% - 4.3%

3)	For each year, total shareholder return is shown for the Company, the constituent companies of the S&P 500 Communications Equipment Industry index (the “Comparison Group”). The Comparison Group is the same peer group used by Corning for purposes of Item 201(e) of Regulation S-K under the Exchange Act in Corning’s Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2023, 2022, 2021 and 2020, which consists of the following five companies: Arista Networks, Cisco Systems, F5, Juniper Networks and Motorola Solutions, weighted according to the constituent companies’ market capitalization at the beginning of each period for which a return is indicated.
92	CORNING 2024 PROXY STATEMENT

Other Information

Pay Versus Performance Relationship

The following comparisons describe the relationships between the amounts included in the Pay Versus Performance Table for each of 2023, 2022, 2021 and 2020, including a comparison between our cumulative total shareholder return and the total shareholder return of the Comparison Group and comparisons between the compensation actually paid to the CEO and the average compensation actually paid to our non-CEO NEOs and (ii) each of the performance measures set forth in columns (f), (h) and (i) of the Pay Versus Performance Table.

Most Important Financial Measures Used to Link Compensation Actually Paid to our NEOs to Company Performance in 2023

The following table identifies the six most important financial performance measures used by the Committee to link the compensation actually paid to our CEO and other NEOs in 2023 to company performance. The role of each of these performance measures in our NEOs’ compensation is discussed in the CD&A above.

Financial Performance Measures
Core Net Sales
Core Earnings Per Share
Adjusted Free Cash Flow
Return on Invested Capital (ROIC)
Core Gross Margin
Core NPAT

CORNING 2024 PROXY STATEMENT	93

The Audit Committee evaluates our independent registered public accounting firm each year and has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for 2024. PwC has served in this role since 1944. The Audit Committee concluded that many factors contribute to the continued support of PwC’s independence, such as the oversight of the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards in addition to conducting audit inspections; the mandating of reports on internal control over financial reporting; PCAOB requirements for audit partner rotation; and limitations imposed by regulation and by the Audit Committee on non-audit services provided by PwC. The Audit Committee preapproves all audit and permitted non-audit services that PwC performs for the Company, and it approves the fees associated with the engagement of PwC. All services provided to Corning by PwC in 2022 and 2023 were pre-approved by the Audit Committee in accordance with the policy.

The Audit Committee and the PCAOB require key PwC partners assigned to our audit to be rotated at least every five years. The Audit Committee and its Chair oversee the selection process for each new lead engagement partner. Throughout this process, the Audit Committee and management provide input to PwC about the Company’s priorities, discuss candidate qualifications and interview potential candidates put forth by PwC.

In determining whether to reappoint PwC, the Audit Committee took into consideration a number of factors, including:

•	PwC’s global capabilities to handle the breadth and complexity of Corning’s global operations;
•	PwC’s technical expertise and knowledge of Corning’s industry and global operations;
•	The quality and candor of PwC’s communications with the Audit Committee and management, which include routine executive sessions with the Audit Committee held without management present and a management survey of PwC’s performance;
•	PwC’s independence;
•	The appropriateness of PwC’s fees; and
•	PwC’s tenure as our independent registered public accounting firm, including the benefits of that tenure (including higher audit quality due to PwC’s deep understanding of Corning’s business and accounting policies and practices), the avoidance of significant costs and disruptions that would be associated with retaining a new independent auditor, and the controls and processes in place such as rotation of key partners and an annual assessment of PwC’s qualifications, service quality, sufficiency of resources, quality of communications, working relationship with our management, objectivity and professional skepticism that help ensure PwC’s continued independence.
94	CORNING 2024 PROXY STATEMENT

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm

Based on its evaluation, the Audit Committee believes that the continued retention of PwC is in the best interests of the Company and its shareholders. The Board concurs and requests that the shareholders ratify the appointment of PwC as Corning’s independent registered public accounting firm for the fiscal year ending December 31, 2024. If the selection of PwC is not ratified by a majority of the votes cast by the holders of shares entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be appropriate.

Corning expects representatives of PwC to be present at the Annual Meeting and available to respond to questions that may be raised there. These representatives may comment on the financial statements if they so desire.

FOR	Our Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered by PwC in 2022 and 2023:

	2023	2022
Audit Fees	$9,825,000	$9,918,000
Audit-Related Fees	188,000	311,000
Tax Fees	504,000	487,000
All Other Fees	10,000	65,000
Total Fees	$10,527,000	$10,781,000

Audit Fees. These fees are composed of professional services rendered in connection with the annual audit of Corning’s consolidated financial statements, including the audit of the effectiveness of internal control over financial reporting, and reviews of Corning’s quarterly consolidated financial statements on Form 10-Q that are customary under the PCAOB auditing standards. Audit fees also include statutory audits, comfort letters, consents for other SEC filings and reviews of documents filed with the SEC.

Audit-Related Fees. These fees are composed of professional services rendered in connection with due diligence pertaining to acquisitions, procedures to translate certain financial statements for foreign subsidiaries, employee benefit plan audits, agreed-upon procedures, and other audit-related activities.

Tax Fees. These fees are composed of statutory tax compliance, assistance for Corning’s foreign jurisdiction subsidiaries’ tax returns, tax transfer pricing services, and other tax consulting projects.

All Other Fees. Consists of fees not included in the Audit, Audit-Related, or Tax categories, including licensing technical accounting software from the independent registered public accounting firm.

CORNING 2024 PROXY STATEMENT	95

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm

Policy Regarding Audit Committee Pre-Approval of Audit and
Permitted Non-Audit Services of Independent Registered
Public Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by Corning’s independent registered public accounting firm. The full Audit Committee approves annually projected services and fee estimates for these services and other major types of services. The Audit Committee chair has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee and services that were pre-approved, but for which the associated fees will materially exceed the budget established for the type of service at issue. Services approved by the chair are communicated to the full Audit Committee at its next regular meeting. For each proposed service, the independent registered public accounting firm is required to provide supporting documentation detailing said service and confirm that the provision of such services does not impair its independence. The Audit Committee regularly reviews reports detailing services provided to Corning by its independent registered public accounting firm.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Corning’s financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board of Directors. The directors who serve on the Audit Committee have no financial or personal ties to Corning (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the New York Stock Exchange listing standards. The Board of Directors has determined that none of the Audit Committee members has a relationship with Corning that may interfere with the members’ independence from Corning and its management.

The Audit Committee met with management periodically during the year to consider the adequacy of Corning’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with Corning’s independent registered public accounting firm and with the appropriate financial personnel and internal auditors. The Audit Committee also discussed with Corning’s senior management and independent registered public accounting firm the process used for certifications by Corning’s chief executive officer and chief financial officer that are required for certain of Corning’s filings with the SEC. The Audit Committee met privately with both the independent registered public accounting firm and the internal auditors, both of whom have unrestricted access to the Audit Committee.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for: the preparation, presentation and integrity of Corning’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During 2023, management updated the documentation, and performed testing and evaluation of Corning’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation, and it provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management, internal audit and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of Corning’s internal control over financial reporting. The Audit Committee also reviewed: the report of management contained in Corning’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC; as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in Corning’s Annual Report

96	CORNING 2024 PROXY STATEMENT

Proposal 3 Ratification of Appointment of Independent Registered Public Accounting Firm

on Form 10-K for the year ended December 31, 2023 related to its audits of the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from Corning and its management. The Audit Committee has considered whether the provision of permitted non-audit services by the independent registered public accounting firm to Corning is compatible with the auditor’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors and the Board of Directors approved that the audited financial statements be included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2023.

The Audit Committee:

Kurt M. Landgraf, Chair
Donald W. Blair
Leslie A. Brun
Stephanie A. Burns
Pamela J. Craig
Thomas D. French

CORNING 2024 PROXY STATEMENT	97

Why Did You Send Me This Proxy Statement?

We sent this proxy statement and the enclosed proxy card to you because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote. This proxy statement and the accompanying proxy card are first being distributed or made available to shareholders on or about March 22, 2024.

When and Where Is the Annual Meeting?

Our Board of Directors has determined to hold the Annual Meeting in a virtual-only format on Thursday, May 2, 2024 at 12 noon Eastern Time at virtualshareholdermeeting.com/GLW2024. You will not be able to attend the Annual Meeting physically.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 5, 2024. The live audio webcast of the Annual Meeting will begin promptly at 12 noon Eastern Time. Online access to the audio webcast will open 30 minutes before the Annual Meeting starts. We encourage you to access the meeting in advance of the designated start time.

We urge you to vote and submit your proxy in advance of the meeting using one of the methods described in the proxy materials whether or not you plan to attend the Annual Meeting. You may vote your shares at ProxyVote.com in advance of the Annual Meeting. This process has not changed from prior years.

Who May Attend the Annual Meeting?

The Annual Meeting is open to holders of shares of our common stock who held such shares as of the meeting’s record date, March 5, 2024. To attend and vote your shares during the Annual Meeting, you will need to log in to virtualshareholdermeeting.com/GLW2024 using, (i) for record holders, the control number found on your proxy card or the notice you previously received, or (ii) for holders who own shares in street name through brokers, the control number issued to you by your brokerage firm. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. If you do not have a control number, you may log in as a guest, although you will not be able to vote during the Annual Meeting.

What Am I Voting On?

The following matters are scheduled for vote at the Annual Meeting:

•	Election of each of the 14 director nominees to our Board of Directors for the coming year;
•	Advisory approval of our executive compensation (Say on Pay);
•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
•	Any other business or action which may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
98	CORNING 2024 PROXY STATEMENT

Proposal 3 Frequently Asked Questions About the Meeting and Voting

How Do You Recommend That I Vote on These Items?

The Board of Directors recommends that you vote your shares:

•	FOR each of the 14 director nominees (Proposal 1);
•	FOR the advisory approval of our executive compensation, as such information is disclosed in the Compensation Discussion & Analysis, the compensation tables and the accompanying disclosure (Say on Pay) (Proposal 2); and
•	FOR ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 3).

Who is Entitled to Vote?

You may vote if you owned shares of our common stock as of the close of business on March 5, 2024, the record date for the Annual Meeting.

How Many Votes Do I Have?

You are entitled to one vote for each share of common stock you own. As of the close of business on March 5, 2024, we had 855,352,470 shares of common stock outstanding. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting.

How Do I Vote By Proxy Before the Annual Meeting?

Before the meeting, registered shareholders may vote shares in one of the following three ways:

•	By Internet at ProxyVote.com;
•	By telephone (from the United States and Canada only) at 1-(800)-690-6903; or
•	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided (see instructions on proxy card).

Please refer to the proxy card for further instructions on voting by Internet or telephone.

Please use only one of the three ways to vote.

If you hold shares in the account of or name of a broker, your ability to vote those shares by Internet and telephone depends on the voting procedures used by your broker, as explained below under “How Do I Vote If My Broker Holds My Shares In Street Name?”

How Do I Vote My Shares During the Annual Meeting?

Even if you plan to attend and participate in our virtual Annual Meeting, we encourage you to vote by telephone or over the Internet, or by returning a proxy card following your request for printed materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the virtual Annual Meeting. Whether you are a shareholder of record or hold your shares in “street name,” you may vote online at the Annual Meeting. You will need to enter your control number (included in your notice, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the Annual Meeting.

CORNING 2024 PROXY STATEMENT	99

Proposal 3 Frequently Asked Questions About the Meeting and Voting

May I Change My Mind After I Vote?

Yes. You may change your vote or revoke your proxy at any time before the polls close at the meeting. You may change your vote by:

•	voting again by Internet or telephone prior to the meeting;
•	voting again at the meeting; or
•	signing another proxy card with a later date and returning it to Corning’s Corporate Secretary at One Riverfront Plaza, Corning, NY 14831, prior to the meeting.

You also may revoke your proxy prior to the meeting without submitting any new vote by sending a written notice that you are withdrawing your vote to our Corporate Secretary at the address listed above.

What Shares Are Included on My Proxy Card?

Your proxy card includes shares held in your own name and shares held in any Corning plan. You may vote these shares by Internet, telephone or mail, as described on your proxy card or the notice you previously received. Your proxy card does not include any shares held in a brokerage account in the name of your bank or broker (such shares are said to be held in “street name”).

How Do I Vote if I Participate in the Corning Investment Plan?

If you hold shares in the Corning Investment Plan, which includes shares held in the Corning Stock Fund in the Company’s 401(k) plan, these shares have been added to your other holdings on your proxy card. Your completed proxy card serves as voting instructions to the trustee of the plan. You may direct the trustee to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, all as described on your proxy card or the notice you previously received. If you do not instruct the trustee to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions.

How Do I Vote if My Broker Holds My Shares in “Street Name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you directions on how to vote those shares.

Will My Shares Held in Street Name Be Voted if I Do Not
Provide My Proxy?

Under the New York Stock Exchange rules, if you own shares in “street name” through a broker and do not vote, your broker may not vote your shares on proposals determined to be “non-routine.” In such cases, the absence of voting instructions results in a “broker non-vote.” Broker non-voted shares count toward achieving a quorum requirement for the Annual Meeting, but they do not affect the determination of whether the non-routine matter is approved or rejected.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is the only matter in this proxy statement considered to be a routine matter for which brokers will be permitted to vote on behalf of their clients, if no voting instructions are furnished. Since Proposals 1 and 2 are non-routine matters, broker non-voted shares will not count as votes cast to affect the determination of whether those proposals are approved or rejected. Therefore, it is important that you provide voting instructions to your broker.

100	CORNING 2024 PROXY STATEMENT

Proposal 3 Frequently Asked Questions About the Meeting and Voting

What if I Return My Proxy Card or Vote by Internet or
Telephone but Do Not Specify How I Want to Vote?

If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

•	FOR each of the 14 director nominees (Proposal 1);
•	FOR the advisory approval of our executive compensation, as such information is disclosed in the Compensation Discussion & Analysis, the compensation tables and the accompanying disclosure (Say on Pay) (Proposal 2); and
•	FOR ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 3).

If you participate in the Corning Investment Plan and do not submit timely voting instructions, the trustee of the plan will vote the shares in your plan account in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions, as explained above under the question “How Do I Vote If I Participate In The Corning Investment Plan?”

What Does it Mean if I Receive More Than One Proxy Card?

If you received more than one proxy card, you have multiple accounts with your brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. If you are the registered holder, you may contact our transfer agent, Computershare Trust Company, N.A., at 1-(800)-255-0461.

May Shareholders Ask Questions at the Virtual
Annual Meeting?

Yes. We have designed the format of the virtual Annual Meeting to ensure that our shareholders are afforded the same rights and opportunities to participate as they would have at an in-person meeting. After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we will answer questions submitted during the meeting that are pertinent to the Company, as time permits, and in accordance with our Rules for Conduct of the Shareholder Meeting. During the Annual Meeting, you can view our Rules for Conduct of the Shareholder Meeting and submit any questions at virtualshareholdermeeting.com/GLW2024. Answers to any questions not addressed during the meeting will be posted on the investor page of our website following the meeting. Questions and answers will be grouped by topic, and substantially similar questions will be answered only once.

How Many Shares Must be Present to Hold the Meeting?

In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 5, 2024, the record date for the meeting, must be present in person (by logging in to our virtual annual meeting with your control number) or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you attend the virtual meeting by logging in with your control number or if you properly return a proxy by Internet, telephone or mail.

CORNING 2024 PROXY STATEMENT	101

Proposal 3 Frequently Asked Questions About the Meeting and Voting

What Is the Vote Required for Each Proposal?

	Affirmative Vote Required	Broker Discretionary Voting Allowed
Proposal 1: Election of each of the 14 director nominees	Majority of votes cast at the meeting in person or by proxy	No
Proposal 2: Advisory approval of our executive compensation (Say on Pay)	Majority of votes cast at the meeting in person or by proxy	No
Proposal 3: Ratification of the appointment of independent registered public accounting firm for fiscal year 2024	Majority of votes cast at the meeting in person or by proxy	Yes

With respect to Proposals 1, 2 and 3 you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN” from voting on any of these Proposals, the abstention will not constitute a vote cast.

How Will Voting on “Any Other Business” Be Conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

Who Pays for the Solicitation of Proxies?

Our Board of Directors is making this solicitation of proxies on behalf of the Company. The Company will pay the costs of the solicitation, including the costs for preparing, printing and mailing this proxy statement. We have hired Innisfree M&A Incorporated to assist us in soliciting proxies. It may do so by telephone, in person or by other electronic communications. We anticipate paying Innisfree a fee of $25,000 plus out-of-pocket expenses for these services. We also will reimburse brokers for their costs in sending proxies and proxy materials to our shareholders so that you may vote your shares. Our directors, officers and regular employees may supplement Innisfree’s proxy solicitation efforts by contacting you by telephone or electronic communication or in person. We will not pay directors, officers or other regular employees any additional compensation for their proxy solicitation efforts.

How Can I Find the Voting Results of the Annual Meeting?

After the Annual Meeting, we will include the voting results in a Form 8-K, which we will file with the SEC on or before May 8, 2024.

Shareholder Proposals and Director Nominations for the 2025 Annual Meeting

Under Rule 14a-8 of the Securities Exchange Act of 1934 (the Exchange Act), eligible shareholders may submit proposals for inclusion in the proxy statement for our 2025 Annual Meeting. Shareholder proposals must comply with the requirements established by the SEC and must be submitted in writing and received by our Corporate Secretary on or before the close of business on November 22, 2024 (for them to be considered for inclusion in the 2025 proxy statement).

Our by-laws permit a group of shareholders (up to 20) who have owned at least 3% of Corning’s common stock for at least 3 years to submit director nominees for the greater of two directors or the largest whole number that does not exceed 20% of our Board. These director nominees will be included in our proxy statement for the 2025 Annual Meeting if the shareholder(s)

102	CORNING 2024 PROXY STATEMENT

Proposal 3 Frequently Asked Questions About the Meeting and Voting

and the nominee(s) satisfy the requirements specified in our by-laws. Notices of director nominees submitted under these by-law provisions must be received no earlier than January 2, 2025 and no later than February 1, 2025.

If you would like to present a matter not included in our proxy statement for consideration at our 2025 Annual Meeting, including nominations for director candidates, you must send advance written notice to our Corporate Secretary no earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting (January 2, 2025) and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (February 1, 2025). Any matter or nomination must comply with our by-laws. Eligible shareholders who intend to solicit proxies for the 2025 Annual Meeting in support of director nominees other than the Company’s nominees under Rule 14a-19 of the Exchange Act must comply with the requirements of the Company’s by-laws and provide the notice required by, and in compliance with, Rule 14a-19 no later than March 3, 2025.

All proposals in this section should be addressed to Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831 and must be received by the applicable dates specified above.

Why Haven’t I Received a Printed Copy of the Proxy Statement or Annual Report?

We are furnishing proxy materials to you online, as permitted by SEC rules, to expedite your receipt of materials while lowering costs and reducing the environmental impact of printing and mailing full sets of annual meeting materials. If you received by mail a notice of the electronic availability of these materials, you will not receive a printed copy unless you specifically request it. Such notice contains instructions on how to request a paper copy of the materials.

Is the Proxy Statement Available on the Internet?

Yes. Most shareholders will receive the proxy statement and other annual meeting materials online. If you received a paper copy, you can also view these documents online by accessing our website at corning.com/2024-proxy. You can elect to receive future proxy statements and annual reports by Internet instead of receiving paper copies by mail by following the instructions for making such election when you electronically vote your shares.

Are You “Householding” for Shareholders Sharing the
Same Address?

Yes. The SEC’s rules regarding the delivery to shareholders of proxy statements, annual reports, prospectuses and information statements permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one proxy statement and 2023 Annual Report on Form 10-K to multiple registered shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other shareholder at your address an individual proxy voting card. If you would like to receive more than one copy of this proxy statement and annual report, we will promptly send you additional copies upon written or oral request directed to Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The same phone number and mailing address may be used to notify us that you wish to request delivery of a single copy of a proxy statement or Annual Report on Form 10-K if you are receiving multiple copies.

Code of Ethics

Our Board of Directors adopted (i) the Code of Conduct for Directors and Executive Officers, which supplement our Code of Conduct that governs all employees and directors and (ii) the Code of Ethics for the Chief Executive Officer and Financial Executives (Code of Ethics). These Codes have existed for over ten years. The Code of Ethics applies to our Chief Executive

CORNING 2024 PROXY STATEMENT	103

Proposal 3 Frequently Asked Questions About the Meeting and Voting

Officer, Chief Financial Officer, Controller and other financial executives. During 2023, no amendments to or waivers of the Code of Ethics provisions were made for any of our directors or executive officers. A copy of the Code of Ethics is available on our website at http://www.corning.com/worldwide/en/about-us/investor-relations/codes-of-conduct-ethics.html. We will disclose future amendments to, or waivers from, the Code of Ethics on our website within four business days following the date of such amendment or waiver.

Incorporation by Reference

The Compensation and Talent Management Committee Report on page 75 is not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Corning under the Securities Act or the Exchange Act, except to the extent that Corning specifically incorporates such information by reference. In addition, this proxy statement includes several website addresses. Website references throughout this document are provided for convenience only and are intended to provide inactive, textual references only. The content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.

Additional Information

This proxy statement, our 2023 Annual Report on Form 10-K, and all other filings with the SEC, each of the Board Committee Charters and the Corporate Governance Guidelines with Director Qualification Standards may be accessed via the Investor Relations page on Corning’s website at corning.com.

104	CORNING 2024 PROXY STATEMENT

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Year Ended December 31, 2023

(Amounts in millions, except per share amounts)

	Net Sales	Gross Margin	Net income attributable to Corning Incorporated	Per share
As reported - GAAP	$12,588	$3,931	$ 581	$0.68
Constant-currency adjustment(1)	992	744	550	0.64
Translation gain on Japanese yen-denominated debt(2)			(81)	(0.09)
Translated earnings contract gain(3)			(130)	(0.15)
Acquisition-related costs(4)			90	0.10
Discrete tax items and other tax-related adjustments(5)			34	0.04
Restructuring, impairment and other charges and credits(6)		283	378	0.44
Litigation, regulatory and other legal matters(7)		(5)	54	0.06
Pension mark-to-market adjustment(8)			12	0.01
Gain on investments(9)			(10)	(0.01)
Gain on sale of assets(10)		(20)	(15)	(0.02)
Core performance measures	$13,580	$4,933	$ 1,463	$1.70

See “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

CORNING 2024 PROXY STATEMENT	105

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Year Ended December 31, 2022

(Amounts in millions, except per share amounts)

	Net Sales	Gross Margin	Net income attributable to Corning Incorporated	Per share
As reported - GAAP	$14,189	$4,506	$ 1,316	$1.54
Constant-currency adjustment(1)	616	483	369	0.43
Translation gain on Japanese yen-denominated debt(2)			(146)	(0.17)
Translated earnings contract gain(3)			(267)	(0.31)
Acquisition-related costs(4)			109	0.13
Discrete tax items and other tax-related adjustments(5)			84	0.10
Restructuring, impairment and other charges and credits(6)		337	316	0.37
Litigation, regulatory and other legal matters(7)			77	0.09
Pension mark-to-market adjustment(8)		1	10	0.01
Gain on investments(9)			(8)	(0.01)
Gain on sale of business(11)			(41)	(0.05)
Contingent Consideration(12)			(25)	(0.03)
Core performance measures	$14,805	$5,327	$ 1,794	$2.09

See “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

106	CORNING 2024 PROXY STATEMENT

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Year Ended December 31, 2021

(Amounts in millions, except per share amounts)

	Net Sales	Gross Margin	Net income attributable to Corning Incorporated	Per share
As reported - GAAP	$14,082	$5,063	$ 1,906	$1.28
Preferred stock redemption(a)				0.90
Subtotal	14,082	5,063	1,906	2.18

Constant-currency adjustment(1)	38	81	76	0.09
Translation gain on Japanese yen-denominated debt(2)			(138)	(0.16)
Translated earnings contract gain(3)			(273)	(0.32)
Acquisition-related costs(4)		18	123	0.15
Discrete tax items and other tax-related adjustments(5)			(24)	(0.03)
Restructuring, impairment and other charges and credits(6)		80	78	0.09
Litigation, regulatory and other legal matters(7)			27	0.03
Pension mark-to-market adjustment(8)			25	0.03
Loss on investment(9)			17	0.02
Gain on sale of business(11)			(46)	(0.05)
Preferred stock conversion(13)			17	0.02
Bond redemption loss(14)			23	0.03
Core performance measures	$14,120	$5,242	$ 1,811	$2.07
(a)	Pursuant to the Share Repurchase Agreement, the Preferred Stock was converted into 115 million Common Shares. Corning immediately repurchased 35 million of the converted Common Shares and excluded them from the weighted-average common shares outstanding for the calculation of the Company’s basic and diluted earnings per share. The redemption of these Common Shares resulted in an $803 million reduction of retained earnings which reduced the net income available to common shareholders

See “Items Adjusted from GAAP Measures” for the descriptions of the footnoted reconciling items.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP MEASURES

Year Ended December 31, 2023 and 2022

(Unaudited; amounts in millions)

	Year ended December 31,
	2023	2022
Cash flows from operating activities	$ 2,005	$ 2,615
Realized gains on translated earnings contracts	326	300
Translation losses on cash balances	(61)	(68)
Adjusted cash flows from operating activities	$ 2,270	$ 2,847
Less: Capital Expenditures	$ 1,390	$ 1,604
Adjusted free cash flow	$ 880	$ 1,243

CORNING 2024 PROXY STATEMENT	107

Appendix A

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, we adjust certain measures included in our consolidated financial statements to exclude specific items to arrive at our core performance measures. These items include the impact of translating the Japanese yen-denominated debt, the impact of the translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment and other charges and credits, certain litigation, regulatory and other legal matters, pension mark-to-market adjustments and other items which do not reflect the ongoing operating results of the Company.

In addition, because a significant portion of our revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. Therefore, management utilizes constant-currency reporting for the Display Technologies, Specialty Materials, Environmental Technologies and Life Sciences segments to exclude the impact from the Japanese yen, South Korean won, Chinese yuan, New Taiwan dollar and euro, as applicable to the segment. The most significant constant-currency adjustment relates to the Japanese yen exposure within the Display Technologies segment. The constant-currency rates established for our core performance measures are internally derived long-term management estimates, which are closely aligned with our hedging instrument rates. These hedging instruments may include, but are not limited to, foreign exchange forward or option contracts and foreign-denominated debt. For details of the rates used, please see the footnotes to the “Reconciliation of Non-GAAP Measures” section.

We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuations, analyze underlying trends in the businesses and establish operational goals and forecasts.

Core performance measures are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We provide investors with these non-GAAP measures to evaluate our results as we believe they are indicative of our core operating performance and provide greater transparency to how management evaluates our results and trends and makes financial and operational decisions. These measures are not, and should not be viewed as a substitute for, GAAP reporting measures. With respect to the outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because management does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of management’s control. As a result, management is unable to provide outlook information on a GAAP basis.

For a reconciliation of non-GAAP performance measures to their most directly comparable GAAP financial measure, please see “Reconciliation of Non-GAAP Measures.”

108	CORNING 2024 PROXY STATEMENT

Appendix A

ITEMS ADJUSTED FROM GAAP MEASURES

Items adjusted from GAAP measures to arrive at core performance measures are as follows:

(1)	Constant-currency adjustment: As a significant portion of revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on sales and net income of translating these currencies into U.S. dollars. The Company utilizes constant-currency reporting for Display Technologies, Specialty Materials, Environmental Technologies and Life Sciences segments for the Japanese yen, Korean won, Chinese yuan, New Taiwan dollar and euro, as applicable to the segment. The constant-currency rates established for our core performance measures are internally derived long-term management estimates, which are closely aligned with our hedging instrument rates. These hedging instruments may include, but are not limited to, foreign exchange forward or option contracts and foreign-denominated debt. For the year ended December 31, 2023, the adjustment primarily relates to our Japanese yen exposure due to the difference in the average spot rate compared to our core rate.

We believe that the use of constant-currency reporting allows management to understand our results without the volatility of currency fluctuation, analyze underlying trends in the businesses and establish operational goals and forecasts.

Constant-currency rates are as follows and are applied to all periods presented and to all foreign exchange exposures during the period, even though we may be less than 100% hedged:

Currency	Japanese yen	Korean won	Chinese yuan	New Taiwan dollar	Euro
Rate	¥107	₩1,175	¥6.7	NT$31	€.81
(2)	Translation of Japanese yen-denominated debt: Amount reflects the gain or loss on the translation of our yen-denominated debt to U.S. dollars.
(3)	Translated earnings contract: Amount reflects the impact of the realized and unrealized gains and losses from the Japanese yen, South Korean won, Chinese yuan, euro and New Taiwan dollar-denominated foreign currency hedges related to translated earnings, as well as the unrealized gains and losses of our British pound-denominated foreign currency hedges related to translated earnings.
(4)	Acquisition-related costs: Amount reflects intangible amortization, inventory valuation adjustments and external acquisition-related deal costs, as well as other transaction related costs.
(5)	Discrete tax items and other tax-related adjustments: Amount reflects certain discrete period tax items such as changes in tax law, the impact of tax audits, changes in tax reserves and changes in deferred tax asset valuation allowances, as well as other tax-related adjustments.
(6)	Restructuring, impairment and other charges and credits: Amount reflects certain restructuring, impairment losses and other charges and credits, as well as other expenses, including severance, accelerated depreciation, asset write-offs and facility repairs resulting from power outages, which are not related to ongoing operations. The activity during 2023 primarily relates to asset write-offs associated with the exit of certain facilities and product lines and severance charges across all segments. The activity in 2022 primarily relates to capacity optimization for Display Technologies, Specialty Materials and an emerging growth business and severance charges across all segments. The activity in 2021 primarily relates to asset write-offs and charges for facility repairs resulting from the impact of power outages.
(7)	Litigation, regulatory and other legal matters: Amount reflects developments in commercial litigation, intellectual property disputes, adjustments to our estimated liability for environmental-related items and other legal matters.
(8)	Pension mark-to-market adjustment: Amount primarily reflects defined benefit pension mark-to-market gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.
(9)	Gain (loss) on investments: Amount reflects the gain or loss recognized on investment due to mark-to-market adjustments for the change in fair value or the disposition of the investment.
(10)	Gain on sale of assets: Amount represents the gain recognized for the sale of assets.
(11)	Gain on sale of business: Amount reflects the gain recognized for the sale of a business.
(12)	Contingent consideration: Amount reflects the fair value mark-to-market cost adjustment of contingent consideration.
(13)	Preferred stock conversion: Amount reflects the put option from the Share Repurchase Agreement with Samsung Display Co., Ltd.
(14)	Bond redemption loss: Amount reflects premiums on redemption of debentures.
CORNING 2024 PROXY STATEMENT	109

CORNING

Corning Incorporated

One Riverfront Plaza

Corning, NY 14831-0001

U.S.A.

www.corning.com

© 2024 Corning Incorporated. All Rights Reserved.

CORNING

CORNING INCORPORATED
ATTN: LINDA E. JOLLY
ONE RIVERFRONT PLAZA, HQ E2-10
CORNING, NY 14831

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 1, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 26, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GLW2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 1, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 26, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V34371-P01622-Z86561

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CORNING INCORPORATED

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Leslie A. Brun	☐	☐	☐
1b. Stephanie A. Burns	☐	☐	☐
1c. Pamela J. Craig	☐	☐	☐
1d. Robert F. Cummings, Jr.	☐	☐	☐
1e. Roger W. Ferguson, Jr.	☐	☐	☐
1f. Thomas D. French	☐	☐	☐
1g. Deborah A. Henretta	☐	☐	☐
1h. Daniel P. Huttenlocher	☐	☐	☐
1i. Kurt M. Landgraf	☐	☐	☐
1j. Kevin J. Martin	☐	☐	☐
1k. Deborah D. Rieman	☐	☐	☐

	For	Against	Abstain
1l. Hansel E. Tookes II	☐	☐	☐
1m. Wendell P. Weeks	☐	☐	☐
1n. Mark S. Wrighton	☐	☐	☐
2. Advisory approval of our executive compensation (Say on Pay).	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

NOTE: Please sign EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

V34372-P01622-Z86561

Proxy — Corning Incorporated

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2024 MEETING OF SHAREHOLDERS

MAY 2, 2024

The undersigned hereby appoints Lewis A. Steverson and Wendell P. Weeks and each of them, proxies with full power of substitution, to vote as designated on the reverse side, on behalf of the undersigned all shares of stock which the undersigned may be entitled to vote at the Meeting of Shareholders of Corning Incorporated on May 2, 2024, and any adjournments thereof, with all powers that the undersigned would possess if personally present. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

If you are a current or former employee of Corning Incorporated and own shares of Corning common stock through a Corning Incorporated benefit plan, share ownership as of March 5, 2024 is shown on this proxy card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote shares as described in the proxy statement.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERRED TO ON THE REVERSE SIDE HEREOF.